Exhibit 4.1

EXECUTION VERSION

CLARIVATE SCIENCE HOLDINGS CORPORATION

as Issuer

and the Guarantors from time to time party hereto

3.875% Senior Secured Notes due 2028

INDENTURE

Dated as of June 24, 2021

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and as Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

ARTICLE 2

THE SECURITIES

ARTICLE 3

REDEMPTION

-ii-

ARTICLE 4

COVENANTS

ARTICLE 5

SUCCESSOR COMPANY

SECTION 5.01.	Merger, Consolidation or Sale of All or Substantially All Assets	100

ARTICLE 6

DEFAULTS AND REMEDIES

ARTICLE 7

TRUSTEE

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

ARTICLE 10

COLLATERAL

ARTICLE 11

GUARANTEES

ARTICLE 12

MISCELLANEOUS

Appendix A	—	Provisions Relating to Original Securities and Additional Securities

EXHIBIT INDEX

Exhibit A	—	Form of Security
Exhibit B	—	Form of Transferee Letter of Representation
Exhibit C	—	Form of Supplemental Indenture

INDENTURE dated as of June 24, 2021 among Clarivate Science Holdings Corporation., a Delaware corporation (the “Issuer”), the Guarantors from time to time party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of (a) $1,000,000,000 aggregate principal amount of the Issuer’s 3.875% Senior Secured Notes due 2028 issued on the date hereof (the “Original Securities”) and (b) any Additional Securities that may be issued after the date hereof in the form of Exhibit A (all such securities in clauses (a) and (b) being referred to collectively as the “Securities”). Subject to the conditions and compliance with the covenants set forth herein, the Issuer may issue an unlimited aggregate principal amount of Additional Securities.

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01.         Definitions.

“Acceptable Intercreditor Agreement” means (a) the First Lien Intercreditor Agreement, (b) an intercreditor or subordination agreement or arrangement the terms of which are consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto (a “Market Intercreditor Agreement”) and (c) in the case of the First Lien Intercreditor Agreement or in the event a Market Intercreditor Agreement has been entered into after the Completion Date, an intercreditor or subordination agreement or arrangement the terms of which are, taken as a whole, not materially less favorable to the Holders of the Securities than the terms of the First Lien Intercreditor Agreement or such Market Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (b) or (c) as determined by UK Holdco in good faith.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Securities” means Securities issued from time to time under this Indenture subsequent to the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Security on any applicable redemption date, the greater of

(1)	1.0% of the then outstanding principal amount of the Security; and

(2)	the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the Securities at June 30, 2024 (the redemption price being set forth in Paragraph 5 of the Form of Security set forth in Exhibit A hereto) plus (ii) all required interest payments due on such Security through June 30, 2024 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

(b)	the then outstanding principal amount of the Security.

The Issuer shall calculate or cause the calculation of the Applicable Premium, and the Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Security Jurisdiction” means, with respect to the Issuer or any Guarantor organized under the laws of a Security Jurisdiction, each of (a) such Security Jurisdiction and (b) solely with respect to Equity Interests owned by the Issuer or such Guarantor, each other Security Jurisdiction in which any direct Subsidiary of the Issuer or such Guarantor that is a Guarantor is organized (it being understood that each Security Jurisdiction and its political subdivisions shall constitute a single Security Jurisdiction for purposes hereof)

“Asset Sale” means:

(1)            the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of UK Holdco or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2)            the issuance or sale of Equity Interests of any Restricted Subsidiary (other than (i) directors’ qualifying shares or shares or interests required to be held by non-U.S. nationals or other third parties to the extent required by applicable law or (ii) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 4.03), other than by any Restricted Subsidiary to UK Holdco or another Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:

(a)            a sale, exchange, transfer or other disposition of cash, Cash Equivalents or Investment Grade Securities or uneconomical, obsolete, damaged, unnecessary, surplus, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b)            the sale, conveyance, transfer or other disposition of all or substantially all of the assets of UK Holdco (on a consolidated basis) in a manner permitted under Section 5.01 or any sale, conveyance, transfer or other disposition that constitutes a Change of Control;

(c)            any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 4.04;

(d)           dispositions of assets or sales or issuances of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of (i) less than the greater of $50.0 million and 5% of LTM EBITDA in any single transaction or series of related transactions or (ii) less than the greater of $175.0 million and 16% of LTM EBITDA in the aggregate for all such other dispositions or issuances pursuant to this clause (ii) (and not excluded pursuant to another clause of this definition) in any fiscal year, which amounts in the case of this clause (ii) if not used in any fiscal year may be carried forward to the next subsequent fiscal year;

(e)            any transfer or disposition of property or assets by a Restricted Subsidiary to UK Holdco or by UK Holdco or a Restricted Subsidiary to a Restricted Subsidiary;

(f)            sales of assets received by UK Holdco or any Restricted Subsidiary upon the foreclosure on a Lien;

(g)            any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)           the unwinding of any Hedging Obligations;

(i)            the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable into a notes receivable;

(j)             the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(k)            a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l)             a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m)           any financing transaction with respect to property built or acquired by UK Holdco or any Restricted Subsidiary, including Sale/Leaseback Transactions permitted by this Indenture;

(n)            any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of UK Holdco and its Restricted Subsidiaries as a whole, as determined in good faith by UK Holdco, which in the event of an exchange of assets with a Fair Market Value in excess of (1) the greater of $50.0 million and 7% of LTM EBITDA shall be evidenced by an Officer’s Certificate, and (2) the greater of $100.0 million and 10% of LTM EBITDA shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of UK Holdco;

(o)            the grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how and any other intellectual property;

(p)            any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Indenture or the Notes Documents;

(q)            the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(r)             foreclosures, condemnations or any similar action on assets;

(s)            the sale (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business;

(t)            sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(u)            transfers of property pursuant to a Recovery Event;

(v)            the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the good faith determination of UK Holdco are no longer commercially reasonable to maintain or are not material to the conduct of the business of UK Holdco and its Restricted Subsidiaries taken as a whole; and

(w)           sales, transfers and other dispositions of assets that do not constitute Collateral having a Fair Market Value of not more than, in any fiscal year, the greater of $75.0 million and 8% of LTM EBITDA, which amounts if not used in any fiscal year may be carried forward to subsequent fiscal years (until so applied);

provided that, in each case of clauses (a) to (w) above, if any asset subject to a disposal or transfer to the Issuer or any Guarantor is subject to a Lien created by any Security Document at the time of such disposal or transfer to the Issuer or any Guarantor, it shall be disposed of or transferred on the basis that it shall remain subject to, or otherwise become subject to equivalent, Liens under a Security Document immediately following such disposal (subject to the Guaranty and Security Principles).

“Bank Products” means any facilities or services related to Cash Management Services.

“Board of Directors” means as to any Person, the board of directors or managers, sole member, managing member or other governing body of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)            in the case of a corporation or a company, corporate stock or share capital;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of UK Holdco or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)            U.S. dollars, Canadian dollars, pounds sterling, Euros, the national currency of any member state of the European Union and local currencies held by UK Holdco and its Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such jurisdiction;

(2)            securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, any country that is a member of the European Union, Switzerland or the United Kingdom or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)            certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of U.S. banks and $100.0 million (or the foreign currency equivalent thereof) in the case of non-U.S. banks, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)            repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)            commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least “P-1/A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)            readily marketable direct obligations issued by any state or commonwealth of the United States of America, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or any political subdivision of the foregoing having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)            Indebtedness or Preferred Stock issued by Persons (other than the Investors or any of their respective Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8)            investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)            instruments equivalent to those referred to in clauses (1) through (7) above denominated in Euro or pound sterling or any other non-U.S. currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, netting, cash pooling, automated payment, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships and merchant services.

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code that is a direct or indirect Subsidiary of a Subsidiary of UK Holdco organized under the laws of the United States, any state within the United States or the District of Columbia that is a “United States person” within the meaning of Section 957(c) of the Code.

“Change of Control” means the occurrence of any of the following events after the Issue Date:

(i)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of UK Holdco and its Restricted Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders;

(ii)           the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of UK Holdco or any direct or indirect parent of UK Holdco that holds directly or indirectly an amount of Voting Stock of UK Holdco such that UK Holdco is a Subsidiary of such holding company; or

(iii)          UK Holdco shall fail to beneficially own, directly or indirectly, Capital Stock of the Issuer representing 100% of the total voting power represented by the issued and outstanding Capital Stock of the Issuer.

Notwithstanding the foregoing, no Specified Merger/Transfer Transaction or Specified Parent Guarantor Merger/Transfer Transaction shall constitute a Change of Control.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given such term in the Notes Security Agreement.

“Collateral Agent” means the party named as such in the Preamble to this Indenture, or such successor agent or trustee as is designated as the “Collateral Agent” for the Securities under the Security Documents.

“Completion Date” means the Issue Date or, if the Escrow Release Conditions have not been satisfied on or prior to the Issue Date, the Escrow Release Date.

“Consolidated First Lien Debt Ratio” as of any date of determination means the ratio of (1) Consolidated First Lien Indebtedness as of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) LTM EBITDA, in each case, calculated on a Pro Forma Basis (except that, for purposes of determining the amount of Consolidated First Lien Indebtedness pursuant to clause (1) of this definition, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (26)(y) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition (other than Liens Incurred under clause (26)(y) thereof related to Indebtedness Incurred under Section 4.03(b)(i)(2) hereof), any calculation of Consolidated First Lien Indebtedness for purposes of clause (1) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition).

“Consolidated First Lien Indebtedness” means, as of any date of determination, the sum of (x) the aggregate principal amount of Consolidated Total Indebtedness plus (y) the Reserved Indebtedness Amount, in each case that is secured by a Lien on any Collateral ranking pari passu with the Liens securing the Securities; provided that “Consolidated First Lien Indebtedness” shall be calculated, without duplication, after netting the Netted Amounts from the amount of Consolidated First Lien Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)            consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and any payment obligation in respect of any Hedging Obligation or other derivative instrument other than any interest rate Hedging Obligation or interest rate derivative instrument with respect to Indebtedness), (d) the interest component of Capitalized Lease Obligations, and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted hereunder, (r) interest expense with respect to Indebtedness of any Parent Holding Company appearing on the balance sheet solely by reason of push-down accounting under GAAP, (s) fees and expenses associated with any Asset Sales, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization or purchase accounting in connection with the Transactions or any acquisition, (u) any “additional interest” or “penalty interest” with respect to any securities, taxes or failure to comply with registration rights obligations, (v) any accretion or accrued interest of discounted liabilities, (w) amortization of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, cost of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing and (z) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness); plus

(2)            consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)            interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

Notwithstanding the foregoing, any additional changes arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income” means, with respect to UK Holdco and its Restricted Subsidiaries for any period, the aggregate of the Net Income of UK Holdco and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1)            any after-Tax effect of (i) extraordinary, one-time, infrequent, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions), in each case as determined by UK Holdco in good faith and (ii) restructuring charges (including tax restructuring charges), charges attributable to operating expense reductions and/or synergies and/or similar initiatives and/or programs, accruals or reserves and business optimization expense, including any such costs Incurred in connection with acquisitions after the Existing Notes Issue Date (including entry into new market/channels and new service or product offerings) and costs related to the closure, reconfiguration and/or consolidation of facilities and costs to relocate employees, facilities opening costs, integration, transition and transaction costs, retention charges, severance, relocation costs, contract termination costs, recruiting and signing, retention or completion bonuses and expenses, one time compensation charges, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees, expenses attributable to the implementation of costs savings initiatives, cost rationalization programs and other new initiatives, costs associated with tax projects/audits, payments and curtailments or modifications to pension and post-retirement employee benefit plans, costs relating to rights fee arrangements and early terminations thereof, costs relating to strategic initiatives, costs attributable to new contracts or projects, costs of software, new systems, intellectual property, information technology or accounting developments or improvements, costs relating to project startups or new operations and corporate development costs and costs consisting of professional consulting or other fees relating to any of the foregoing, in each case shall be excluded;

(2)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded (except that, if UK Holdco determines in good faith that the cumulative effects thereof are not material to the interests of Holders of the Securities, the effects of any change in any such principles or policies may be included in any subsequent period after the fiscal quarter in which such change, adoption or modification was made);

(3)            any net after-Tax effect of income or loss from disposed, abandoned or discontinued assets, properties or operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued assets, properties or operations shall be excluded, in each case excluding, at the option of UK Holdco, assets, properties and operations pending disposal, abandonment, transfer, closure or discontinuation, as applicable, in each case so long as such assets, properties or operations are classified as discontinued under GAAP;

(4)            any net after-Tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person, or of returned or surplus assets, other than in the ordinary course of business, as determined in good faith by UK Holdco, shall be excluded;

(5)            the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that the Consolidated Net Income of UK Holdco shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)            solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than the Issuer or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of UK Holdco will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to UK Holdco or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)            effects of adjustments (including the effects of such adjustments pushed down to UK Holdco and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements (including, but not limited to, any step-ups with respect to re-valuing assets and liabilities) pursuant to GAAP and related authoritative pronouncements resulting from the application in accordance with GAAP of purchase accounting in relation to any investment, acquisition, merger or consolidation (or reorganization or restructuring) that is consummated after the Existing Notes Issue Date or the depreciation, amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8)            any net after-Tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9)            any impairment charge or expense, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)          any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of UK Holdco or any of its direct or indirect parent companies, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded; provided, that any subsequent settlement in cash shall reduce Consolidated Net Income for the period in which such payment occurs;

(11)          any fees and expenses or other charges (including any make-whole premium or penalties) Incurred during such period, or any amortization thereof for such period, in connection with the Transactions, any acquisition, Investment, recapitalization, disposition, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, (i) including any such transactions consummated prior to the Completion Date, (ii) whether or not such transaction is undertaken but not completed, (iii) if unsuccessful, whether or not such transaction is permitted by this Indenture (if such transaction would have been permitted if successful) and (iv) including any such transaction incurred by any direct or indirect parent company of UK Holdco) and any charges or non-recurring merger costs Incurred during such period as a result of any such transaction shall be excluded;

(12)          accruals and reserves that are established and not reversed within 12 months after the Existing Notes Issue Date or the Completion Date, as applicable, that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(13)          [reserved];

(14)          any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(15)          non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(16)          any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before, the earlier of the maturity date of the Securities and the date on which all the Securities cease to be outstanding, shall be excluded;

(17)          the net after-Tax effect of carve-out related items (including, without limitation, elimination of duplicative costs (including with respect to transaction services agreements) and costs and expenses related to information and technology systems establishment or modification), in each case in connection with acquisitions and Investments permitted under this Indenture, shall be excluded;

(18)          the following items shall be excluded:

(a)            any net unrealized gain or loss (after any offset) resulting in such period from (i) Hedging Obligations, (ii) the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and/or (iii) any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedging Obligations; and

(b)            any net foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of UK Holdco and its Restricted Subsidiaries (in each case, including currency re-measurements of Indebtedness, any net loss or gain resulting from hedge arrangements for currency exchange or any other currency related risk and any translation of assets and liabilities denominated in a foreign currency); and

(19)          any fee, loss, charge, expense, cost, accrual or reserve associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order shall be excluded.

Solely for purposes of calculating EBITDA, the Net Income of UK Holdco and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent (without duplication) of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, to the extent not already accounted for in the Consolidated Net Income of UK Holdco and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which UK Holdco has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses and charges that are covered by indemnification, insurance or other reimbursement provisions in connection with any acquisition, similar Investment permitted under this Indenture, Recovery Event or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.04 only (other than Sections 4.04(a)(3)(E) and(F)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by UK Holdco and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from UK Holdco and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by UK Holdco or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case, only to the extent such amounts increase the amount of Restricted Payments permitted under Sections 4.04(a)(3)(E) and (F).

“Consolidated Non-cash Charges” means, with respect to UK Holdco and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of UK Holdco’s or any Restricted Subsidiary’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and other non-cash expenses of UK Holdco and its Restricted Subsidiaries reducing Consolidated Net Income of UK Holdco and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Secured Indebtedness as of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) LTM EBITDA, in each case, calculated on a Pro Forma Basis (except that, for purposes of determining the amount of Consolidated Secured Indebtedness pursuant to clause (1) of this definition, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (26)(y) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition (other than Liens Incurred under clause (26)(y) thereof related to Indebtedness Incurred under Section 4.03(b)(i)(2) hereof), any calculation of Consolidated Secured Indebtedness for purposes of clause (1) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition).

“Consolidated Secured Indebtedness” means, as of any date of determination, the sum of (x) the aggregate principal amount of Consolidated Total Indebtedness plus (y) the Reserved Indebtedness Amount, in each case that is secured by a Lien on any Collateral; provided that “Consolidated Secured Indebtedness” shall be calculated, without duplication, after netting the Netted Amounts from the amount of Consolidated Secured Indebtedness.

“Consolidated Total Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness (plus, solely for purposes of calculating compliance with the test set forth in Section 4.03(a), the Reserved Indebtedness Amount) as of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) LTM EBITDA, in each case, calculated on a Pro Forma Basis.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of UK Holdco and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments (and excluding, for the avoidance of doubt, (i) Hedging Obligations, (ii) Indebtedness in respect of any Qualified Receivables Financing permitted under this Indenture, (iii) any Obligations that are non-recourse to UK Holdco and its Restricted Subsidiaries and (iv) Obligations in respect of letters of credit or bankers’ acceptances, except to the extent of unreimbursed amounts thereunder); provided, that the amount of revolving Indebtedness under any revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period; provided, further, that “Consolidated Total Indebtedness”, “Consolidated First Lien Indebtedness” and “Consolidated Secured Indebtedness” shall in each case (but without duplication) be calculated for all purposes hereunder (i) net of the Unrestricted Cash Amount and (ii) to exclude any Obligation, liability or Indebtedness to the extent that, upon or prior to the maturity thereof (including at the time of issuance of any Indebtedness or other Obligations subject to escrow), the applicable Person has deposited with a proper Person in trust or escrow funds (or evidences of Indebtedness) for the payment, redemption or satisfaction of such Obligation, liability or Indebtedness, and thereafter such funds and evidences of such Obligation, liability or Indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount (clauses (i) and (ii), the “Netted Amounts”).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)            to advance or supply funds:

(A)            for the purchase or payment of any such primary obligation; or

(B)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness, Preferred Stock or Disqualified Stock of UK Holdco or any Restricted Subsidiary in an aggregate principal amount not greater than 100% of the aggregate amount of contributions (including the proceeds of any sale of Capital Stock other than Disqualified Stock) in the form of cash, and the Fair Market Value of contributions of Cash Equivalents, marketable securities or other property (in each case other than Excluded Contributions, any contributions received in connection with the exercise of any cure right or any such cash contributions that have been used to make a Restricted Payment), made to the equity capital of UK Holdco or any Restricted Subsidiary (other than from UK Holdco or a Restricted Subsidiary) after the Existing Notes Issue Date.

“Credit Agreement” means (1) that certain Credit Agreement entered into on October 31, 2019 by the Lux Issuer, the Delaware Borrower and certain other entities, as borrowers, and Holdings, UK Holdco and certain Subsidiaries of UK Holdco, as guarantors, the financial institutions named therein and Bank of America, N.A., as administrative agent, including any related notes, mortgages, guarantees, security documents, instruments and agreements executed in connection therewith, and in each case, as amended on February 28, 2020 and October 1, 2020 and as otherwise amended, supplemented, modified, extended, replaced, renewed, restated, refunded, restructured, increased or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility, agreement, indenture or debt facility that increases the amount borrowable or issuable thereunder or alters the maturity thereof or adds entities as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise, and (2) whether or not the Credit Agreement referred to in clause (1) remains outstanding, if designated by the Issuer to be included in the definition of Credit Agreement, one or more additional Debt Facilities.

“Credit Agreement Collateral Agent” means the administrative agent or other applicable collateral agent in respect of the Credit Agreement, which on the Issue Date shall be Bank of America, N.A.

“Debt Facilities” means one or more credit facilities, debt facilities, loan agreements, indentures, financing trust deeds, commercial paper facilities, note purchase agreements or other financing arrangements (including, without limitation, any Credit Agreement), in each case with banks, lenders, purchasers, funds, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, capital market financings, receivable financings, capital leases, letters of credit or other borrowings or other extensions of credit, including any related notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings, restructurings, increases or refinancings thereof in whole or in part from time to time, including any replacement, refunding or refinancing facility, agreement or indenture that increases the amount borrowable or issuable thereunder or alters the maturity thereof or adds entities as additional borrowers, issuers or guarantors thereunder or otherwise alters the terms and conditions thereof and whether by the same or any other agent, lender, group of lenders or otherwise.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Delaware Borrower” means Camelot U.S. Acquisition 1 Co., a Delaware corporation.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Securities (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of the Securities or the creditworthiness of the Issuer or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by UK Holdco or any one of the Restricted Subsidiaries of UK Holdco in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to UK Holdco or any of the Restricted Subsidiaries or an employee stock ownership plan or trust established by UK Holdco or any of the Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.04(a)(3).

“Discharge” means, with respect to any Obligations, the payment in full and discharge of all such Obligations and the termination of any commitments or other obligations to extend additional credit. The term “Discharged” shall have a corresponding meaning.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1)            matures or is mandatorily redeemable (other than as a result of a change of control, asset sale or casualty event), pursuant to a sinking fund obligation or otherwise,

(2)            is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)            is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Securities (other than as a result of a change of control, asset sale or casualty event); provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of UK Holdco or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by UK Holdco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of UK Holdco, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which UK Holdco or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of UK Holdco (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by UK Holdco or its Subsidiaries; and provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“EBITDA” means, with respect to UK Holdco and its Restricted Subsidiaries for any period, the Consolidated Net Income of UK Holdco and its Restricted Subsidiaries for such period:

(1)            increased (without duplication) by:

(a) provision for Taxes based on income or profits or capital, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and payroll taxes related to stock compensation costs, including (i) an amount equal to the amount of Tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 4.04(b)(xii), which shall be included as though such amounts had been paid as income Taxes directly by such Person and (ii) penalties and interest related to such taxes or arising from any tax examinations; plus

(b) consolidated Fixed Charges of UK Holdco and its Restricted Subsidiaries for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(q) through (z) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)             Consolidated Non-cash Charges of UK Holdco and its Restricted Subsidiaries for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d)             [reserved]; plus

(e)             [reserved]; plus

(f)              any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)             the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of UK Holdco deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)             [reserved]; plus

(i)              pro forma adjustments, including the “run rate” cost savings, operating expense reductions, operational improvements, restructuring charges and expenses and synergies (“Expected Cost Savings”) that are expected (in good faith) to be realized as a result of actions taken or with respect to which substantial steps are expected to be taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring or other transaction or the implementation of a cost savings or other similar initiative (any such event or initiative, a “Cost Saving Initiative”), as applicable (calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of such period as if such Expected Cost Savings were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps with respect thereto are expected in the good faith determination of UK Holdco to be taken within 24 months after the consummation of the applicable Cost Saving Initiative, which is expected to result in Expected Cost Savings and (B) no Expected Cost Savings shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to, but without duplication for, pro forma adjustments made pursuant to the definition of “Pro Forma Basis”); plus

(j)              [reserved]; plus

(k)             the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary or otherwise in connection with a Receivables Financing, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(l)              [reserved]; plus

(m)            [reserved]; plus

(n)             the Tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4) and (8) of the definition thereof; plus

(o)             to the extent not already otherwise included herein, adjustments and add-backs made in calculating “Standalone Adjusted EBITDA” for the twelve months ended March 31, 2021 included in the Offering Memorandum; plus

(p)             earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments incurred in connection with any acquisition or other Investment permitted under this Indenture and paid or accrued during such period; plus

(q)             [reserved]; plus

(r)             “run rate” pro forma adjustments, from the first day of the applicable period, for the aggregate amount of Consolidated Net Income projected by UK Holdco in good faith to result from binding contracts entered into; provided that the aggregate amount of addbacks made pursuant to this clause (r) shall not exceed an amount equal to 10% of LTM EBITDA (after giving effect to such addbacks) as of any date of determination; plus

(s)             any other adjustments, exclusions and add-backs that are consistent with Regulation S-X of the Securities Act;

(2)             decreased by (without duplication) non-cash gains increasing Consolidated Net Income of UK Holdco and its Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3)             increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees) and/or Accounting Standards Codification Topic 810.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Completion Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)             public offerings with respect to such Person’s common stock registered on Form S-8;

(2)             issuance to any Restricted Subsidiary; and

(3)             any such public or private sale that constitutes an Excluded Contribution.

“Escrow Release Conditions” means each of the following conditions:

(i)              the funds held in the Escrow Account have been used to finance the ProQuest Acquisition;

(ii)             the ProQuest Acquisition has been consummated substantially concurrently with the release of the funds from the Escrow Account;

(iii)            UK Holdco has designated (or has caused to be designated) the Issuer as a “Restricted Subsidiary” (x) under the Credit Agreement, and has caused the Issuer to execute a joinder to the guarantee in respect thereof, and (y) under the Existing Notes Indenture, and has caused the Issuer to execute a supplemental indenture thereto, in each case, evidencing that the Issuer has become a guarantor of the Obligations thereunder in accordance with the terms thereof; and

(iv)             Holdings, UK Holdco and each of UK Holdco’s Restricted Subsidiaries that guarantees or Incurs Obligations under the Credit Agreement immediately prior to the Escrow Release Date (including the Lux Issuer) has executed a supplemental indenture to this Indenture and thereby become a Guarantor of the Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means, with respect to the Issuer or any Guarantor (as it relates to clauses (ii), (iii) and (ix) below, to the extent the UCC or the laws of the United States are applicable to the relevant asset) and except in the case of the Escrow Account to the extent set forth in the Escrow Agreement:

(i)              fee owned real property and all leasehold property (and, for the avoidance of doubt, in no event shall landlord lien waivers, estoppels and collateral access letters be required to be delivered with respect to any such leasehold property),

(ii)             any vehicles and other assets subject to certificates of title (other than to the extent perfection of the security interest in such assets is accomplished solely by the filing of a UCC financing statement),

(iii)            chattel paper, letter of credit rights and tort claims (other than to the extent perfection of the security interest therein is accomplished solely by the filing of a UCC financing statement),

(iv)            any assets the granting of a security interest in which (1) is prohibited or restricted by law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), (2) requires government or third-party consents that have not been obtained or would violate the terms of any contract or trigger termination pursuant to a “change of control” provision; provided that such contracts were not entered into in contemplation of the release of Collateral or the creation of an Excluded Asset (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the granting or assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding any applicable prohibition); provided, further that there shall be no requirement to use efforts to procure the relevant consents or (3) could reasonably be expected to result in material adverse accounting, regulatory or Tax consequences as determined by UK Holdco in good faith,

(v)             (A) any margin stock and (B) Equity Interests in an Excluded Subsidiary (other than a CFC or a FSHCO),

(vi)            any assets where the cost, burden or difficulty of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Holders of the Securities afforded thereby (as reasonably determined by the Issuer),

(vii)           any governmental or regulatory licenses or state or local franchises, charters, consents, permits and authorizations, to the extent a security interest in any such license, franchise, charter, consent, permit or authorization is prohibited or restricted thereby,

(viii)          any general intangible, lease, license, agreement or similar arrangement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such general intangible, lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Issuer or any Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition,

(ix)             any cash and Cash Equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement), deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than in respect of certificated equity interests in the Issuer, the Guarantors and material wholly-owned Restricted Subsidiaries thereof required to be pledged pursuant to the Security Documents),

(x)              any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application, or any registration issuing therefrom, under applicable federal law,

(xi)            any assets of any Excluded Subsidiary,

(xii)          any property subject to a capital lease, purchase money security interest or, in the case of property of the Issuer or any Guarantor acquired after the Issue Date, pre-existing secured indebtedness not Incurred in anticipation of the acquisition by the Issuer or such Guarantor, as applicable, to the extent that the granting of a security interest in such property would be prohibited under the terms of such capital lease, purchase money financing or secured indebtedness,

(xiii)          [reserved],

(xiv)          any Equity Interests of a CFC or of a FSHCO, other than 65% of the total outstanding voting Equity Interests and 100% of the total outstanding non-voting Equity Interests of such CFC or FSHCO that, in each case, are directly owned by the Issuer or any Guarantor,

(xv)           receivables and related assets (A) sold to any Receivables Subsidiary or (B) otherwise sold, pledged, factored, contributed or disposed of in connection with any Qualified Receivables Financing or other factoring arrangement not prohibited under this Indenture,

(xvi)          any assets which are subject to a security interest in respect of Acquired Indebtedness and such security interest constitutes a Permitted Lien,

(xvii)         any Rule 3-16 Capital Stock,

(xviii)        any asset excluded by the Guaranty and Security Principles, and

(xix)           so long as the Credit Agreement is outstanding, any asset that (A) is not pledged to secure Obligations arising in respect of the Credit Agreement (whether pursuant to the terms of the Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment, waiver or otherwise) or (B) cannot, pursuant to applicable law in any non-US jurisdiction or local practice, be pledged to more than one secured party (or more than one agent therefor), it being understood that in no event shall the Issuer or any Guarantor be required to establish or enter into any collateral trust arrangement.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents or Fair Market Value of assets or property received by or contributed to the Issuer or the Guarantors after the Existing Notes Issue Date (other than amounts provided by or contributed to the Issuer or a Guarantor from or by UK Holdco or a Restricted Subsidiary) from:

(1)             contributions to its common or preferred equity capital, and

(2)             the sale (other than to UK Holdco or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Issuer or any direct or indirect parent, in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or about the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, the proceeds of which are excluded from the calculation set forth in Section 4.04(a)(3).

“Excluded Subsidiary” means any Subsidiary of UK Holdco that is, at any time of determination:

(1)             a non-Wholly Owned Subsidiary; provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary;

(2)             a special purpose securitization vehicle (or similar special purpose entity), including any Receivables Subsidiary created pursuant to a transaction permitted under this Indenture;

(3)             a joint venture;

(4)             a not-for-profit Subsidiary;

(5)             a captive insurance company, an Immaterial Subsidiary or a broker-dealer Subsidiary;

(6)             organized under the laws of any jurisdiction other than a Security Jurisdiction;

(7)             a CFC;

(8)             a FSHCO;

(9)             a Subsidiary of a CFC or of a FSHCO;

(10)           an Unrestricted Subsidiary;

(11)           any Subsidiary for which the providing of a guarantee could reasonably be expected (A) to result in any violation or breach of, or conflict with, fiduciary duties of such subsidiary’s officers, directors or managers or (B) to result in material adverse regulatory or Tax consequences as determined by UK Holdco in good faith;

(12)           any Subsidiary that is prohibited or restricted by (A) applicable requirements of law or (B) any contractual obligation, in each case from guaranteeing the Obligations or which would require governmental (including regulatory) or third-party consent, approval, license or authorization in order to provide such guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained, it being understood that neither UK Holdco nor any of its Subsidiaries shall have any obligation to obtain any such consent, approval, license or authorization;

(13)           any Subsidiary in respect of which UK Holdco determines in consultation with the Credit Agreement Collateral Agent (to the extent the Credit Agreement is outstanding) that the cost, burden, difficulty or consequence of providing a guarantee is excessive in relation to the benefit of the security to be afforded thereby or the value of such guarantee (which determination shall also apply with respect to the Securities); or

(14)           any Subsidiary to the extent excluded (A) by the application of the Guaranty and Security Principles or (B) in accordance with the Credit Agreement or Security Documents or that does not guarantee the Obligations or provide Collateral in respect of the Credit Agreement for any reason (so long as the Credit Agreement is outstanding).

Notwithstanding the foregoing, UK Holdco may from time to time elect to cause any Subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor (but shall have no obligation to do so), subject to the satisfaction of any applicable requirements under the Security Documents delivered on the Completion Date (giving effect, as applicable, to the Guaranty and Security Principles) or otherwise reasonably determined by UK Holdco (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations). UK Holdco may subsequently elect to release any such Subsidiary as a Subsidiary Guarantor at any time in its sole discretion (it being understood that such release shall be subject to (A) UK Holdco or its applicable Restricted Subsidiary having capacity to make, and being deemed to make, an Investment in such Subsidiary after such release and (B) such Subsidiary having capacity to Incur, and being deemed to Incur, any Indebtedness or Liens after such release).

“Existing Notes” means the $700.0 million in aggregate principal amount of 4.50% Senior Secured Notes issued by Lux Issuer on the Existing Notes Issue Date pursuant to the Existing Notes Indenture.

“Existing Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the Existing Notes.

“Existing Notes Indenture” means the indenture, dated as of the Existing Notes Issue Date, among Lux Issuer, the guarantors from time to time party thereto, Wilmington Trust, National Association, as trustee, and the Existing Notes Collateral Agent.

“Existing Notes Issue Date” means October 31, 2019.

“Existing Notes Transaction” means “Transactions” as such term is defined in the Existing Notes Indenture.

“Fair Market Value” means, with respect to any Investment, asset, property or transaction, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by UK Holdco).

“Financial Definitions” means the definitions of Consolidated Interest Expense, Consolidated Net Income, Consolidated Secured Debt Ratio, Consolidated First Lien, Debt Ratio, Consolidated Total Debt Ratio, Consolidated Total Indebtedness, EBITDA, LTM EBITDA, Fixed Charge Coverage Ratio, Fixed Charges and Net Income, and any defined term or section reference included in such definitions.

“First Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Existing Notes Issue Date, between the Existing Notes Collateral Agent and the Credit Agreement Collateral Agent, setting forth certain matters with respect to enforcement of the security interests in the Shared Collateral, as may be amended, supplemented, replaced or restated from time to time.

“First Priority Lien Obligations” means (i) all Obligations with respect to the Securities and the Guarantees and (ii) other Indebtedness or Obligations of the Issuer or any Guarantor that is or will be secured by Liens on the Collateral following the Release ranking pari passu with the Liens on the Collateral securing the Securities or the Guarantees thereof, as the case may be, as permitted by this Indenture (including, for the avoidance of doubt, the Obligations under the Credit Agreement and the Existing Notes).

“Fixed Charge Coverage Ratio” means, with respect to UK Holdco and its Restricted Subsidiaries for any period, the ratio of EBITDA of UK Holdco and its Restricted Subsidiaries for such period to the Fixed Charges of UK Holdco and its Restricted Subsidiaries for such period. In the event that UK Holdco or any of its Restricted Subsidiaries Incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than in the case of revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis for such Incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” means, with respect to UK Holdco and its Restricted Subsidiaries for any period, the sum of:

(1)             Consolidated Interest Expense of UK Holdco and its Restricted Subsidiaries for such period, and

(2)             all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of UK Holdco and its Restricted Subsidiaries:

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia or any direct or indirect Subsidiary of such Restricted Subsidiary.

“FSHCO” means any Subsidiary of Holdings, substantially all of the assets of which consist of Equity Interests of one or more CFCs or other FSHCOs.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect from time to time; provided, that GAAP shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made, in accordance with the interpretive provisions set forth under Section 1.04 hereof; provided, further, that (A) if any change in GAAP or in the application thereof or any change as a result of the adoption or modification of accounting policies (including the conversion to IFRS as described below or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) is implemented or takes effect after the date of delivery of any financial statements required to be delivered under this Indenture and/or there is any change in the functional currency reflected in such financial statements or (B) if UK Holdco or its applicable direct or indirect parent company elects or is required to report under IFRS, then (i) UK Holdco may request by written notice to the Trustee to amend the relevant affected provisions of this Indenture to eliminate the effect of such change in accounting principles or change as a result of the adoption or modification of accounting policies occurring after the Existing Notes Issue Date in GAAP or IFRS, as applicable, or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or IFRS, as applicable, or in the application thereof; (ii) until such written notice shall have been withdrawn or such affected provision(s) amended in accordance with this definition, such provision(s) shall be interpreted on the basis of GAAP or IFRS, as applicable, as in effect and applied immediately before such change shall have become effective.

At any time after the Issue Date, UK Holdco or its applicable direct or indirect parent company may elect to apply IFRS accounting principles in lieu of GAAP, or vice versa, and upon such election, references in this Indenture to GAAP shall thereafter be construed to mean IFRS, or vice versa, as applicable (except as otherwise provided in this Indenture). For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an incurrence of Indebtedness or (2) have the effect of rendering invalid any payment, Investment or other action made prior to the date of such election pursuant to Section 4.04 hereof or any Incurrence of Indebtedness Incurred prior to the date of such election pursuant to Section 4.03 hereof (or any other action conditioned on UK Holdco and its Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, Incurrence or other action was valid under this Indenture on the date made, Incurred or taken, as the case may be.

“Grantor” has the meaning assigned to such term (or any equivalent term, such as pledgor) in the applicable Security Documents.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee” means a guarantee of the Securities pursuant to this Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

“Guaranty and Security Principles” means the “Agreed Security Principles” as such term is defined in the Credit Agreement, as of the Completion Date, as applied mutatis mutandis with respect to the Securities in good faith by UK Holdco.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)             currency exchange, interest rate or commodity Swap Agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)             other agreements or arrangements designed to manage or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a Security is registered on the Registrar’s books.

“Holdings” means Camelot UK Holdco Limited, a private limited liability company incorporated under the laws of England and Wales with registration number 10314173 and the direct parent of UK Holdco.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) as issued by the International Accounting Standards Board and its predecessor as in effect from time to time.

“Immaterial Subsidiary” means each Subsidiary which, as of the most recently ended reference period, contributed five percent (5%) or less of LTM EBITDA for such period; provided that, if at any time the aggregate amount of EBITDA attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds ten percent (10%) of LTM EBITDA for any such period, the Issuer shall designate sufficient Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Indenture.

“Incur” means, with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)             the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, asset or business, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (ii) any acquisition earnout obligations, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, other than Hedging Obligations that are Incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of UK Holdco appearing upon the balance sheet of UK Holdco solely by reason of push-down accounting under GAAP shall be excluded;

(2)             to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)             to the extent not otherwise included, obligations described in clause (1) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Financings, (c) Obligations associated with other post-employment benefits and pension plans, (d) any operating leases as such an instrument would be determined in accordance with GAAP on the date of this Indenture, (e) in connection with the purchase by UK Holdco or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until 30 days after any such obligation becomes contractually due and payable, (f) deferred or prepaid revenues, (g) any Capital Stock (other than Disqualified Stock), (h) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (i) premiums payable to, and advance commissions or claims payments from, insurance companies shall not constitute Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer or its direct or indirect parent, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the several initial purchasers listed in the Offering Memorandum.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)             securities issued or directly and fully guaranteed or insured by the U.S., Canadian, any country that is a member of the European Union, the United Kingdom, Japan or Switzerland government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)             securities that have an Investment Grade Rating,

(3)             investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)             corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1)             “Investments” shall include the portion (proportionate to UK Holdco’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of UK Holdco at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, UK Holdco shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)             UK Holdco’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)             the portion (proportionate to UK Holdco’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

(2)             any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by UK Holdco; and

(3)             the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale.

For the avoidance of doubt, a guarantee by UK Holdco or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by UK Holdco or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of UK Holdco or any Restricted Subsidiary, and in no event shall a guarantee of an operating lease or other business contract of UK Holdco or any Restricted Subsidiary be deemed an Investment.

“Investors” means (i) Leonard Green & Partners, L.P. and/or one or more other investment funds advised, managed or controlled by it, (ii) Onex Corporation, Onex Partners IV LP, Onex Partners Manager LP and/or one or more other investment funds advised, managed or controlled by Onex Corporation, and (iii) Baring Private Equity Asia GP VI, L.P. and the investment fund managed and controlled by it, and, in each case (whether individually or as a group), their Affiliates and any investment funds that have granted to the foregoing control in any respect of their investment in UK Holdco, any direct or indirect parent company of UK Holdco and/or any of the Restricted Subsidiaries of UK Holdco, but, in any event, excluding any of their respective portfolio companies.

“Issue Date” means June 24, 2021.

“Junior Lien Priority” means that such subject Indebtedness is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the First Priority Lien Obligations and is subject to an Acceptable Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any transaction, any acquisition (including by way of merger, amalgamation or consolidation) or other similar Investment, any assumption or Incurrence of Indebtedness or issuance of Preferred Stock or Disqualified Stock, any Asset Sale or any Restricted Payment, by UK Holdco or one or more of its Restricted Subsidiaries.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References or (ii) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means the EBITDA of UK Holdco and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis.”

“Lux Issuer” means Camelot Finance S.A., a public limited liability company (société anonyme) organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 14, Rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B 208514.

“Management Investor” means any Person who is a director, officer or otherwise a member of management of UK Holdco, any of the Restricted Subsidiaries of UK Holdco or any of UK Holdco’s direct or indirect parent companies on the Completion Date immediately after giving effect to the Transactions.

“Market Capitalization” means an amount equal to (a) the total number of then issued and outstanding shares of common Capital Stock of the Public Parent (or Holdings or any direct or indirect parent entity of Holdings) multiplied by (b) the arithmetic mean of the closing prices per share of such shares of common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding such date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds and Fair Market Value of any other Cash Equivalents received by UK Holdco or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or other Cash Equivalents received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, Taxes paid or payable as a result thereof, including any payments to any direct or indirect parent in respect thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by UK Holdco or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by UK Holdco or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Notes Documents” means this Indenture, the Securities, the Security Documents, the Escrow Agreement (if applicable) and any supplemental indentures to this Indenture and amendments or supplements to the Security Documents, including for the purpose of providing Guarantees by additional Guarantors or the granting of security interests in additional assets or property.

“Notes Obligations” means all Obligations of the Issuer and the Guarantors under or in respect of the Securities, the Guarantees, this Indenture and the other Notes Documents.

“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Securities.

“Notes Security Agreement” means the Pledge and Security Agreement, to be entered into on or after the Completion Date as contemplated herein, made by the Issuer and the Grantors named therein in favor of the Collateral Agent.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum relating to the offering of the Original Securities dated June 10, 2021.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Controller, the Treasurer, the Assistant Treasurer, the Secretary or any duly authorized manager or director of the Issuer or UK Holdco or any other individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of UK Holdco.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by any one Officer of UK Holdco or Holdings, who must be the principal executive officer, the principal financial officer, the treasurer, the controller, the general counsel, the principal accounting officer or any duly authorized manager or director of UK Holdco or Holdings that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements set forth in this Indenture. The counsel may be an employee of or counsel to UK Holdco or Holdings or any Affiliate thereof.

“Parallel Debt” means, in relation to an Underlying Debt, an obligation to pay to the Collateral Agent and/or the Trustee, as applicable, an amount equal to (and in the same currency as) the amount of such Underlying Debt.

“Parent Holding Company” means any direct or indirect parent entity of Holdings which holds directly or indirectly 100% of the Equity Interest of Holdings and which does not hold Equity Interests in any other Person (except for any other Parent Holding Company), which term shall include, for the avoidance of doubt, the Public Parent.

“Paying Agent” means an office or agency maintained by UK Holdco pursuant to the terms of this Indenture, where Securities may be presented for payment.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between UK Holdco or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 4.06.

“Permitted Holders” means (i) the Investors, (ii) the Management Investors, (iii) any Person that has no material assets other than the Capital Stock of Holdings and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Holdings or any direct or indirect Parent Holding Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, (iv) any other beneficial owner in the equity in Holdings or any direct or indirect Parent Holding Company as of the Completion Date and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i), (iii) or (iv) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Holdings or any direct or indirect Parent Holding Company or of a Permitted Holder specified in clause (iii) above (a “Permitted Holder Group”), so long as no Person or other “group” (other than a Permitted Holder or group of Permitted Holders specified in clauses (i), (iii) or (iv) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)             any Investment in UK Holdco (including the Securities) or any Restricted Subsidiary;

(2)             any Investment in Cash Equivalents or Investment Grade Securities;

(3)             (x) any Investment by UK Holdco or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, UK Holdco or a Restricted Subsidiary and (y) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)             any Investment in securities or other assets, including earnouts or similar obligations, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5)             any Investment (x) existing on the Completion Date, (y) made pursuant to binding commitments in effect on the Completion Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment on the Completion Date;

(6)             loans and advances to, and guarantees of Indebtedness of, employees of UK Holdco (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of the greater of (x) $50.0 million and (y) 7% of LTM EBITDA (at the time such Investment is made) outstanding at any one time, in the aggregate;

(7)             any Investment acquired by UK Holdco or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by UK Holdco or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (c) as a result of a foreclosure by UK Holdco or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)             Hedging Obligations permitted under Section 4.03(b)(ix);

(9)             additional Investments by UK Holdco or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of (x) $925.0 million and (y) 77% of LTM EBITDA; provided, however, that, for the avoidance of doubt, if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)           loans and advances to (or guarantees of Indebtedness of) future, present or former officers, directors, employees and consultants for business related travel expenses (including entertainment expense), moving and relocation expenses, Tax advances, payroll advances and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of UK Holdco (or any direct or indirect parent company thereof) in good faith;

(11)           Investments the payment for which consists of Equity Interests of Holdings (other than Disqualified Stock) or any direct or indirect Parent Holding Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.04(a)(3);

(12)           any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.07(b) (except transactions described in clauses (ii), (v), (ix)(B), (xxiii) and (xxiv) of such Section);

(13)           Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)           guarantees issued in accordance with Sections 4.03 and 4.10;

(15)           Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment (including, without limitation, prepayments to suppliers in the ordinary course of business) or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16)           any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(17)           Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 4.06 or any disposition of assets not constituting an Asset Sale;

(18)           (x) Investments in joint ventures of UK Holdco or any of its Restricted Subsidiaries existing on the Completion Date, (y) additional Investments in joint ventures in an aggregate amount not to exceed the greater of (I) $550.0 million and (II) 47% of LTM EBITDA at any one time outstanding and (z) additional Investments in Similar Businesses in an aggregate amount not to exceed the greater of (I) $550.0 million and (II) 47% of LTM EBITDA at any one time outstanding; provided, however, that, for the avoidance of doubt, if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

(19)           Investments of a Restricted Subsidiary acquired after the Completion Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Completion Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20)           advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(21)           the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of Holdings or a Restricted Subsidiary (or any direct or indirect Parent Holding Company);

(22)           [reserved]; and

(23)           other Investments, so long as the Consolidated Total Debt Ratio of UK Holdco and its Restricted Subsidiaries on a consolidated basis is no greater than 5.25 to 1.00, determined on a Pro Forma Basis.

“Permitted Liens” means, with respect to any Person:

(1)             pledges or deposits by such Person in connection with workmen’s compensation, employment or unemployment insurance and other types of social security legislation, employee source deductions, goods and services Taxes, sales Taxes, municipal Taxes, corporate Taxes and pension fund obligations, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses, sublicenses or similar agreements to which such Person is a party, performance and return of money bonds and other similar obligations Incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)             Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other like Liens, in each case for sums not overdue for a period of more than 30 days (other than with respect to Subsidiaries formed in Germany) or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are being maintained in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction);

(3)             Liens for Taxes, assessments or other governmental charges (i) not overdue for more than 60 days or (ii) which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are being maintained on the books of such Person in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) or that are immaterial to UK Holdco and its Restricted Subsidiaries taken as a whole;

(4)             Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)             survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, sublicenses, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which, in each case, do not in the aggregate materially impair their use in the operation of the business of such Person taken as a whole;

(6)             Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(iv), (xii) or (xiii) hereof; provided that (i) in the case of any Liens securing Obligations Incurred pursuant to Section 4.03(b)(iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of which is financed thereby and any income or profits thereof; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates, (ii) in the case of Liens securing guarantees Incurred pursuant to Section 4.03(b)(xii), such guarantee may only be subject to a Lien to the extent the underlying Indebtedness may be subject to any Liens and (iii) in the case of any Liens securing Refinancing Indebtedness Incurred pursuant to Section 4.03(b)(xiii), such Lien relates only to Refinancing Indebtedness that (A) is secured by Liens on all or a portion of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the Indebtedness being refinanced or (B) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under Section 4.03(b)(iii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing);

(7)             Liens (x) securing the Securities issued on the Issue Date and the Guarantees in respect thereof and (y) existing on the Completion Date;

(8)             Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by UK Holdco or any Restricted Subsidiary (other than the proceeds or products of such assets, property or shares of stock or improvements thereon or replacements, accessions or additions thereto, it being understood that individual financings of the type permitted under Section 4.03(b)(iv) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(9)             Liens on assets or on property at the time UK Holdco or any Restricted Subsidiary acquired such assets or property, including any acquisition by means of a merger or consolidation with or into UK Holdco or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by UK Holdco or any Restricted Subsidiary (other than the proceeds or products of such assets or property or shares of stock or improvements thereon or replacements, accessions or additions thereto, it being understood that individual financings of the type permitted under Section 4.03(b)(iv) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(10)           Liens securing Indebtedness or other obligations of UK Holdco or a Restricted Subsidiary owing to UK Holdco or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;

(11)           Liens securing Hedging Obligations not entered into for speculative purposes;

(12)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)           leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of UK Holdco or any Restricted Subsidiaries;

(14)           Liens arising from Uniform Commercial Code financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments entered into by UK Holdco and its Restricted Subsidiaries in the ordinary course of business and precautionary or purported Liens evidenced by the filing of UCC financing statement filings (or similar filings in any other jurisdiction);

(15)           Liens in favor of UK Holdco or any Restricted Subsidiary;

(16)           Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)           (A) pledges and deposits made in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers and (B) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(18)           Liens on the Equity Interests and Indebtedness of, and the assets of, Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(19)           grants of software and other technology licenses in the ordinary course of business;

(20)           judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)           Liens Incurred to secure Cash Management Services (and other Bank Products) in the ordinary course of business;

(23)           Liens on equipment of UK Holdco or any Restricted Subsidiary granted in the ordinary course of business to UK Holdco’s or such Restricted Subsidiary’s client at which such equipment is located;

(24)           Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (26); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (26) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement;

(25)           other Liens securing obligations which obligations do not exceed the greater of (x) $925.0 million and (y) 77% of LTM EBITDA at any one time outstanding; provided that, at the election of UK Holdco with respect to any such Liens on Collateral, the holders of such Obligations (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement setting forth the Junior Lien Priority of such Liens;

(26)           (x) Liens securing Indebtedness or other Obligations permitted to be Incurred under one or more Debt Facilities, including any letter of credit facility relating thereto, that was permitted to be Incurred pursuant to Section 4.03(b)(i)(1); and

(y)             Liens (solely in the case of subclauses (i) and (ii) below, on the Collateral) securing Indebtedness or other Obligations up to an additional aggregate principal amount permitted to be Incurred pursuant to Section 4.03:

(i)              that rank pari passu with the Lien on the Collateral securing the Securities; provided that at the time of Incurrence of the Indebtedness or other Obligations secured under this clause (26)(y)(i), the Consolidated First Lien Debt Ratio of UK Holdco does not exceed 5.00 to 1.00 (or, to the extent Incurred in connection with any acquisition or similar Investment not prohibited by this Indenture, the greater of 5.00 to 1.00 and the Consolidated First Lien Debt Ratio of UK Holdco at the end of the most recently ended four fiscal quarters for which internal financial statements are available),

(ii)             that rank junior to the Lien on the Collateral securing the Securities; provided that (A) at the time of Incurrence of the Indebtedness or other Obligations secured under this clause (26)(y)(ii), the Consolidated Secured Debt Ratio of UK Holdco does not exceed 6.50 to 1.00 (or, to the extent Incurred in connection with any acquisition or similar Investment not prohibited by this Indenture, the greater of 6.50 to 1.00 and the Consolidated Secured Debt Ratio of UK Holdco at the end of the most recently ended four fiscal quarters for which internal financial statements are available), and (B) the Holders of such Obligations (or a representative thereof) shall become party to an Acceptable Intercreditor Agreement setting forth the Junior Lien Priority of such Liens, and

(iii)            on assets not constituting Collateral; provided that at the time of Incurrence of the Indebtedness or other Obligations secured under this clause (26)(y)(iii), either (A) the Fixed Charge Coverage Ratio of UK Holdco and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available would have been at least 2.00 to 1.00 (or, to the extent incurred in connection with any acquisition or similar Investment not prohibited by this Indenture, the lesser of 2.00 to 1.00 and the Fixed Charge Coverage Ratio of UK Holdco and its Restricted Subsidiaries at the end of the most recently ended four fiscal quarters for which internal financial statements are available) or (B) the Consolidated Total Debt Ratio of UK Holdco does not exceed 6.50 to 1.00 (or, to the extent incurred in connection with any acquisition or similar Investment not prohibited by this Indenture, the greater of 6.50 to 1.00 and the Consolidated Total Debt Ratio of UK Holdco at the end of the most recently ended four fiscal quarters for which internal financial statements are available);

in each case of this clause (26)(y), determined on a Pro Forma Basis;

(27)            Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(28)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of UK Holdco or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of UK Holdco and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of UK Holdco or any of its Restricted Subsidiaries in the ordinary course of business;

(29)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(30)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.03; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(31)            restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(32)            customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(33)            any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of UK Holdco or any of its Restricted Subsidiaries;

(34)            Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(35)            Liens not given in connection with the issuance of Indebtedness for borrowed money (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or similar provisions in any other jurisdiction) on items in the course of collection; (ii) attaching to a commodity trading account in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken oder AGB-Sparkassen) in Germany);

(36)            (i) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted under this Indenture and (ii) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment;

(37)            customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case Incurred in the ordinary course of business;

(38)            Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge, repayment or redemption of Indebtedness; provided that such defeasance, discharge, repayment or redemption is permitted under this Indenture;

(39)            Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(40)            Liens given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of UK Holdco or a Restricted Subsidiary thereof in the ordinary course of business; provided that such Liens do not materially interfere with the operations of UK Holdco and its Restricted Subsidiaries, taken as a whole;

(41)            Liens on assets or Equity Interests of any non-Guarantor Subsidiary of UK Holdco (other than the Issuer), provided such Liens secure obligations of such non-Guarantor Subsidiary that are otherwise permitted under this Indenture and such Liens only encumber assets of such non-Guarantor Subsidiary;

(42)            Liens arising out of or deemed to exist in connection with any financing transaction of the type described in clause (m) of the definition of “Asset Sale”;

(43)            (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation schemes, payroll Taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to UK Holdco or any Restricted Subsidiary(including, without limitation, any Liens Incurred pursuant to Section 8a of the German Old Age Employees Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV));

(44)            Liens on assets not constituting Collateral, in an aggregate amount not to exceed the greater of (x) $25.0 million and (y) 3% of LTM EBITDA at any one time outstanding; and

(45)            on or prior to the Escrow Release Date, Liens on escrow property securing the Securities and the Unsecured Notes.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution or winding up.

“ProQuest” means ProQuest LLC, a Delaware limited liability company.

“ProQuest Acquisition” means the acquisition by the Public Parent, directly or indirectly through one or more subsidiaries of ProQuest pursuant to the ProQuest Agreement.

“ProQuest Agreement” means that certain Transaction Agreement, dated as of May 15, 2021 (together with all schedules and exhibits thereto and other agreements contemplated thereby, and as modified, supplemented, substituted, replaced, restated or otherwise consented to or waived from time to time), relating to the Public Parent’s agreement to acquire ProQuest and its subsidiaries.

“Pro Forma Basis” means, with respect to any reference period,

(i)             if, during or after such reference period and prior to the date of determination, UK Holdco or any Restricted Subsidiary shall have made any disposition (or discontinued any operations) of at least a division of a business unit, EBITDA for such reference period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such disposition or discontinuation for such reference period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such reference period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of EBITDA);

(ii)            if, during or after such reference period and prior to the date of determination, UK Holdco or any Restricted Subsidiary shall have made an Investment or acquisition of assets, in each case constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person (whether by way of merger, asset acquisition, acquisition of Capital Stock or otherwise), EBITDA for such reference period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such reference period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of EBITDA);

(iii)            if, during or after such reference period and prior to the date of determination, the Issuer shall have designated any Restricted Subsidiary as an Unrestricted Subsidiary, or designated any Unrestricted Subsidiary as a Restricted Subsidiary, EBITDA and the Fixed Charge Coverage Ratio for such reference period shall be calculated after giving pro forma effect thereto as if such designation occurred on the first day of such reference period;

(iv)            if, during or after such reference period and prior to the date of determination, UK Holdco or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed any Disqualified Stock or Preferred Stock, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption, as if the same had occurred on the first day of the applicable reference period;

(v)            if, after such reference period and prior to the date of determination, UK Holdco or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness, or issued or redeemed any Disqualified Stock or Preferred Stock, then the Consolidated Secured Debt Ratio, Consolidated First Lien Debt Ratio and Consolidated Total Debt Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption, as if the same had occurred on the last day of such reference period; and

(vi)            if, during or after such reference period and prior to the date of determination, UK Holdco or any Restricted Subsidiary shall have initiated any Cost Saving Initiative, the applicable Expected Cost Savings shall be calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of such reference period and as if such Expected Cost Savings were realized in full during the entirety of such reference period.

For purposes of this Indenture, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer or UK Holdco. Any such pro forma calculation shall include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “EBITDA” to the extent such adjustments, without duplication, continue to be applicable to the reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

The term “disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Public Parent” means Clarivate Plc, a public limited company incorporated under the laws of Jersey, Channel Islands.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from UK Holdco or any Subsidiary of UK Holdco to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)            UK Holdco shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to UK Holdco and the Receivables Subsidiary,

(2)            all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by UK Holdco), and

(3)            the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by UK Holdco and it being understood that such terms, covenants, termination events and other provisions may subsequently be modified so long as such modifications are on market terms at the time of any such modification) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of UK Holdco or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Securities for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” as defined for purposes of Section 3(a)(62) of the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by UK Holdco or any Subsidiary of UK Holdco pursuant to which UK Holdco or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by UK Holdco or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of UK Holdco or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by UK Holdco or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with UK Holdco in which UK Holdco or any Subsidiary of UK Holdco makes an Investment and to which UK Holdco or any Subsidiary of UK Holdco transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of UK Holdco and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by UK Holdco (as provided below) as a Receivables Subsidiary and:

(a)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by UK Holdco or any other Subsidiary of UK Holdco (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates UK Holdco or any other Subsidiary of UK Holdco in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of UK Holdco or any other Subsidiary of UK Holdco, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)            with which neither UK Holdco nor any other Subsidiary of UK Holdco has any material contract, agreement, arrangement or understanding other than on terms which UK Holdco reasonably believe to be no less favorable to UK Holdco or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of UK Holdco, and

(c)            to which neither UK Holdco nor any other Subsidiary of UK Holdco has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by UK Holdco shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of UK Holdco or any Restricted Subsidiary.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by UK Holdco or a Restricted Subsidiary in exchange for assets transferred by UK Holdco or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time any direct or indirect Subsidiary of UK Holdco (including the Issuer) that is not then an Unrestricted Subsidiary; provided, however, that upon a Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 3-16 Capital Stock” means the Capital Stock (or any portion thereof) of any Subsidiary of Holdings to the extent the granting of a security interest thereon would create the requirement for Holdings or any direct or indirect parent company thereof to file separate financial statements of such Subsidiary with the SEC (or any other governmental authority) pursuant to Rule 3-10 or 3-16 of Regulation S-X under the Securities Act (or any successor regulation) or any other requirement of law in effect from time to time.

“Sale/Leaseback Transaction” means any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions UK Holdco or any Restricted Subsidiary thereof sells substantially all of its right, title and interest in any property and, in connection therewith, UK Holdco or a Restricted Subsidiary thereof acquires, leases or licenses back the right to use all or a material portion of such property.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to the rating agency business thereof.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Securities, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means each of the security documents granting or purporting to grant a security interest in any assets of any Person to secure the Indebtedness and related Obligations under the Securities and the related Guarantees (including the Notes Security Agreement and each intellectual property security agreement, foreign security and pledge agreement, collateral assignments, security agreement supplements, security agreements, pledge agreements or other similar agreements), as each may be amended, restated, supplemented or otherwise modified in accordance with this Indenture and the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement from time to time.

“Security Jurisdiction” means each of (a) the United States, any State thereof and the District of Columbia, (b) England & Wales, (c) Luxembourg (solely with respect to the Lux Issuer) and (d) any other jurisdiction in which any other entity that is a “Borrower” under the Credit Agreement from time to time is organized (solely with respect to such entity).

“Series” means (i) the Securities, (ii) the Existing Notes. (iii) the obligations under the Credit Agreement and (iv) each other issuance or incurrence of Indebtedness that is secured on a pari passu basis with the foregoing.

“Shared Collateral” means, at any time after the Release, all assets and properties subject to Liens created pursuant to any security document to secure one or more Series (excluding in any event, for the avoidance of doubt, the Excluded Assets) in which the holders of two or more Series (or their respective collateral agents) hold a valid and perfected security interest at such time. If more than two Series are outstanding at any time and the holders of less than all Series hold a valid and perfected security interest in any such collateral at such time, then such Collateral shall constitute Shared Collateral for those Series that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time. Notwithstanding the foregoing, Collateral consisting of cash and Cash Equivalents pledged to secure Obligations under the Credit Agreement consisting of reimbursement obligations in respect of letters of credit or otherwise held by the Credit Agreement Collateral Agent pursuant to the Credit Agreement provisions governing such reimbursement obligations shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with positive changes to the Performance References or (ii) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under the Securities Act as such regulation is in effect on the Completion Date.

“Similar Business” means any business, service or other activity engaged in by UK Holdco, any Restricted Subsidiaries of UK Holdco, or any direct or indirect parent of UK Holdco on the Completion Date and any business, service or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which UK Holdco and its Restricted Subsidiaries are engaged on the Completion Date.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by UK Holdco or any Subsidiary of UK Holdco which UK Holdco has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms contractually subordinated in right of payment to the Securities, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee. For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary” means, with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Indenture shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means a Guarantor that is a Subsidiary of UK Holdco.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of UK Holdco or any of the Subsidiaries shall be a Swap Agreement.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax). “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Transactions” means (A) (i) the issuance of the Securities and the Unsecured Notes on the Issue Date, (ii) the consummation of the equity offerings (as defined in the Offering Memorandum under “Summary —Recent Developments—Equity Financing Transactions,”) (iii) the consummation of the ProQuest Acquisition, (iv) the consummation of all other transactions contemplated by or in furtherance of the ProQuest Acquisition to occur on or prior to the Completion Date and (v) the payment of any related fees and expenses related thereto and (B) the Existing Notes Transactions.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of the earlier of (a) the date of the redemption notice or (b) the date on which such notes are defeased or satisfied and discharged or redeemed, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date or the date of such defeasance or satisfaction and discharge, as applicable, to June 30, 2024; provided, however, that if the period from the date of such notice, defeasance or satisfaction and discharge, as applicable, to June 30, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means, when used with respect to the Trustee or Collateral Agent, as applicable, any officer of the Trustee or Collateral Agent, as applicable, within the corporate trust department (or any successor unit or department) of the Trustee or Collateral Agent, as applicable, assigned to the corporate trust office of the Trustee or Collateral Agent, as applicable, and responsible for administering this Indenture, and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the Preamble to this Indenture until a successor replaces it and, thereafter, means the successor.

“UK Holdco” means Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales and an indirect parent of the Issuer.

“Underlying Debt” means, in relation to the Issuer or any Guarantor and at any time, each obligation (whether present or future, actual or contingent) owing by the Issuer or such Guarantor to a Notes Secured Party under this Indenture, the Securities, the Guarantees or the Security Documents (including for the avoidance of doubt any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Indenture, the Securities, the Guarantees or any Collateral Document, in each case whether or not anticipated as of the date of this Indenture).

“Unrestricted Cash Amount” means an amount equal to the sum of (a) the unrestricted cash and Cash Equivalents and (b) cash and Cash Equivalents restricted in favor of the Collateral Agent, the Credit Agreement Collateral Agent or any other administrative agent or collateral agent in respect of First Priority Lien Obligations, so long as the holders of such other First Priority Lien Obligations do not have the benefit of a control agreement or other equivalent method of perfection (unless either (i) the Collateral Agent or the Credit Agreement Collateral Agent shall also have the benefit of a control agreement or equivalent method of perfection or (ii) such holders are bound by an Acceptable Intercreditor Agreement), in each case of UK Holdco and its Restricted Subsidiaries on such date.

“Unrestricted Subsidiary” means:

(1)            any direct or indirect Subsidiary of UK Holdco (other than the Issuer) that at the time of determination shall be designated an Unrestricted Subsidiary by UK Holdco in the manner provided below; and

(2)            any Subsidiary of an Unrestricted Subsidiary.

UK Holdco may designate any direct or indirect Subsidiary of UK Holdco (including any existing Subsidiary and any newly acquired or newly formed direct or indirect Subsidiary of UK Holdco) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, UK Holdco or any other Subsidiary of UK Holdco that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of UK Holdco or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)            the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)            if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

UK Holdco may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)            (1) UK Holdco could Incur $1.00 of additional Indebtedness as Ratio Debt or (2) either (A) the Fixed Charge Coverage Ratio for UK Holdco and its Restricted Subsidiaries would be greater than or equal to such ratio for UK Holdco and its Restricted Subsidiaries immediately prior to such designation or (B) the Consolidated Total Debt Ratio for UK Holdco would be less than or equal to such ratio for UK Holdco immediately prior to such designation, in each case on a Pro Forma Basis taking into account such designation, and

(y)            no Event of Default shall have occurred and be continuing.

Any such designation by UK Holdco shall be evidenced to the Trustee by promptly delivering to the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Notes” means, collectively, the notes issued pursuant to that certain Indenture (the “Unsecured Notes Indenture”), by and between the Issuer and Wilmington Trust, National Association (in such capacity, the “Unsecured Notes Trustee”), dated as of the Issue Date, relating to the Issuer’s $1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2029.

“Unsecured Notes Indenture” has the meaning set forth in the definition of “Unsecured Notes.”

“Unsecured Notes Trustee” has the meaning set forth in the definition of “Unsecured Notes.”

“U.S. Government Obligations” means securities that are:

(1)            direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)            obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt;

provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, that the effect of any prepayment shall be disregarded in making such calculation.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02.      Other Definitions.

Term	Defined in Section
“Acceptable Agreement”	4.06(b)
“Action”	10.08(v)
“Affiliate Transaction”	4.07(a)
“Agent Members”	Appendix A
“Applicable Law”	12.18
“Asset Sale Offer”	4.06(b)
“ASU”	1.03
“Authenticating Agent”	2.03
“Authentication Order”	2.03
“Bankruptcy Law”	6.01
“CERCLA”	10.08(1)
“Change in Tax Law”	3.10(a)(ii)
“Change of Control Offer”	4.08(b)
“Change of Control Payment”	4.08(a)
“Clearstream”	Appendix A
“Collateral Asset Sale Offer”	4.06(b)
“Collateral Excess Proceeds”	4.06(b)
“covenant defeasance option”	8.01
“Covenant Suspension Event”	4.13(a)
“Custodian”	6.01
“Default Direction”	6.01
“Definitive Security”	Appendix A
“Depository”	Appendix A
“Directing Holder”	6.01
“Disposition”	1.01
“Escrow Account”	3.12(a)
“Escrow Agent”	3.12(a)
“Escrow Agreement”	3.12(a)
“Escrow End Date”	3.12(b)
“Escrow Release Date”	3.12(a)
“Euroclear”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Fixed Amount”	1.05(c)
“Global Securities”	Appendix A
“Global Securities Legend”	Appendix A
“Guaranteed Obligations”	11.01(a)
“IAI”	Appendix A
“Increased Amount”	4.11
“Incurrence-Based Amount”	1.05(c)
“legal defeasance option”	8.01

“LCT Election”	1.05(a)
“LCT Test Date”	1.05(a)
“Luxembourg Guarantor”	11.02(b)(i)(1)
“Mandatory Redemption Event”	3.12(c)
“Mandatory Redemption Trigger Date”	3.12(c)
“Maximum Fixed Repurchase Price”	1.04(h)(ii)
“Noteholder Direction”	6.01
“Notice of Default”	6.01
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Original Securities”	Preamble
“Other Guarantor”	11.02(b)(iv)
“Paying Agent”	2.04(a)
“Parallel Debt Jurisdiction”	10.09
“Permitted Debt”	4.03(b)
“Position Representation”	6.01
“primary obligations”	1.01
“primary obligor”	1.01
“protected purchaser”	2.08
“Purchase Agreement”	Appendix A
“Purchase Date”	3.09(b)
“QIB”	Appendix A
“Ratio Debt”	4.03(a)
“Refinancing Indebtedness”	4.03(b)(xiii)
“Refunding Capital Stock”	4.04(b)(ii)(A)
“Registrar”	2.04(a)
“Regulation”	11.02(b)(i)(1)(A)
“Regulation S”	Appendix A
“Regulation S Global Securities”	Appendix A
“Regulation S Securities”	Appendix A
“Related Judgment”	12.09(b)
“Related Proceedings”	12.09(a)
“Release”	3.12(b)
“Replacement Assets”	4.06(b)(iv)
“Reporting Company”	4.02(d)
“Reserved Indebtedness Amount”	4.03(f)
“Reserved Indebtedness Baskets”	4.03(f)
“Reserved Indebtedness Test”	4.03(f)
“Restricted Payments”	4.04(a)
“Restricted Securities Legend”	Appendix A
“Retained Declined Collateral Proceeds”	4.06(b)
“Retained Declined Proceeds”	4.06(b)
“Retired Capital Stock”	4.04(b)(ii)(A)
“Reversion Date”	4.13(b)
“Rule 144A”	Appendix A
“Rule 144A Global Securities”	Appendix A
“Rule 144A Securities”	Appendix A
“Rule 501”	Appendix A
“Securities”	Preamble
“Securities Custodian”	Appendix A
“Special Mandatory Redemption”	3.12(c)

“Special Mandatory Redemption Date”	3.12(c)
“Special Mandatory Redemption Price”	3.12(c)
“Specified Courts”	12.09(a)
“Specified Merger/Transfer Transaction”	5.01(b)
“Specified Parent Guarantor Merger/Transfer Transaction”	5.01(a)
“Subject Lien”	4.11
“Successor Company”	5.01(b)(i)
“Successor Holdings Guarantor”	5.01(b)(i)
“Successor Guarantor”	5.01(c)
“Successor Parent Guarantor”	5.01(a)(i)
“Suspended Covenants”	4.13(a)
“Suspension Period”	4.13(c)
“Tax Redemption Date”	3.10(a)
“Transfer Restricted Definitive Securities”	Appendix A
“Transfer Restricted Global Securities”	Appendix A
“Unrestricted Definitive Security”	Appendix A
“Unrestricted Global Security”	Appendix A
“Verification Covenant”	6.01

SECTION 1.03.      Certain Interpretative Provisions.

(a)            For purposes of all Financial Definitions and calculations in this Indenture, (i) there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to UK Holdco and the Restricted Subsidiaries) in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to UK Holdco and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Completion Date, any acquisitions permitted under this Indenture, or the amortization or write-off of any amounts thereof and (ii) effect shall not be given to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of UK Holdco or any Subsidiary at “fair value,” as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof or (C) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of UK Holdco and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity). Any calculation or determination in this Indenture that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter.

(b)            Notwithstanding anything to the contrary contained in this Indenture or in the definition of “Capitalized Lease Obligation”, unless UK Holdco elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all Financial Definitions, calculations and deliverables under this Indenture (including the calculation of Consolidated Net Income and EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be re-characterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of UK Holdco to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

(c)            Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as UK Holdco may designate.

(d)            For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

SECTION 1.04.      Rules of Construction. Unless the context otherwise requires, or except as otherwise provided herein:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e)            “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)            words in the singular include the plural and words in the plural include the singular;

(g)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of UK Holdco dated such date prepared in accordance with GAAP;

(h)            (i) the principal amount of any Preferred Stock shall be (1) the maximum liquidation value of such Preferred Stock or (2) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater and (ii) the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by UK Holdco;

(j)            the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights

(k)            “$” and “U.S. Dollars” each refer to United States Dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(l)            for any periods or dates which the Issuer, UK Holdco or any direct or indirect parent thereof does not have historical financial statements available, such Person shall be entitled to use and rely on the financial statements of its predecessor or successor (as the case may be);

(m)            the phrase “in writing” as used herein shall be deemed to include .pdfs, e-mails and other electronic means of transmission, unless otherwise indicated;

(n)            the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(o)            references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time;

(p)            any reference to any law in this Indenture shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such law;

(q)            a debt instrument includes any equity or hybrid instrument to the extent characterized as indebtedness;

(r)            the words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice or norms of such Person’s industry or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by UK Holdco and its Restricted Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for cash in an amount not less than 95% of the face amount thereof); and

(s)            unless otherwise provided in this Indenture, the Securities or in any Security Document, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, the Securities or any Security Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) will be deemed to include electronic signatures and the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee and the Collateral Agent are not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Trustee or the Collateral Agent, as the case may be.

SECTION 1.05.      Limited Condition Transactions and Other Compliance Measurements.

(a)            Notwithstanding anything to the contrary in this Indenture (including in connection with any calculation that is made on a Pro Forma Basis), in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of

(i)            determining compliance with any provision of this Indenture which (i) requires the calculation of any financial ratio or test (including the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio and Fixed Charge Coverage Ratio) and/or (ii) requires the absence of any Default or Event of Default (or any type of Default or Event of Default); or

(ii)           determining compliance with any basket or other condition set forth in this Indenture (including baskets measured as a percentage of LTM EBITDA);

in each case, at the option of UK Holdco (UK Holdco’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Indenture shall be deemed to be (A) in the case of any acquisition or other Investment (including by way of merger, amalgamation or consolidation), any Asset Sale or any assumption or Incurrence of Indebtedness or issuance of Preferred Stock or Disqualified Stock, or any transaction relating thereto, the date (or on the basis of the financial statements for the most recently ended reference period) of entry into a binding letter of intent or the definitive agreements for such Limited Condition Transaction (or, solely in connection with an acquisition (including by way of merger, amalgamation or consolidation) to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made); (B) in the case of any repayment, repurchase or refinancing of Indebtedness, the date that the irrevocable notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the Holders of such Indebtedness; or (C) in the case of any other Restricted Payment, at the time (or on the basis of the financial statements for the most recently ended reference period) of the declaration of such Restricted Payment (the applicable date determined pursuant to clause (A), (B) or (C), the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) and, at the election of UK Holdco, any other Limited Condition Transaction that has not been consummated but with respect to which UK Holdco has made an LCT Election, on a Pro Forma Basis as if they had occurred at the beginning of the most recently completed reference period ending prior to the LCT Test Date, UK Holdco or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, basket or condition, such ratio, test, basket or condition shall be deemed to have been complied with. For the avoidance of doubt, if UK Holdco has made an LCT Election and any of the ratios, tests, baskets or conditions for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test, basket or condition, including due to fluctuations in LTM EBITDA at or prior to the consummation of the relevant transaction or action, such baskets, tests, ratios and conditions will not be deemed to have been exceeded as a result of such fluctuations.

(b)            In addition, for purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test and/or the amount of EBITDA or Consolidated Net Income, such financial ratio, financial test or amount shall, subject to Section 1.05(a), be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c)            Notwithstanding anything to the contrary in this Indenture, unless UK Holdco otherwise notifies the Trustee, with respect to any amount Incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (any such amount, including any amount drawn under any revolving credit facility and any cap expressed as a percentage of Consolidated Net Income or EBITDA, a “Fixed Amount”) substantially concurrently with any amount Incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the Incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the Incurrence of the Fixed Amount shall be calculated thereafter. Unless UK Holdco elects otherwise, UK Holdco shall be deemed to have used amounts under an Incurrence-Based Amount then available to UK Holdco prior to utilization of any amount under a Fixed Amount then available to UK Holdco.

(d)            Subject to Sections 1.05(a), (b) and (c), all financial ratios and tests and the amount of Consolidated Net Income and EBITDA contained in this Indenture that are calculated with respect to any reference period shall be calculated with respect to such reference period on a Pro Forma Basis.

(e)            For purposes of determining compliance with the covenants set forth under Section 4.03 or Section 4.11 or the definition of “Permitted Liens”, if any Indebtedness, Preferred Stock, Disqualified Stock or Lien is created or Incurred in reliance on a basket measured by reference to a percentage of EBITDA, and any refinancing or replacement thereof would cause the percentage of EBITDA to be exceeded if calculated based on the EBITDA on the date of such refinancing or replacement, such percentage of EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness, Preferred Stock, Disqualified Stock or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness, Preferred Stock, Disqualified Stock or other obligation being refinanced or replaced, except by an amount equal to (x) the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such refinancing or replacement and (y) additional amounts permitted to be Incurred pursuant to Section 4.03.

ARTICLE 2

THE SECURITIES

SECTION 2.01.      Amount of Securities; Issuable in Series. The aggregate principal amount of Original Securities which may be authenticated and delivered under this Indenture on the Issue Date is $1,000,000,000. The Securities may be issued in one or more series. All Securities of any one series shall be substantially identical except as to denomination.

The Issuer may from time to time after the Issue Date issue Additional Securities under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Securities is at such time permitted by Section 4.03 and Section 4.11 and (ii) such Additional Securities are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Securities issued after the Issue Date (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 2.07, 2.08, 2.09, 2.10, 3.08, 3.09(e), 4.08(c) or the Appendix), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b)(i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more supplemental indentures hereto, prior to the issuance of such Additional Securities:

(1)            whether such Additional Securities shall be issued as part of a new or existing series of Securities and the title of such Additional Securities (which shall distinguish the Additional Securities of the series from Securities of any other series);

(2)            the aggregate principal amount of such Additional Securities which may be authenticated and delivered under this Indenture;

(3)            the issue price and issuance date of such Additional Securities, including the date from which interest on such Additional Securities shall accrue; and

(4)            if applicable, that such Additional Securities shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective depositaries for such Global Securities, the form of any legend or legends which shall be borne by such Global Securities in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of the Appendix in which any such Global Security may be exchanged in whole or in part for Additional Securities registered, or any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Security or a nominee thereof.

If any of the terms of any Additional Securities are established by action taken pursuant to a resolution of the Board of Directors of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the supplemental indenture hereto setting forth the terms of the Additional Securities.

Additionally, the Trustee shall receive an Officer’s Certificate in accordance with Section 12.04, and the Trustee shall receive an Opinion of Counsel which shall state:

(1)            that the form of such Additional Securities has been established by a supplemental indenture or by or pursuant to a resolution of the Board of Directors in conformity with the provisions of this Indenture;

(2)            that the terms of such Additional Securities have been established in conformity with the other provisions of this Indenture;

(3)            that such Additional Securities, when authenticated and delivered by the Trustee or its Authenticating Agent and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors' rights and to general equity principles; and

(4)            that all covenants and conditions precedent under this Indenture with respect to the issuance, authentication and delivery of such Additional Securities have been complied with.

SECTION 2.02.      Form and Dating. Provisions relating to the Securities are set forth in the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Original Securities and the Trustee’s certificate of authentication, and any Additional Securities (if issued as Transfer Restricted Definitive Securities) and the Trustee’s certificate of authentication, shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Security shall be dated the date of its authentication. The Securities shall be issuable only in fully registered form without coupons and only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

SECTION 2.03.      Execution and Authentication. The Trustee or its Authenticating Agent shall authenticate and make available for delivery upon a written order of the Issuer signed by one or more officers, directors or authorized signatories of the Issuer (an “Authentication Order”) (a) Original Securities for original issue on the date hereof of $1,000,000,000 in aggregate principal amount of 3.875% Senior Secured Notes due 2028 and (b) subject to the terms of this Indenture, Additional Securities in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated. Notwithstanding anything to the contrary in this Indenture or the Appendix, any issuance of Additional Securities after the Issue Date shall be in a minimum principal amount of $2,000 and any integral multiples of $1,000 in excess thereof whether such Additional Securities are of the same or a different series than the Original Securities. Prior to the authentication of the Original Securities, the Trustee shall receive an Officer’s Certificate in accordance with Section 12.04.

One or more officers, directors or authorized signatories of the Issuer shall sign the Securities for the Issuer by manual, facsimile or other electronic signature.

If an officer, director or authorized signatory whose signature is on a Security no longer holds that office at the time the Trustee or its Authenticating Agent authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee or its Authenticating Agent manually signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents (each an “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Securities. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04.        Registrar and Paying Agent.

(a)            The Issuer shall maintain (i) an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency in the United States where Securities may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Securities and (ii) the Securities Custodian with respect to the Global Securities.

Upon written request from the Issuer or each time the register of Holders is amended, the Registrar shall provide the Issuer with a copy of the register of Holders.

(b)            The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c)            The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) written notification to the Trustee that the Trustee shall serve, to the extent it determines that it is able, as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.

SECTION 2.05.        Paying Agent to Hold Money in Trust. On or prior to 10:00 a.m. (New York City time) on each due date of the principal of and interest on any Security, the Issuer shall deposit with the Paying Agent (or if the Issuer or a domestically organized Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders and the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Securities, and shall notify the Trustee in writing of any default by the Issuer in making any such payment. If the Issuer or a domestically organized Wholly Owned Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. During the continuance of a Default under this Indenture, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee. For the avoidance of doubt, a Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments and disbursements to be made by a Paying Agent and the Trustee until they have confirmed receipt of funds sufficient to make the relevant payment. No money held by an Agent needs to be segregated except as is required by law.

SECTION 2.06.        Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07.        Transfer and Exchange. The Securities shall be issued in registered form and shall be transferable only upon the surrender of a Security for registration of transfer and in compliance with the Appendix. When a Security is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Securities are presented to the Registrar with a request to exchange them for an equal principal amount of Securities of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and upon receipt of an Authentication Order the Trustee or its Authenticating Agent shall authenticate Securities at the Registrar’s request. The Issuer may require a Holder to pay a sum sufficient to pay all Taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Securities selected for redemption (except, in the case of Securities to be redeemed in part, the portion thereof not to be redeemed) or of any Securities for a period of 15 days prior to the sending of a notice of redemption or of any Securities to be redeemed or tendered and not withdrawn in connection with a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer.

Prior to the due presentation for registration of transfer of any Security, the Issuer, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest, if any, on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Issuer, any Guarantor, the Trustee, a Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a beneficial interest in a Global Security shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture, the Appendix or under applicable law with respect to any transfer of any interest in any Security other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture and the Appendix.

Neither the Trustee nor any of its agents shall have any responsibility or liability for any actions taken or not taken by the depositary with which the Global Security is registered.

SECTION 2.08.        Replacement Securities. If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate (upon receipt of an Authentication Order) a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Security being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. Such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee or (ii) the Issuer, to protect the Issuer, the Trustee, a Paying Agent and the Registrar, from any loss that any of them may suffer if a Security is replaced. The Issuer and the Trustee may charge the Holder for the Issuer’s or Trustee’s expenses in replacing a Security (including, without limitation, attorneys’ fees and disbursements in replacing such Security). In the event any such mutilated, lost, destroyed or wrongfully taken Security has become or is about to become due and payable, the Issuer in its discretion may pay such Security instead of issuing a new Security in replacement thereof.

Every replacement Security is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Securities.

SECTION 2.09.        Outstanding Securities. Securities outstanding at any time are all Securities authenticated by the Trustee or its Authenticating Agent except for those canceled by it, those delivered to it for cancellation, those paid or replaced pursuant to Section 2.08 and those described in this Section 2.09 as not outstanding. Subject to Section 12.06, a Security does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Security.

If a Security is replaced pursuant to Section 2.08 (other than a mutilated Security surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Security is held by a protected purchaser. A mutilated Security ceases to be outstanding upon surrender of such Security and replacement thereof pursuant to Section 2.08.

If a Paying Agent holds, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10.        Temporary Securities. In the event that Definitive Securities are to be issued under the terms of this Indenture, until such Definitive Securities are ready for delivery, the Issuer may prepare and the Trustee upon receipt of an Authentication Order shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of Definitive Securities but may have variations that the Issuer considers appropriate for temporary Securities. Without unreasonable delay, the Issuer shall prepare and upon receipt of an Authentication Order the Trustee shall authenticate Definitive Securities and make them available for delivery in exchange for temporary Securities upon surrender of such temporary Securities at the office or agency of the Issuer, without charge to the Holder. Until such exchange, temporary Securities shall be entitled to the same rights, benefits and privileges as Definitive Securities.

SECTION 2.11.        Cancellation. The Issuer at any time may deliver Securities to the Registrar for cancellation. The Trustee and the Paying Agent shall forward to the Registrar any Securities surrendered to them for registration of transfer, exchange or payment. The Registrar and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Securities in accordance with its customary procedures. The Issuer may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Registrar for cancellation. The Trustee shall not authenticate Securities in place of canceled Securities other than pursuant to the terms of this Indenture.

SECTION 2.12.        Defaulted Interest. If the Issuer defaults in a payment of interest on the Securities, the Issuer shall pay the defaulted interest then borne by the Securities (plus interest on such defaulted interest to the extent lawful), in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date and shall promptly mail or cause to be mailed to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13.        CUSIP Numbers and ISINs. The Issuer in issuing the Securities may use CUSIP numbers and ISINs (if then generally in use) and, if so, the Trustee shall use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Securities or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Securities and that any such redemption shall not be affected by any defect in or omission of such numbers; provided, further, that if any Additional Securities are not fungible with the Original Securities for U.S. federal income tax purposes, such Additional Securities will have a separate CUSIP number and ISINs. The Issuer shall promptly advise the Trustee in writing of any change in the CUSIP numbers and ISINs.

SECTION 2.14.        Calculation of Specified Percentage of Securities. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Securities, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Securities, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Securities then outstanding, in each case, as determined in accordance with Section 2.09 and Section 12.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

SECTION 2.15.        Deposit of Moneys. Subject to actual receipt of such funds as provided by Section 2.05 by the designated Paying Agent and in the case of the Trustee, subject to the lien provided for in Section 7.06, such Paying Agent shall remit such payment in a timely manner to the Holders on such day or date, as the case may be, to the Persons and in the manner set forth in Paragraph 2 of the Securities; provided, however, that no Paying Agent shall be obliged to make a payment until it has received funds sufficient to make such payment. The Issuer shall promptly notify the Trustee and the respective Paying Agent of its failure to so act.

ARTICLE 3

REDEMPTION

SECTION 3.01.        Optional Redemption.

(a)            The Securities may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the Form of Security set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to, but not including, the redemption date.

(b)            Notwithstanding anything in this Indenture or the Securities to the contrary, in connection with any tender offer for the Securities, including a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Securities validly tender and do not withdraw such Securities in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer as described herein, purchases all of the Securities validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to such tender offer described herein), to redeem all Securities that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each other Holder in such tender offer plus, to the extent not included in such tender offer payment, accrued and unpaid interest, if any, to, but excluding, the date of such redemption.

SECTION 3.02.        Applicability of Article. Redemption of Securities at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture (including the optional redemption provisions of Paragraph 5 of the Form of Security set forth in Exhibit A hereto), shall be made in accordance with such provision and this Article 3.

SECTION 3.03.        Notices to Trustee. If the Issuer elects to redeem Securities pursuant to the optional redemption provisions of Paragraph 5 of the Form of Security set forth in Exhibit A hereto, it shall notify the Trustee and the Paying Agent in writing of (i) the particular part of Paragraph 5 of the Form of Security set forth in Exhibit A hereto pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Securities to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Trustee and the Paying Agent provided for in this Section 3.03 at least 10 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the Form of Security set forth in Exhibit A hereto. Any such notice may be canceled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

SECTION 3.04.        Selection of Securities to Be Redeemed. In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in accordance with the procedures of the Depository; provided, that no such selection shall result in a Holder of Securities with a principal amount of Securities less than the minimum denomination for the Securities. The Securities to be redeemed shall be selected from outstanding Securities not previously called for redemption. Securities and portions of them selected shall be in minimum amounts of $2,000 or a whole multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.

SECTION 3.05.        Notice of Optional Redemption.

(a)            At least 10 days but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Form of Security set forth in Exhibit A hereto, the Issuer shall send or cause to be sent, electronically or by first-class mail, a notice of redemption to each Holder (with a copy to the Trustee and Paying Agent) whose Securities are to be redeemed to such Holder’s registered address or otherwise in accordance with the procedures of the Depository; provided that redemption notices may be provided more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction or discharge of this Indenture or defeasance of the Securities pursuant to this Indenture.

Any such notice shall identify the Securities to be redeemed and shall state:

(i)             the redemption date;

(ii)            the redemption price and the amount of accrued interest to the redemption date;

(iii)           the name and address of the Paying Agent;

(iv)           that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest;

(v)            if fewer than all the outstanding Securities are to be redeemed, the certificate numbers (if applicable) and principal amounts of the particular Securities to be redeemed, the aggregate principal amount of the Securities to be redeemed and the aggregate principal amount of the Securities to be outstanding after such partial redemption;

(vi)           that, unless the Issuer defaults in making such redemption payment or any Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Securities (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)          the CUSIP number and ISIN, if any, printed on the Securities being redeemed; and

(viii)         that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN if any, listed in such notice or printed on the Securities.

In connection with any redemption of Securities (including with funds in an aggregate amount not exceeding the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(b)            At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer has delivered to the Trustee, at least 5 Business Days (unless a shorter period is acceptable to the Trustee) prior to the date the redemption notice is sent to Holders, an Officer’s Certificate requesting that the Trustee give such notice. In such event, the Issuer shall provide the Trustee in writing with the information required by this Section 3.05.

SECTION 3.06.       Effect of Notice of Redemption. Once notice of redemption is provided in accordance with Section 3.05, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice (except to the extent such redemption is conditional as set forth in Section 3.05). Upon surrender to any Paying Agent, such Securities shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Securities registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.07.         Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if UK Holdco or a Wholly Owned Subsidiary of UK Holdco is a Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Securities or portions thereof to be redeemed on that date other than Securities or portions of Securities called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Securities or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Securities to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments and disbursements to be made by the Paying Agent and the Trustee until they have confirmed receipt of funds sufficient to make the relevant payment.

SECTION 3.08.         Securities Redeemed in Part. In the case of Definitive Securities, upon surrender of a Security that is redeemed in part, the Issuer shall execute and upon receipt of an Authentication Order the Trustee or the Authenticating Agent shall authenticate for the Holder (at the Issuer’s expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered.

SECTION 3.09.         Offer to Purchase by Application of Excess Proceeds or Collateral Excess Proceeds.

(a)            In the event that, pursuant to Section 4.06 hereof, UK Holdco is required to commence an Asset Sale Offer or a Collateral Asset Sale Offer, it will follow the procedures specified below.

(b)           The Asset Sale Offer or Collateral Asset Sale Offer, as applicable, shall be made to all Holders with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), UK Holdco will apply all Excess Proceeds or Collateral Excess Proceeds, as applicable (the “Offer Amount”), to the purchase of Securities and, if applicable, other tendered Indebtedness as provided in Section 4.06 or, if less than the Offer Amount has been tendered, all Securities and, if applicable, other Indebtedness tendered in response to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable. Payment for any Securities so purchased will be made in the same manner as interest payments are made.

(c)            If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Security is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Securities pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable.

(d)            Upon the commencement of an Asset Sale Offer or a Collateral Asset Sale Offer, UK Holdco shall send, or cause to be sent, electronically or by first-class mail, or as otherwise provided in accordance with the procedures of the Depository, a written notice to the Trustee, the Paying Agent and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable. The notice, which will govern the terms of the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will state:

(i)             that the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, is being made pursuant to this Section 3.09 and Section 4.06 hereof and the length of time the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will remain open;

(ii)            the Offer Amount, the purchase price and the Purchase Date;

(iii)           that Securities not tendered or accepted for payment will continue to accrue interest;

(iv)           that, unless UK Holdco defaults in making such payment, Securities accepted for payment pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will cease to accrue interest after the Purchase Date;

(v)            that Holders electing to have Securities purchased pursuant to an Asset Sale Offer or Collateral Asset Sale Offer, as applicable, may elect to have Securities purchased in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(vi)           that Holders electing to have Securities purchased pursuant to any Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will be required to surrender the Securities, with the form entitled “Option of Holder to Elect Purchase” attached to the Securities completed, or transfer by book-entry transfer, to UK Holdco, a depository, if appointed by UK Holdco, or a paying agent at the address specified in the notice at least three days before the Purchase Date;

(vii)          that Holders will be entitled to withdraw their election if UK Holdco, the Depository or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Securities the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Securities purchased;

(viii)         that, if the aggregate principal amount of Securities and, if applicable, other tendered Indebtedness surrendered by Holders thereof exceeds the Offer Amount, UK Holdco will select the Securities and, if applicable, other tendered Indebtedness as provided in Section 4.06; and

(ix)           that Holders whose Securities were purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer).

(e)            On or before the Purchase Date, UK Holdco, to the extent lawful, will accept for payment, on a pro rata basis to the extent necessary (subject to maintenance of authorized denominations), the Offer Amount of Securities or portions thereof and, if applicable, other Indebtedness tendered pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, or if less than the Offer Amount has been tendered, all Securities and, if applicable, other Indebtedness tendered, and will deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officer’s Certificate stating that such Securities or portions thereof were accepted for payment by UK Holdco in accordance with the terms of this Section 3.09. UK Holdco, the Depository or the Paying Agent, as the case may be, will, not later than three Business Days after UK Holdco accepts the Offer Amount, mail or deliver to each tendering Holder an amount equal to the purchase price of the Securities tendered by such Holder and accepted by UK Holdco for purchase, and UK Holdco will promptly issue a new Security, and the Trustee or Authenticating Agent, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Security to such Holder, in a principal amount equal to any unpurchased portion of the Security surrendered; provided that such Security shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Securities not so accepted shall be promptly mailed or delivered by UK Holdco to the Holder thereof. UK Holdco will publicly announce the results of the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, on or as soon as practicable after the Purchase Date.

(f)            Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made in accordance with the provisions of Sections 3.03 through 3.08 hereof and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

SECTION 3.10.         [Reserved]

SECTION 3.11.         Mandatory Redemption. Except as provided in Section 3.12, the Issuer is not required to redeem the Securities or make sinking fund payments with respect to the Securities.

SECTION 3.12.         Escrow of Gross Proceeds; Special Mandatory Redemption

(a)           The Issuer and each of the Holders by acceptance of the Securities hereby authorizes and directs the Trustee to enter into an escrow agreement (the “Escrow Agreement”) with the Unsecured Notes Trustee and Citibank, N.A., as escrow agent (the “Escrow Agent”) and as account bank, pursuant to which the Issuer will deposit (or cause to be deposited) the gross proceeds of the offering of the Securities into a segregated escrow account pursuant to the Escrow Agreement (the “Escrow Account”). In the Escrow Agreement, the Issuer will grant to the Trustee for its benefit and the benefit of the Holders, a first priority security interest in the Escrow Account and all amounts on deposit therein to secure the Obligations under the Securities, which shall automatically be released and terminate upon disbursement of the property in the Escrow Account in accordance with the Escrow Agreement.

(b)           The Escrow Agreement provides that the Issuer will only be entitled to direct the Escrow Agent to release the funds held in the Escrow Account in accordance with the terms of the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrow Agent will release funds held in the Escrow Account (the “Release”) to, or at the order of, the Issuer (the date of such release being referred to as the “Escrow Release Date”) upon delivery by the Issuer to the Escrow Agent and the Trustee of an Officer’s Certificate addressed to the Escrow Agent and the Trustee on or prior to November 8, 2021 (the “Escrow End Date”), certifying that the Escrow Release Conditions will be met substantially concurrently with or promptly following the Release on the Escrow Release Date.

(c)            In the event that (A) the Escrow Agent and the Trustee shall not have received the Officer’s Certificate described in Section 3.12(b) on or prior to the Escrow End Date, (B) the Issuer shall notify the Escrow Agent and the Trustee in writing that in its reasonable judgment the Escrow Release Conditions will not be satisfied on or prior to the Escrow End Date or (C) the Issuer shall notify the Escrow Agent and the Trustee in writing that the ProQuest Agreement has been terminated (each such event described in clauses (A), (B) and (C) above being a “Mandatory Redemption Event”), the Issuer will send a notice of redemption to Holders to redeem all of the issued and outstanding Securities (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100% of the principal amount of the outstanding Securities, plus accrued and unpaid interest from the Issue Date, to, but not including, the date of such redemption (the “Special Mandatory Redemption Date”), which shall be the third Business Day following the Mandatory Redemption Event (or such date as may be required by the applicable procedures of the Depository Trust Company). For purposes of determining the Special Mandatory Redemption Date, a Mandatory Redemption Event pursuant to the preceding sentence shall be deemed to have occurred (x) in the case of clause (A), on the Escrow End Date, and (y) in the case of clauses (B) and (C), on the date such written notice is delivered to the Escrow Agent and the Trustee (the date of any such Mandatory Redemption Event, the “Mandatory Redemption Trigger Date”). Pursuant to the Escrow Agreement, within one Business Day following the Mandatory Redemption Trigger Date, funds will be liquidated and released from the Escrow Account in order to consummate the Special Mandatory Redemption. In the event that a Mandatory Redemption Event occurs and the amount in the Escrow Account is not sufficient to fund the Special Mandatory Redemption Price, then the Issuer shall deposit, or cause Public Parent (or one of its affiliates) to deposit, with the Trustee (or other paying agent for the Special Mandatory Redemption) no later than the close of business on the second Business Day immediately preceding the Special Mandatory Redemption Date, an amount of cash necessary to fund the Special Mandatory Redemption Price for the Securities, including accrued and unpaid interest from, and including, the Issue Date to, but excluding, the Special Mandatory Redemption Date, plus an amount sufficient to pay any fees and expenses of the Trustee and the Collateral Agent that have been incurred and are payable pursuant to this Indenture and which have been reasonably requested by the Trustee or the Collateral Agent, as applicable, in writing prior to 10:00 am (New York City time) on the second Business Day immediately preceding the Special Mandatory Redemption Date, provided that the Trustee has received written notice of the Special Mandatory Redemption on the Mandatory Redemption Trigger Date (and if not, the Issuer shall pay, or cause Public Parent (or one of its affiliates) to pay, such fees and expenses of the Trustee and the Collateral Agent directly to the Trustee and the Collateral Agent, respectively). In addition, the Issuer shall furnish to the Trustee and the Escrow Agent an Officers’ Certificate setting forth: (i) the provision of this Indenture pursuant to which the redemption shall occur; (ii) the Special Mandatory Redemption Date; (iii) the Special Mandatory Redemption Price and (iv) instructions to deliver notice of the Special Mandatory Redemption to Holders, which notice, prepared by the Issuer, shall contain the same information provided in clauses (i) through (iii) above and which shall be delivered to Holders no later than the second Business Day immediately preceding the Special Mandatory Redemption Date. In connection with any redemption of the Securities described in this Section 3.12, the Issuer will deliver, or upon request of the Issuer accompanied by the notice, the Trustee, on behalf of the Issuer, will deliver electronically or mail to Holders a notice of Special Mandatory Redemption as soon as practicable upon the occurrence of a Mandatory Redemption Event. Notwithstanding anything to the contrary in this Indenture, any redemption pursuant to this Section 3.12(c) shall not be subject to the provisions of Sections 3.01 through 3.07 hereof. For the avoidance of doubt, upon the satisfaction of the Escrow Release Conditions on or prior to the Escrow Release Date and consummation of the Release as provided in the Escrow Agreement, the Securities shall no longer be subject to Special Mandatory Redemption pursuant to this Section 3.12(c).

(d)            By its acceptance of the Securities, each Holder shall be deemed to authorize and direct the Trustee to enter into and perform its obligations, if any, under the Escrow Agreement.

SECTION 3.13.         Activities Prior to the Release. Prior to the Escrow Release Date, the primary activities of the Issuer will be restricted to issuing the Securities and the Unsecured Notes, issuing capital stock to, and receiving capital contributions from, UK Holdco, Holdings or any other Parent Holding Company, performing its obligations under the Securities, this Indenture, the Unsecured Notes, the Unsecured Notes Indenture, the Escrow Agreement and the purchase agreement with the Initial Purchasers, performing any obligations under the ProQuest Agreement, the Release and redeeming the Securities and the Unsecured Notes, if applicable, and conducting such other activities as are necessary or appropriate in connection with the Transactions or to carry out the activities described in Sections 3.12.

ARTICLE 4

COVENANTS

The covenants set forth in Section 4.03, 4.04, 4.05, 4.06, 4.07, 4.10, 4.11, 4.14, 4.16, 4.17 and 4.18 shall only apply on and after the Completion Date and shall be of no force or effect prior to the Completion Date.

SECTION 4.01.         Payment of Securities. The Issuer shall promptly pay the principal of and interest, on the Securities on the dates and in the manner provided in the Securities and in this Indenture. An installment of principal or interest shall be considered paid on the date due if by 10:00 a.m., New York City time on such date the Trustee or any Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or any Paying Agent, as the case may be, are not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Securities, and it shall pay interest on overdue installments of interest at the same rate borne by the Securities to the extent lawful.

SECTION 4.02.         Reports and Other Information.

(a)            The Issuer shall have the annual consolidated financial statements of UK Holdco (or a Reporting Company, as permitted in accordance with this Section 4.02) audited by such entity’s independent registered public accountants and the interim consolidated financial statements reviewed in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants (or any similar replacement standard). In addition, so long as any Securities are outstanding, the Issuer shall furnish to the Trustee and may (i) furnish to the Holders, (ii) post on its confidential password-protected website or (iii) post on Intralinks or any comparable confidential password-protected online data system:

(1)         an annual report and quarterly report including solely the following information: (a) annual financial statements with respect to an annual report and quarterly financial statements with respect to a quarterly report (including a balance sheet, statement of operations and statement of cash flows) prepared in accordance with GAAP, (b) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” containing information customarily included in such section when included in a Form 10-K or Form 10-Q, as applicable, filed with the SEC (but only to the extent similar information is included in the Offering Memorandum), (c) [reserved], (d) a presentation of EBITDA of UK Holdco and its Restricted Subsidiaries for the trailing twelve month period substantially consistent with the presentation of “Standalone Adjusted EBITDA” in the Offering Memorandum and derived from such financial statements, and (e) with respect to the annual report only, a report on the annual financial statements by UK Holdco’s independent registered public accounting firm; and

(2)         the information that would be required to be contained in filings with the SEC on Form 8-K by the Issuer or UK Holdco if the Issuer or UK Holdco were required to file such reports for any of the following events: (a) significant acquisitions or dispositions, (b) the bankruptcy of UK Holdco, the Issuer or a Significant Subsidiary, (c) the acceleration of any Indebtedness of UK Holdco or any Restricted Subsidiary having a principal amount in excess of $125.0 million, (d) a change in certifying independent auditor with respect to UK Holdco or any indirect parent whose financial statements are provided as permitted by this Indenture, (e) the appointment or departure of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer or President (or persons fulfilling similar duties) of UK Holdco or the Issuer, (f) resignation of a director of UK Holdco or the Issuer on disagreeable terms, (g) change in fiscal year, (h) non-reliance on previously issued financial statements, (i) change of control transactions, (j) entry into material agreements, (k) entry into material financial obligations and (l) historical financial statements of an acquired business (relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K to the extent and in the form available to the Issuer (as determined by the Issuer in good faith) if the Issuer or UK Holdco were a domestic reporting company under the Exchange Act); provided, however, that no such current report will be required to be furnished if UK Holdco determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of UK Holdco and its Restricted Subsidiaries, taken as a whole; provided, further, however, that no such current report will be required to include a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between UK Holdco (or any of its Subsidiaries) and any director or officer;

In connection therewith and for the avoidance of doubt, all such reports (A) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) shall not be required to contain the separate financial information contemplated by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X promulgated by the SEC (other than information with respect to Guarantors to the extent required to be provided under Section 4.02(a)(1)), (C) shall not be required to comply with Items 402, 405, 406, 407 and 601 of Regulation S-K promulgated by the SEC, (D) shall not be required to contain any exhibit (including any financial statements that would be required to be filed as an exhibit), (E) shall not be required to comply with rules or regulations promulgated by the SEC concerning Extensible Business Reporting Language (XBRL) and (F) shall not be required to comply with the requirements of Regulation S-X to the extent such requirements were not complied with in the Offering Memorandum.

(b)            All such annual reports shall be furnished within 90 days after the end of the fiscal year (or such longer period as may be permitted by the SEC if the Issuer or UK Holdco were then subject to SEC reporting requirements as a non-accelerated domestic filer) to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated domestic filer) to which they relate. All such current reports shall be furnished within 10 Business Days after the occurrence of each event that would be required to be reported in such current report.

(c)            The Issuer shall make available such information and such reports (as well as the details regarding the conference call described below) to any (i) Holder, (ii) beneficial owner of the Securities, (iii) bona fide prospective investor in the Securities, (iv) bona fide securities analyst or (v) bona fide market maker in the Securities, in each case, by confidentially posting such information on its website or on Intralinks or any comparable password-protected online data system and making readily available any password or other login information to any such recipient. The Trustee shall have no responsibility whatsoever to determine if such posting has occurred. The Issuer shall hold a quarterly conference call for the Holders and securities analysts to discuss such financial information for the previous quarter no later than ten Business Days after distribution of such financial information. The Issuer may require an acknowledgement from any such recipient that (i) it will keep all information confidential, (ii) it will not use such information in violation of applicable securities laws and (iii) it will not use the information to compete with the Issuer and is not a person principally engaged in a Similar Business or that derives a significant portion of its revenues from a Similar Business in connection with access to its financial information or conference calls and may withhold access from any person who does not satisfy such conditions in its good faith judgment. While the Issuer or any direct or indirect parent of the Issuer is in registration with respect to an initial public offering, the Issuer or any direct or indirect parent of the Issuer shall not be required to disclose any information or take any actions which, in the view of the Issuer, would violate securities laws or the SEC’s gun jumping rules and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d)            Notwithstanding the foregoing, for so long as the Public Parent or any other direct or indirect parent of the Issuer is a public reporting company (a “Reporting Company”), the Issuer shall be deemed to have satisfied its obligations in this Section 4.02 with respect to furnishing financial information relating to UK Holdco by furnishing financial information relating to such Reporting Company upon the filing of reports containing such information with the SEC or other securities commissions or stock exchange; provided, that if a Reporting Company files such reports with the SEC and such Reporting Company has more than de minimis business operations separate and apart from its ownership of UK Holdco, then the financial statements of such Reporting Company shall include (or the Issuer shall otherwise furnish to the Trustee and holders of Securities in accordance with this covenant) a presentation of selected financial metrics (in UK Holdco’s sole discretion), which need not be audited, that show the difference between the information relating to such Reporting Company, on the one hand, and the information relating to UK Holdco and its Restricted Subsidiaries on a stand-alone basis, on the other hand; provided, further, that no such disclosure will be required to be furnished if UK Holdco determines in its good faith judgment that such disclosure is not material to the Holders. The Trustee will have no responsibility to determine whether such filing has occurred.

(e)            The Issuer shall also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Securities are not freely transferable under the Securities Act.

(f)             If UK Holdco has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of UK Holdco, then the annual and quarterly information required by Section 4.02(a)(1) shall include a presentation of selected financial metrics (in UK Holdco’s sole discretion), which need not be audited, of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

(g)            Notwithstanding anything herein to the contrary, the Issuer shall not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 6.01(c) until 120 days after the date any report hereunder is due. Notwithstanding anything herein to the contrary, any failure to comply with this Section 4.02 shall be automatically cured when the Issuer or any direct or indirect parent of the Issuer, as the case may be, makes available all required reports to the Holders.

(h)            Delivery of reports, information and documents to the Trustee is for informational purposes only and the information and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to review or analyze reports delivered to it.

SECTION 4.03.         Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)            (i) UK Holdco shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) UK Holdco shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that UK Holdco and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any of UK Holdco’s Restricted Subsidiaries may issue shares of Preferred Stock, in each case, if either (x) the Fixed Charge Coverage Ratio of UK Holdco and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 or (y) the Consolidated Total Debt Ratio of UK Holdco would not exceed 6.50 to 1.00 (any such debt incurred pursuant to this proviso, “Ratio Debt”), in each case determined on a Pro Forma Basis; provided, further, however, that the aggregate principal amount of Indebtedness (excluding Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not the Issuer or Guarantors of the Securities shall not exceed the greater of (x) $450.0 million and (y) 39% of LTM EBITDA at any one time outstanding pursuant to this Section 4.03(a) (less the outstanding amount of any Indebtedness Incurred by Restricted Subsidiaries that are non-Guarantor Subsidiaries pursuant to Section 4.03(b)(xix)(1).

(b)          The limitations set forth in Section 4.03(a) shall not apply to (collectively, “Permitted Debt”):

(i)            the Incurrence by UK Holdco or its Restricted Subsidiaries of Indebtedness under any Debt Facility (and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof)) in an aggregate principal amount not to exceed the sum of:

(1) (A) $2,900.0 million, plus (B) $350.0 million plus (C) an amount equal to the greater of (x) $1,200.0 million and (y) 100% of LTM EBITDA, in each case, at any one time outstanding, plus

(2) the maximum amount of Indebtedness such that on a Pro Forma Basis, either (A) the Consolidated Secured Debt Ratio of UK Holdco does not exceed 6.50 to 1.00 or (B) the Consolidated First Lien Debt Ratio of UK Holdco does not exceed 5.00 to 1.00 (with any Indebtedness Incurred under Section 4.03(b)(i)(1)(C) hereof on the date of determination of the Consolidated Secured Debt Ratio or Consolidated First Lien Debt Ratio not being included in the calculation of Consolidated Secured Debt Ratio or Consolidated First Lien Debt Ratio, as applicable, under this Section 4.03(b)(i)(2) on such date but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date), provided, that (x) any Indebtedness Incurred and outstanding pursuant to Sections 4.03(b)(i)(1) and (2) shall be deemed to be Indebtedness that is secured by a Lien on Collateral, whether or not so secured, solely for purposes of calculating the Consolidated Secured Debt Ratio for Section 4.03(b)(i)(2)(A), (y) any Indebtedness Incurred and outstanding pursuant to Section 4.03(b)(i)(2)(B) shall be deemed to be Indebtedness secured by a Lien on the Collateral that ranks pari passu with the Liens securing the Securities, whether or not so secured, solely for the purposes of calculating the Consolidated First Lien Debt Ratio for Section 4.03(b)(i)(2)(B) and (z) any Indebtedness Incurred pursuant to this Section 4.03(b)(i) may be refinanced at any time if such refinancing does not exceed the greater of (I) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to this Section 4.03(b)(i) on the date of such refinancing and (II) the aggregate principal amount of the Indebtedness being refinanced at such time (together with an amount necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, associated with such refinancing) and, in the case of a refinancing of Indebtedness under the Credit Agreement outstanding on the Completion Date, such Indebtedness shall be treated for all purposes as Incurred pursuant to this Section 4.03(b)(i);

(ii)           the Incurrence by the Issuer and the Guarantors of Indebtedness represented by (1)  the Original Securities and the Guarantees thereof, as applicable, and (2) the Unsecured Notes issued on the Issue Date and any guarantees with respect thereto;

(iii)          Indebtedness existing on the Completion Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b));

(iv)         Indebtedness (including, without limitation, Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by UK Holdco or any of its Restricted Subsidiaries, Disqualified Stock issued by UK Holdco or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of UK Holdco to finance all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of UK Holdco or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this Section 4.03(b)(iv), not to exceed the greater of (x) $550.0 million and (y) 47% of LTM EBITDA at any one time outstanding minus amounts Incurred and outstanding under Section 4.03(b)(xiii) in respect of Indebtedness originally Incurred under this Section 4.03(b)(iv); provided that Capitalized Lease Obligations incurred by UK Holdco or any Restricted Subsidiary pursuant to this Section 4.03(b)(iv) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by UK Holdco or such Restricted Subsidiary to permanently repay outstanding loans under any credit agreement, Debt Facility or other Indebtedness secured by a Lien on the assets subject to such Sale/Leaseback Transaction;

(v)          Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing;

(vi)         Indebtedness arising from agreements of UK Holdco or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of UK Holdco in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)        shares of Preferred Stock of a Restricted Subsidiary issued to UK Holdco or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to UK Holdco or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(viii)       Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to UK Holdco or (b) UK Holdco or any Restricted Subsidiary to any Restricted Subsidiary; provided that if the Issuer or a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Securities or the Guarantee of such Guarantor, as the case may be; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable, (except to UK Holdco or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;

(ix)          Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) or in connection with the Transactions: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(x)           obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by UK Holdco or any of its Restricted Subsidiaries;

(xi)          Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this Section 4.03(b)(xi), does not exceed the greater of (x) $925.0 million and (y) 77% of LTM EBITDA at any one time outstanding (minus amounts Incurred and outstanding under Section 4.03(b)(xiii) in respect of Indebtedness originally Incurred under this Section 4.03(b)(xi));

(xii)         any guarantee by UK Holdco or any of its Restricted Subsidiaries of Indebtedness or other obligations of UK Holdco or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by UK Holdco or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Securities or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Securities substantially to the same extent as such Indebtedness is subordinated to the Securities or the Guarantee of such Restricted Subsidiary, as applicable;

(xiii)         the Incurrence by UK Holdco or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under Section 4.03(a) and Sections 4.03(b)(ii), (iii), (iv), (xi), (xiii), (xvi), (xix), (xxiv) and (xxvii) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest and fees and expenses, including any premium and defeasance costs, in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)         other than with respect to revolving Indebtedness, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (i) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced or defeased or (ii) the Weighted Average Life to Maturity of the Securities;

(2)         has a Stated Maturity which is no earlier than the earlier of (i) the Stated Maturity of the Indebtedness being refunded, refinanced, replaced or defeased or (ii) the Stated Maturity of the Securities;

(3)         to the extent such Refinancing Indebtedness refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)         is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount necessary to pay accrued and unpaid interest and fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such refinancing; and

(5)         shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco; (y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or (z) Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xiv)        Indebtedness arising from (i) Cash Management Services or any Bank Products and (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that in the case of subclause (ii) of this Section 4.03(b)(xiv) such Indebtedness is extinguished within ten Business Days of its Incurrence;

(xv)         Indebtedness of UK Holdco or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xvi)         Contribution Indebtedness;

(xvii)        Indebtedness of UK Holdco or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xviii)       Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to UK Holdco or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xix)          (1) Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco or any of its Restricted Subsidiaries Incurred to finance an acquisition or other Investment or (2) Acquired Indebtedness of UK Holdco or any of its Restricted Subsidiaries not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction; provided that, in the case of subclause (1), (i) after giving effect to the transactions that result in the Incurrence or issuance thereof, on a Pro Forma Basis, either (a) UK Holdco would be permitted to Incur at least $1.00 of additional Ratio Debt pursuant to the test set forth in Section 4.03(a) or (b) either (x) the Fixed Charge Coverage Ratio of UK Holdco and its Restricted Subsidiaries would not be less than immediately prior to such transactions, or (y) the Consolidated Total Debt Ratio of UK Holdco would not be greater than immediately prior to such transactions and (B) the aggregate principal amount of Indebtedness Incurred by Restricted Subsidiaries which are non-Guarantor Subsidiaries under this clause (xix)(1) shall not exceed the greater of $450.0 million and 39% of LTM EBITDA at any one time outstanding (less the outstanding amount of any Indebtedness Incurred by Restricted Subsidiaries that are non-Guarantor Subsidiaries pursuant to the proviso set forth in Section 4.03(a));

(xx)          Indebtedness Incurred by UK Holdco or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Securities;

(xxi)         guarantees (a) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments permitted under this Indenture;

(xxii)        Indebtedness issued by UK Holdco or any of its Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of UK Holdco or any direct or indirect parent company of UK Holdco to the extent permitted by Section 4.04(b)(iv);

(xxiii)       Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of UK Holdco and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of UK Holdco and its Restricted Subsidiaries;

(xxiv)       Indebtedness Incurred by joint ventures of UK Holdco or any of the Restricted Subsidiaries (or by UK Holdco or any of the Restricted Subsidiaries on behalf of any such joint venture) or guarantees of the foregoing, and Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors, in an aggregate principal amount not to exceed the greater of (x) $625.0 million and (y) 54% of LTM EBITDA at any one time outstanding (minus amounts Incurred and outstanding under Section 4.03(b)(xiii) in respect of Indebtedness originally Incurred under this Section 4.03(b)(xxiv));

(xxv)        customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi)       Indebtedness Incurred pursuant to Sale/Leaseback Transactions; and

(xxvii)      Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $100.0 million and (y) 10% of LTM EBITDA at any one time outstanding (minus amounts Incurred and outstanding under Section 4.03(b)(xiii) in respect of Indebtedness originally Incurred under this Section 4.03(b)(xxvii)).

(c)            For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred as Ratio Debt, the Issuer shall, in its sole discretion, at the time of Incurrence, divide and/or classify, or at any later time re-divide and/or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03. With respect to Sections 4.03(b)(iv), (xi), (xxiv) and (xxvii), if at any time that the Issuer would be entitled to have Incurred any then outstanding item of Indebtedness as Ratio Debt, such item of Indebtedness shall be automatically reclassified into an item of Indebtedness Incurred as Ratio Debt. Notwithstanding the foregoing, (x) all term loan Indebtedness under the Credit Agreement outstanding on the Completion Date shall be deemed to have been Incurred pursuant to Section 4.03(b)(i)(1)(A) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness and (y) all Indebtedness under the Credit Agreement in respect of revolving commitments available on the Completion Date shall be deemed to be Incurred pursuant to Section 4.03(b)(i)(1)(B) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. The Issuer will also be entitled to divide, classify or reclassify an item of Indebtedness in more than one of the types of permitted Indebtedness described in Sections 4.03(a) and (b) without giving pro forma effect to the Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) Incurred pursuant to Section 4.03(b) when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that may be Incurred pursuant to Section 4.03(a).

(d)            For purposes of determining compliance with this Section 4.03, with respect to Indebtedness Incurred under a Debt Facility, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions under a Debt Facility that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall, subject to UK Holdco’s option to elect otherwise pursuant to Section 4.03(f), only be deemed for purposes of this Section 4.03 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once, and guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

(e)            For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a currency other than U.S. Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus an amount not exceeding the amount otherwise able to be Incurred pursuant to Section 4.03(b), it being understood that such amount shall constitute utilization of the applicable basket or exception to this Section 4.03, as the case may be).

(f)            In the event that, pursuant to either Section 4.03(a) or 4.03(b)(i)(2), UK Holdco or its Restricted Subsidiaries enters into or increases commitments under a revolving credit facility, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio and the Consolidated Total Debt Ratio of UK Holdco, will, for purposes of Section 4.03(a), Section 4.03(b)(i)(2) and clause (26)(y) of the definition of “Permitted Liens” (solely to the extent the Obligations under such revolving credit facility are secured by Liens on the Collateral) (collectively, the “Reserved Indebtedness Baskets”), as applicable, at UK Holdco’s option, as elected on the date such revolving credit commitments are entered into or increased, either (a) be determined on the date such revolving credit commitments are entered into or increased, in which case the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio and Consolidated Total Debt Ratio, as applicable, for purposes of calculating compliance with (A) the Consolidated Total Debt Ratio test set forth in Section 4.03(a), (B) the Consolidated First Lien Debt Ratio and the Consolidated Secured Debt Ratio test sets forth in Section 4.03(b)(i)(2) and (C) the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio and Consolidated Total Debt Ratio tests set forth in clause (26)(y) of the definition of “Permitted Liens” (collectively, the “Reserved Indebtedness Tests”), as applicable, shall be calculated (whether on such date or thereafter (but only with respect to such portion of commitments that have not been permanently reduced)) assuming that the full amount thereof has been borrowed as of such date, and, if the applicable Reserved Indebtedness Test is satisfied with respect thereto on such date, any future borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under the applicable Reserved Indebtedness Basket, in each case irrespective of the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (a) shall be the “Reserved Indebtedness Amount”) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment.

SECTION 4.04.      Limitation on Restricted Payments.

(a)            UK Holdco shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)             declare or pay any dividend or make any distribution on account of UK Holdco’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving UK Holdco (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of UK Holdco or to UK Holdco and its Restricted Subsidiaries or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, UK Holdco or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)           purchase or otherwise acquire or retire for value any Equity Interests of UK Holdco or any direct or indirect parent of UK Holdco;

(iii)          make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (viii) of Section 4.03(b)); or

(iv)          make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)           solely in the case of a Restricted Payment that is made in reliance on clause (3)(A) of this Section 4.04(a), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)            immediately after giving effect to such transaction on a Pro Forma Basis, UK Holdco could Incur at least $1.00 of additional Indebtedness as Ratio Debt; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by UK Holdco and its Restricted Subsidiaries after the Existing Notes Issue Date (including Restricted Payments permitted by Section 4.04(b)(1), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the sum of, without duplication,

(A)          50% of the Consolidated Net Income of UK Holdco for the period (taken as one accounting period) from October 1, 2019 to the end of UK Holdco’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, such amount shall be deemed to be $0), plus

(B)          100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by UK Holdco after the Existing Notes Issue Date from the issue or sale of Equity Interests of UK Holdco or any direct or indirect parent of UK Holdco (excluding (without duplication) Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or trust established by UK Holdco or any of its Subsidiaries), plus

(C)          100% of the aggregate amount of contributions to the capital of UK Holdco received in cash and the Fair Market Value of property other than cash after the Existing Notes Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(D)          the principal amount of any Indebtedness, or the liquidation preference or Maximum Fixed Repurchase Price, as the case may be, of any Disqualified Stock, of UK Holdco or any Restricted Subsidiary thereof issued after the Existing Notes Issue Date (other than Indebtedness or Disqualified Stock issued to UK Holdco or another Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in UK Holdco (other than Disqualified Stock) or any direct or indirect parent of UK Holdco, plus

(E)           100% of the aggregate amount received by UK Holdco or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by UK Holdco or any Restricted Subsidiary from:

(I)         the sale or other disposition (other than to UK Holdco or a Restricted Subsidiary) of Restricted Investments made by UK Holdco and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from UK Holdco and its Restricted Subsidiaries by any Person (other than UK Holdco or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 4.04(b)(vii)),

(II)        the sale (other than to UK Holdco or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary of Holdings, or

(III)       any distribution or dividend from an Unrestricted Subsidiary of Holdings (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income), plus

(F)           in the event any Unrestricted Subsidiary of UK Holdco has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, UK Holdco or a Restricted Subsidiary, in each case after the Existing Notes Issue Date, the Fair Market Value of the Investment of UK Holdco or its applicable Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.04(b)(vii) or constituted a Permitted Investment), plus

(G)           the greater of $350.0 million and 31% of LTM EBITDA, plus

(H)          the aggregate amount of Retained Declined Proceeds and Retained Declined Collateral Proceeds since the Existing Notes Issue Date (to the extent Holders were provided notice in connection with the Asset Sale Offer or Collateral Asset Sale Offer related thereto that any Excess Proceeds or Collateral Excess Proceeds not accepted by the Holders shall constitute Retained Declined Proceeds or Retained Declined Collateral Proceeds, as the case may be, since the Existing Notes Issue Date and such Retained Declined Proceeds and Retained Declined Collateral Proceeds will increase the amount available for Restricted Payments under Section 4.04(a)(3) to the extent not otherwise applied in accordance with Section 4.04(b)(xvi)).

(b)          The provisions of Section 4.04(a) shall not prohibit:

(i)             the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii)           (A) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of UK Holdco or any direct or indirect parent of UK Holdco or any Restricted Subsidiary or Subordinated Indebtedness of UK Holdco or any Restricted Subsidiary, in exchange for, or out of the proceeds of a sale (other than to UK Holdco or a Restricted Subsidiary) of, Equity Interests of UK Holdco or any direct or indirect parent of UK Holdco to the extent contributed to UK Holdco or any Restricted Subsidiary or contributions to the equity capital of UK Holdco or any Restricted Subsidiary (other than any Disqualified Stock or any Equity Interests sold to UK Holdco or any Restricted Subsidiary of UK Holdco or to an employee stock ownership plan or any trust established by UK Holdco or any of its Restricted Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 4.04(b)(vi), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of UK Holdco) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement and (C) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the sale (other than to UK Holdco or a Restricted Subsidiary) (made within 90 days of such redemption, repurchase, defeasance, exchange, retirement or other acquisition) (other than to a Subsidiary of UK Holdco or to an employee stock ownership plan or any trust established by UK Holdco or any of its Restricted Subsidiaries) of Refunding Capital Stock;

(iii)          the prepayment, redemption, repurchase, defeasance, exchange or other acquisition or retirement of Subordinated Indebtedness of UK Holdco or any Restricted Subsidiary (x) constituting Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction or (y) made by exchange for, or out of the proceeds of the sale (made within 90 days of such prepayment, redemption, repurchase, defeasance, exchange, or other acquisition) of, new Indebtedness of UK Holdco or a Restricted Subsidiary that is Incurred in accordance with Section 4.03 so long as, in each case of this clause (y):

(A)          the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, defeased, exchanged, acquired or retired for value (plus accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so prepaid, redeemed, repurchased, defeased, exchanged, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);

(B)           such Indebtedness is subordinated to the Securities or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so prepaid, purchased, exchanged, redeemed, repurchased, defeased, exchanged, acquired or retired;

(C)           such Indebtedness has a final scheduled maturity date no earlier than the final scheduled maturity date of the earlier of (i) the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired or (ii) the Securities; and

(D)          other than with respect to revolving Indebtedness, such Indebtedness has a Weighted Average Life to Maturity that is not less than the lesser of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, defeased, acquired or retired and (y) the remaining Weighted Average Life to Maturity of the Securities;

(iv)          the purchase, retirement, redemption or other acquisition (or dividends to UK Holdco or any other direct or indirect parent of UK Holdco to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of UK Holdco or any direct or indirect parent of UK Holdco held by any future, present or former employee, director or consultant of UK Holdco or any direct or indirect parent of UK Holdco or any Subsidiary of UK Holdco or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed the greater of (x) $100.0 million and (y) 10% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)          the cash proceeds received by UK Holdco or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of UK Holdco or any direct or indirect parent of UK Holdco (to the extent contributed to UK Holdco or any Restricted Subsidiary) to members of management, directors or consultants of UK Holdco and its Restricted Subsidiaries or any other direct or indirect parent of UK Holdco that occurs after the Existing Notes Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 4.04(a)(3)); plus

(B)           the cash proceeds of key man life insurance policies received by UK Holdco or any direct or indirect parent of UK Holdco (to the extent contributed to the Issuer or UK Holdco) or any other Restricted Subsidiary after the Existing Notes Issue Date;

(provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year); in addition, cancellation of Indebtedness owing to UK Holdco or any of its Restricted Subsidiaries from any current, former or future officer, director or employee (or any permitted transferees thereof) of UK Holdco or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of UK Holdco (or any direct or indirect parent company thereof) from such Persons will be deemed not to constitute a Restricted Payment for purposes of this Section 4.04 or any other provisions of this Indenture;

(v)           the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of UK Holdco or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 4.03;

(vi)          (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Notes Issue Date, (B) the declaration and payment of dividends to any direct or indirect parent of UK Holdco, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of UK Holdco issued after the Existing Notes Issue Date and (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(b)(ii); provided, however, that (I) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, UK Holdco would be permitted to incur at least $1.00 of additional Ratio Debt pursuant to the test set forth in Section 4.03(a) and (II) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by UK Holdco from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Notes Issue Date;

(vii)        Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of x) $350.0 million and 31% of LTM EBITDA at any one time outstanding;

(viii)       the payment of dividends on UK Holdco’s common stock (or the payment of dividends to any direct or indirect parent of UK Holdco to fund the payment by any direct or indirect parent of UK Holdco of dividends on such entity’s common stock) of up to the sum of (A) an amount equal to 6.0% per annum of the net proceeds received by or contributed to UK Holdco or its applicable direct or indirect parent as a result of any public offering of Public Parent’s ordinary shares (or other common equity securities) and (B) an amount equal to 2.0% per annum of the Market Capitalization of the Public Parent (or UK Holdco, Holdings, or any applicable Parent Holding Company);

(ix)          Restricted Payments in an amount equal to the amount of Excluded Contributions made;

(x)           other Restricted Payments in an aggregate amount not to exceed the greater of (x) $550.0 million and (y) 47% of LTM EBITDA;

(xi)          the distribution, as a dividend or otherwise, of shares of Capital Stock of, or other securities of, or Indebtedness owed to UK Holdco or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii)         any payments pursuant to a Tax sharing agreement between UK Holdco and any other Person or a Restricted Subsidiary and any other Person with which UK Holdco or any Restricted Subsidiary files a consolidated Tax return or with which UK Holdco or any Restricted Subsidiary is part of a group for Tax purposes or any Tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such Tax sharing agreement or arrangement and payment does not permit or require payments in excess of the amounts of Tax that would be payable by UK Holdco or the Restricted Subsidiaries on a stand-alone basis;

(xiii)        the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent of UK Holdco, in the amount required for such entity to:

(A)          pay amounts equal to the amounts required for any direct or indirect parent of UK Holdco to pay fees and expenses (including franchise, capital stock, minimum and other similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of UK Holdco or any direct or indirect parent of UK Holdco, if applicable, and general corporate operating and overhead expenses (including legal, accounting and other professional fees and expenses) of any direct or indirect parent of UK Holdco, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of UK Holdco, if applicable, and its Subsidiaries;

(B)           pay, if applicable, amounts equal to amounts required for any direct or indirect parent of UK Holdco, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to UK Holdco or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, UK Holdco or any of its Restricted Subsidiaries Incurred in accordance with Section 4.03; and

(C)           pay fees and expenses Incurred by any direct or indirect parent related to any equity or debt offering of such parent (whether or not successful);

(xiv)        (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such grant or award;

(xv)         purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi)        the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco and its Restricted Subsidiaries pursuant to provisions similar to those described under Section 4.06 and Section 4.08; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer, as the case may be, with respect to the Securities as a result of such Change of Control, Collateral Asset Sale Offer or Asset Sale, as the case may be, and has repurchased all such Securities validly tendered and not withdrawn in connection with such Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, as the case may be;

(xvii)       any joint venture that is not a Restricted Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(xviii)      any Restricted Payments made in connection with the consummation of the Transactions;

(xix)         the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of UK Holdco;

(xx)          payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of UK Holdco and its Subsidiaries;

(xxi)        the prepayment, redemption, repurchase, defeasance, exchange or other acquisition or retirement of Subordinated Indebtedness of UK Holdco or any Restricted Subsidiary or any direct or indirect parent of UK Holdco (including dividends made to effectuate such prepayment, redemption, repurchase, defeasance, exchange or other acquisition or retirement), in an aggregate amount not to exceed the greater of (x) $175.0 million and (y) 16% of LTM EBITDA; and

(xxii)       other Restricted Payments, so long as the Consolidated Total Debt Ratio of UK Holdco and its Restricted Subsidiaries on a consolidated basis is no greater than 4.75 to 1.00, determined on a Pro Forma Basis;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under Section 4.04(b)(x) and 4.04(b)(xxii), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           UK Holdco shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by UK Holdco and its Restricted Subsidiaries (except to the extent repaid prior to the time of designation) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d)           For purposes of this Section 4.04, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment in any manner that complies with this Section 4.04 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 4.05.      Dividend and Other Payment Restrictions Affecting Subsidiaries. UK Holdco shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(a)           (i) pay dividends or make any other distributions to UK Holdco or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to UK Holdco or any of its Restricted Subsidiaries;

(b)          make loans or advances to UK Holdco or any of its Restricted Subsidiaries; or

(c)           sell, lease or transfer any of its properties or assets to UK Holdco or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions in effect or entered into or existing on the Completion Date, including pursuant to the Credit Agreement, the Existing Notes Indenture, the Unsecured Notes Indenture, Hedging Obligations and any other documents relating to the Transactions;

(2)           this Indenture, the Securities, the Security Documents any Additional Securities permitted to be Incurred under this Indenture and in each case any guarantees thereof;

(3)           applicable law or any applicable rule, regulation or order;

(4)           any agreement or other instrument of a Person acquired by UK Holdco or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into UK Holdco or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(5)           contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6)           Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.11 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)           customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

(9)           purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

(10)         customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) above on the property subject to such lease, license, contract or agreement;

(11)         any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)         other Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco or any Restricted Subsidiary that is Incurred subsequent to the Completion Date pursuant to Section 4.03; provided that either (a) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payment on the Securities (as determined by the Issuer in good faith) or (b) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in this Indenture (with respect to other indentures) or the Credit Agreement outstanding on the Completion Date (with respect to other credit agreements);

(13)         any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;

(14)         arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of UK Holdco or any Restricted Subsidiary thereof in any manner material to UK Holdco or any Restricted Subsidiary thereof;

(15)         existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined by UK Holdco in good faith);

(16)         restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which UK Holdco or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of UK Holdco or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of UK Holdco or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(17)         any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to UK Holdco or a Restricted Subsidiary to other Indebtedness Incurred by UK Holdco or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06.      Asset Sales.

(a)           UK Holdco shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1)           UK Holdco or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the Equity Interests issued or assets sold or otherwise disposed of; and

(2)           except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by UK Holdco or such Restricted Subsidiary, as the case may be, together with the consideration for all other Asset Sales that have been made since the Existing Notes Issue Date (on a cumulative basis), is in the form of Cash Equivalents; provided, however, that in the case of Asset Sales involving the disposition of non-core assets (as determined by UK Holdco in its good faith judgment; provided the value of such non-core assets does not exceed 50% of the consideration payable in connection with such acquisition) acquired as part of any acquisition after the Existing Notes Issue Date, only 50% of the consideration therefor, together with the consideration for all other Asset Sales made pursuant to this proviso since the Existing Notes Issue Date, must be in the form of Cash Equivalents; provided, further, that the amount of:

(i)    any liabilities (as shown on UK Holdco’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if Incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in UK Holdco’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such Incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Issuer) of UK Holdco or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Securities) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies UK Holdco or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;

(ii)     any notes or other obligations or other securities or assets received by UK Holdco or such Restricted Subsidiary from such transferee that are converted by UK Holdco or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(iii)  any Designated Non-cash Consideration received by UK Holdco or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $275.0 million and (y) 24% of LTM EBITDA, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iv)  Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that UK Holdco and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(v)   consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not UK Holdco or a Restricted Subsidiary, shall each be deemed to be Cash Equivalents for the purposes of this Section 4.06.

(b)          Within 450 days after UK Holdco’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, UK Holdco or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale, at its option:

(i)            to the extent such Net Cash Proceeds are from an Asset Sale of Collateral, to repay any First Priority Lien Obligations (other than the Securities), including Indebtedness under the Credit Agreement (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) or the Existing Notes; provided that if the Issuer or any Guarantor shall so reduce such First Priority Lien Obligations, the Issuer or such Guarantor will equally and ratably reduce Obligations under the Securities (A) through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof), (B) by redeeming Securities if the Securities are then redeemable as provided under Article 3 or (C) by making an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the principal amount of the Securities,

(ii)           to the extent such Net Cash Proceeds are from an Asset Sale that does not constitute Collateral, (x) to repay any Indebtedness secured by a Lien on such asset or (y) to repay any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Securities or the relevant Guarantee (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that if the Issuer or any Guarantor shall so reduce such Indebtedness, the Issuer or such Guarantor will equally and ratably reduce Obligations under the Securities (A) through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof), (B) by redeeming Securities if the Securities are then redeemable as provided under Article 3 or (C) by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the principal amount of the Securities,

(iii)          to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case used or useful in a Similar Business,

(iv)          to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), properties or assets that replace the properties and assets that are the subject of such Asset Sale (“Replacement Assets”),

(v)           to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to UK Holdco or another Restricted Subsidiary, or

(vi)         any combination of the foregoing;

provided that UK Holdco and its Restricted Subsidiaries shall be deemed to have complied with Sections 4.06(b)(iii) and (iv) if and to the extent that, within 450 days after the Asset Sale that generated the Net Cash Proceeds, the Issuer or UK Holdco has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in Sections 4.06(b)(iii) and (iv) (an “Acceptable Agreement”) with the good faith expectation that such acquisition, purchase or capital expenditure will be completed within 180 days after the end of such 450-day period; provided, further, that if any Acceptable Agreement is later cancelled or terminated for any reason after the end of such 450-day period and before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be.

Notwithstanding the foregoing, to the extent that (x) a repatriation or other distribution of any or all of the Net Cash Proceeds of any Asset Sale by a Subsidiary to UK Holdco (and payment of such amounts by UK Holdco to the Issuer) is prohibited or delayed by applicable local law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), (y) such distribution would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officers) or (z) a distribution of any or all of the Net Cash Proceeds of any Asset Sale by a Subsidiary of the Issuer to the Issuer or by any Subsidiary to UK Holdco (and payment of such amounts by UK Holdco to the Issuer) would reasonably be expected to result in material adverse Tax consequences, as determined by UK Holdco in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 4.06 and may be retained by the applicable Subsidiary; provided that within 450 days of the receipt of such Net Cash Proceeds, UK Holdco shall use commercially reasonable efforts to permit repatriation of the proceeds that would otherwise be subject to this Section 4.06, if such repatriation (A) can be effected without violating local law, (B) would not present a material risk as described in clause (y) above and (C) can be effected without incurring material adverse Tax consequences, and, if such proceeds may be repatriated such proceeds shall be required to be applied in compliance with this Section 4.06 within such 450-day period, subject to the immediately preceding paragraph of this Section 4.06(b).

Pending the final application of any such Net Cash Proceeds, UK Holdco or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents or Investment Grade Securities.

Any Net Cash Proceeds from any Asset Sale of Collateral that are not applied as provided and within the time period set forth in the second and third immediately preceding paragraphs (it being understood that any portion of such Net Cash Proceeds used to make an offer to purchase Securities, as described in Section 4.06(b)(ii), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of the Securities, and if required by the terms of any First Priority Lien Obligations or other Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Securities with respect to the Collateral), to all Holders of such First Priority Lien Obligations or other Obligations, as appropriate, on a pro rata basis (a “Collateral Asset Sale Offer”), to purchase the maximum principal amount of Securities and such other Indebtedness that is in minimum denominations of at least $2,000 and integral multiples of $1,000 in excess thereof with respect to the Securities that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such other First Priority Lien Obligations or other Obligations of the Issuer or any Guarantor were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture or the agreement governing such First Priority Lien Obligations or other Obligations. The Issuer will commence a Collateral Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Collateral Excess Proceeds exceeds $100.0 million by mailing or electronically sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale of Collateral by making a Collateral Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Collateral Excess Proceeds of $100.0 million or less. To the extent that the aggregate amount of Securities and such other First Priority Lien Obligations or other Obligations of the Issuer or any Guarantor tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuer may use any remaining Collateral Excess Proceeds (any such amount, “Retained Declined Collateral Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Securities or such other First Priority Lien Obligations or other Obligations of the Issuer or any Guarantor surrendered by Holders thereof exceeds the amount of Collateral Excess Proceeds, the Issuer shall select or cause to be selected the Securities and the trustee or agent for such other Indebtedness shall select such other Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Securities or such Indebtedness tendered (subject to adjustment so that no Securities in an unauthorized denomination shall remain outstanding after such purchase). Upon completion of any such Collateral Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

Any Net Cash Proceeds from any Asset Sale that does not constitute Collateral that are not applied as provided and within the time period set forth in the immediately preceding paragraphs (it being understood that any portion of such Net Cash Proceeds used to make an offer to purchase Securities, as described in Section 4.06(b)(ii), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of Securities, and if required by the terms of any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Securities or the relevant Guarantee, to the holders of such Indebtedness (an “Asset Sale Offer”) to purchase the maximum principal amount of Securities and such Indebtedness that is in minimum denominations of at least $2,000 and integral multiples of $1,000 in excess thereof with respect to the Securities that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Securities or the relevant Guarantee was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, but not including, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture or the agreement governing such other Indebtedness. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $100.0 million by mailing or electronically sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $100.0 million or less. To the extent that the aggregate amount of Securities and such Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Securities or the relevant Guarantee tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds (any such amount, “Retained Declined Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Securities or the Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Securities or the relevant Guarantee surrendered by holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select or cause to be selected the Securities and the trustee or agent for such other Indebtedness shall select such other Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Securities or such Indebtedness tendered (subject to adjustment so that no Securities in an unauthorized denomination shall remain outstanding after such purchase). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c)          The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Securities pursuant to an Asset Sale Offer or Collateral Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations described in this Indenture by virtue thereof.

SECTION 4.07.      Transactions with Affiliates.

(a)           UK Holdco shall not, and shall not permit any Restricted Subsidiaries of UK Holdco to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of UK Holdco (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $75.0 million and 8% of LTM EBITDA, unless:

(i)            Such Affiliate Transaction is on terms that are not materially less favorable to UK Holdco or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by UK Holdco or such Restricted Subsidiary with an unrelated Person; and

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of $100.0 million and 10% LTM EBITDA, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any other direct or indirect parent of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate provided to the Trustee certifying that such Affiliate Transaction complies with clause (i) above.

(b)          The provisions of Section 4.07(a) shall not apply to the following:

(i)            (A) transactions between or among Holdings, UK Holdco and/or any of the Restricted Subsidiaries of UK Holdco (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger or consolidation of UK Holdco or any direct parent company of UK Holdco; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of UK Holdco and such merger or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii)           (x) Restricted Payments permitted by Section 4.04 (including any payments that are exceptions to the definition of Restricted Payments set forth in Sections 4.04(a)(i) through (iv)) and (y) Permitted Investments;

(iii)          transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of UK Holdco (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of UK Holdco (or any direct or indirect parent thereof) in good faith;

(iv)         the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of UK Holdco or any Restricted Subsidiary or any direct or indirect parent of UK Holdco;

(v)          transactions in which UK Holdco or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to UK Holdco or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.07(a)(i);

(vi)         payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(vii)        any agreement, instrument or arrangement as in effect as of the Completion Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Completion Date as reasonably determined by the Issuer in good faith);

(viii)       the existence of, or the performance by UK Holdco or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Completion Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by UK Holdco or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Completion Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Holders in any material respect when taken as a whole as compared to the original transaction, agreement or arrangement as in effect on the Completion Date;

(ix)          (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to UK Holdco and its Restricted Subsidiaries in the reasonable determination of UK Holdco, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(x)           any transaction effected as part of a Qualified Receivables Financing;

(xi)          the sale or issuance of Equity Interests (other than Disqualified Stock) of UK Holdco to Holdings (or a successor direct parent of UK Holdco);

(xii)         [reserved];

(xiii)        payments by UK Holdco or any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of UK Holdco or any direct or indirect parent of UK Holdco in good faith;

(xiv)        any contribution to the capital of UK Holdco or any Restricted Subsidiary;

(xv)         transactions permitted by, and complying with, the provisions of Section 5.01;

(xvi)        [reserved];

(xvii)       pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii)      any employment agreements, option plans and other similar arrangements entered into by UK Holdco or any of its Restricted Subsidiaries with employees or consultants in the ordinary course of business;

(xix)        the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of UK Holdco or any direct or indirect parent of UK Holdco or of a Restricted Subsidiary, as appropriate, in good faith;

(xx)          the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 4.04(b)(xii) or with respect to franchise or similar Taxes, by Section 4.04(b)(xiii);

(xxi)        transactions to effect the Transactions;

(xxii)       any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by UK Holdco or any of its Restricted Subsidiaries with current, former or future officers and employees of UK Holdco or any of its respective Restricted Subsidiaries and the payment of compensation to officers and employees of UK Holdco or any of its respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxiii)      transactions with a Person that is an Affiliate of UK Holdco solely because UK Holdco, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;

(xxiv)      transactions with Affiliates solely in their capacity as holders of Indebtedness, Equity Interests of UK Holdco or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxv)        any agreement that provides customary registration rights to the equity holders of UK Holdco or any direct or indirect parent of UK Holdco and the performance of such agreements;

(xxvi)       payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of UK Holdco; and

(xxvii)     transactions between UK Holdco or any of its Restricted Subsidiaries and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person.

SECTION 4.08.      Change of Control.

(a)           Upon the occurrence of a Change of Control, each Holder shall have the right to require the Issuer to repurchase all or any part of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof (the “Change of Control Payment”), plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase any Securities pursuant to this Section 4.08 in the event that it has exercised its right to redeem such Securities of such Holder in accordance with Article 3 of this Indenture.

(b)          Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Securities in accordance with Article 3 of this Indenture, the Issuer shall cause a notice to be sent electronically, or, at the Issuer’s option, mailed by first-class mail or otherwise provided in accordance with the procedures of the Depository (a “Change of Control Offer”) to each Holder with a copy to the Trustee describing:

(i)              that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of the Holders of record on a record date to receive interest on the relevant interest payment date);

(ii)           the transaction or transactions constitute a Change of Control;

(iii)          the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is sent, except if delivered in advance of the occurrence of such Change of Control in accordance with this Section 4.08); and

(iv)         the instructions determined by the Issuer that a Holder must follow in order to have its Securities purchased; provided, however, if a Change of Control occurs prior to the Completion Date, the Issuer will not be required to make a Change of Control Offer until after the Completion Date

(c)           Holders electing to have a Security purchased shall be required to surrender the Security, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Issuer receive not later than two Business Days prior to the purchase date a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased. Holders whose Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

(d)          On the purchase date, all Securities purchased by the Issuer under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest to the Holders entitled thereto.

(e)           Notwithstanding the foregoing provisions of this Section 4.08, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08(b) applicable to a Change of Control Offer made by the Issuer and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer. In addition, for the avoidance of doubt, the Issuer will not be required to make a Change of Control Offer if the Issuer has previously or concurrently with the Change of Control, issued a notice of a full redemption pursuant to the provisions set forth under Article 3 of this Indenture.

(f)           At the time the Issuer delivers Securities to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Securities are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.08. A Security shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(g)          Prior to any Change of Control Offer, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(h)          The Issuer shall comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue of such compliance.

(i)            Notwithstanding the foregoing provisions, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, with a purchase date to occur upon, or within a specified period of time not to exceed 15 days after, the consummation of such Change of Control.

SECTION 4.09.      Compliance Certificate. UK Holdco shall deliver to the Trustee within 120 days after the end of each fiscal year of UK Holdco an Officer’s Certificate, the signer of which shall be the principal executive officer, principal accounting officer, principal financial officer or duly authorized manager or director of UK Holdco, stating that in the course of the performance by the signer of his or her duties as an officer, manager or director of UK Holdco he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If he or she does, the certificate shall describe the Default, its status and what action UK Holdco or the Issuer, as applicable, is taking or proposes to take with respect thereto.

SECTION 4.10.      Future Guarantors. Subject to the Guaranty and Security Principles, if, on or after the Completion Date, any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary) other than an Excluded Subsidiary that is not then a Guarantor guarantees or Incurs any Indebtedness under the Credit Agreement, then UK Holdco shall cause such Restricted Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall become a Guarantor under this Indenture and (ii) grant Liens on its assets as set forth under Section 4.17, in each case within 20 Business Days of the date that such guarantee or Lien, as applicable, has been granted pursuant to the Credit Agreement (giving effect to any extension granted by the Credit Agreement Collateral Agent thereunder).

SECTION 4.11.      Liens. UK Holdco shall not, and shall not permit the Issuer or any of UK Holdco’s Restricted Subsidiaries to, directly or indirectly, create or Incur any Lien (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property now owned or hereafter acquired (other than Permitted Liens), unless, in the case of any Subject Lien on any asset or property that does not constitute Collateral, the Securities (or a Guarantee, in the case of Subject Liens on assets or property of a Restricted Subsidiary that is a Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

Notwithstanding the foregoing, any Lien securing the Securities granted pursuant to the last clause of the preceding paragraph of this Section 4.11 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon (a) the release and discharge of the Subject Lien (including any deemed release upon payment in full of all obligations under such Indebtedness (except upon foreclosure or default of such Indebtedness)), (b) any sale, exchange or transfer to any Person other than the Issuer or any Guarantor of the property or assets secured by such Subject Lien, or of all of the Capital Stock held by the Issuer or any Guarantor in, or all or substantially all the assets of, any Guarantor creating such Subject Lien in each case in accordance with the terms of this Indenture, (c) payment in full of the principal of, and accrued and unpaid interest, if any, on the Securities, or (d) a defeasance or discharge of the Securities in accordance with the procedures described in Article 8, and in each case, subject to Section 10.02.

For purposes of determining compliance with this Section 4.11, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.11 and the definition of “Permitted Liens”; provided that any Liens in respect of Indebtedness Incurred pursuant to Section 4.03(b)(i)(1)(A) shall be deemed to have been Incurred pursuant to clause (26)(x) of the definition of “Permitted Liens,” and the Issuer shall not be permitted to reclassify all or any portion of such Liens.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.12.      Maintenance of Office or Agency.

(a)          The Issuer shall maintain, in the United States, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Securities may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Securities and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 12.02.

(b)          The Issuer may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency; provided that no office or agency of the Trustee shall be an office or agency of the Issuer for purposes of service of legal process against the Issuer or any Guarantor.

(c)          The Issuer hereby designates the corporate trust office of the Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.

SECTION 4.13.      Suspension of Covenants.

(a)          If on any date following the Completion Date (i) the Securities have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), UK Holdco and its Restricted Subsidiaries shall not be subject to Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.07, Section 4.10, Section 5.01(a)(iv), Section 5.01(b)(iv) and Section 5.01(c)(iv) (collectively, the “Suspended Covenants”).

(b)          In the event that UK Holdco and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Securities below an Investment Grade Rating, then UK Holdco and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c)           The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds and Collateral Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d)           In the event of any such reinstatement on a Reversion Date, no action taken or omitted to be taken by UK Holdco or any of its Restricted Subsidiaries prior to such Reversion Date (and no action taken or omitted to be taken following a Reversion Date in connection with honoring, complying with or otherwise performing or consummating any contractual commitments or obligations entered into during a Suspension Period) shall give rise to a Default or Event of Default under this Indenture with respect to any Securities; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made shall be calculated as though Section 4.04 had been in effect prior to, but not during, the Suspension Period; provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period unless such designation would have complied with Section 4.04 as if Section 4.04 would have been in effect during such period and (2) all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified as having been Incurred or issued pursuant to Section 4.03(b)(iii). In addition, for purposes of Section 4.07, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of UK Holdco during the Suspension Period prior to such Reversion Date shall be deemed to have been entered into on or prior to the Completion Date, and for purposes of Section 4.05, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such Section 4.05 shall be deemed to have been existing on the Completion Date.

(e)           The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on UK Holdco and its Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

SECTION 4.14.      Limitation on Holdings Activities.

(a)           Holdings shall ensure that its only material liabilities and material assets are, and that it shall only conduct, transact or otherwise engage in any material business or operations, as follows:

(i)            Holdings’ ownership of the Equity Interests of UK Holdco and activities incidental thereto;

(ii)           the entry into, and the performance of its obligations with respect to the Credit Agreement, this Indenture, the Existing Notes Indenture, the Unsecured Notes Indenture, the Security Documents, the First Lien Intercreditor Agreement, the Securities, the Existing Notes, the Unsecured Notes and other Indebtedness that has been guaranteed by, or is otherwise considered Indebtedness of, UK Holdco or any of the Restricted Subsidiaries Incurred in accordance with this Indenture;

(iii)          the consummation of the Transactions;

(iv)          the performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by this Indenture for Holdings to enter into and perform;

(v)           the payment of dividends and distributions (and other activities in lieu thereof permitted by this Indenture), the making of contributions to the capital of its Subsidiaries and guarantees of Indebtedness permitted to be Incurred under this Indenture and the guarantees of other obligations not constituting Indebtedness;

(vi)          the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries);

(vii)         the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock), including converting into another type of legal entity;

(viii)        the participation in Tax, accounting and other administrative matters as a member of any consolidated or similar group including UK Holdco, including compliance with applicable laws and legal, Tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees;

(ix)           the holding of any cash and Cash Equivalents (but not operating any property);

(x)            the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees;

(xi)           establishing and maintaining bank accounts;

(xii)          guaranteeing ordinary course obligations incurred by any of the Restricted Subsidiaries;

(xiii)         engaging in any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders; and

(xiv)         any activities incidental to the foregoing.

(b)            Holdings shall cause UK Holdco to, and UK Holdco shall, at all times remain a Wholly Owned Subsidiary of Holdings.

SECTION 4.15.      [Reserved]

SECTION 4.16.      Limitation on UK Holdco Activities.

(a)            UK Holdco shall cause the Issuer to, and the Issuer shall, at all times remain a Wholly Owned Restricted Subsidiary of UK Holdco.

(b)           For so long as any Securities are outstanding, UK Holdco shall not, and shall not permit any of its Restricted Subsidiaries to, commence or take any action to facilitate a winding-up, liquidation or other analogous proceeding in respect of the Issuer.

SECTION 4.17.      After-Acquired Property.

(a)           Notwithstanding anything in Section 4.10 to the contrary and subject to the Guaranty and Security Principles, from and after the Completion Date, if property (other than Excluded Assets) is acquired by the Issuer or a Guarantor that is not automatically subject to a perfected security interest under the applicable Security Documents or a Restricted Subsidiary that is not a Guarantor (including a newly formed one) becomes a Guarantor, then the Issuer or such Guarantor shall, as applicable, on or prior to the latest of (i) 60 days after the date of such formation or acquisition, (ii) the date on which financial statements are required to be delivered pursuant to Section 4.02(b) in respect of the fiscal quarter in which such formation or acquisition occurs and (iii) 20 Business Days after required in respect of the Credit Agreement (giving effect to any extension granted by the Credit Agreement Collateral Agent or, if the Credit Agreement is no longer outstanding, as the Collateral Agent shall reasonably agree):

(i)            grant a Lien on such property (or, in the case of a new Guarantor, all of its assets except Excluded Assets) to the Collateral Agent for the benefit of the Holders of Secured Notes; and

(ii)           deliver any required Security Documents or any required supplement to any Security Document, and cause such Lien to be perfected to the extent required by the Security Documents.

(b)           In no event shall the Issuer or any Guarantor be required to take any action in pursuit of the foregoing if such property is not pledged to secure the Obligations under the Credit Agreement (so long as it is outstanding). If reasonably requested by the Credit Agreement Collateral Agent with respect to the corresponding requirement under the Credit Agreement, legal opinions relating to the matters described above shall also be delivered to the Collateral Agent, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent and the Credit Agreement Collateral Agent; provided that no such legal opinions shall be required to the extent not delivered in connection with the pledging of such property to secure Obligations under the Credit Agreement (unless the Credit Agreement is no longer outstanding).

(c)           Notwithstanding anything in the foregoing to the contrary, in addition to other exceptions and limitations described in this Indenture and the Security Documents, and subject to the Guaranty and Security Principles and, in the case of the Escrow Account, the Escrow Agreement, Liens granted from time to time pursuant to this Indenture shall be subject to exceptions and limitations, including that:

(i)            in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than in respect of (x) delivery in accordance with any applicable intercreditor agreement of the certificated Equity Interests in UK Holdco, the Issuer and material wholly-owned Restricted Subsidiaries of UK Holdco to the extent constituting Collateral and otherwise required to be pledged and delivered pursuant to the Security Documents and (y) delivery in accordance with any applicable intercreditor agreement of any intercompany notes and other promissory notes held by the Issuer or a Guarantor that constitute Collateral evidencing debt for borrowed money in a principal amount of at least $25.0 million to the extent required to be pledged and delivered pursuant to the Security Documents;

(ii)           in no event shall Collateral include any Excluded Assets unless the Issuer so elects;

(iii)           in no event shall entry into any source code escrow arrangements or the registration of any intellectual property be required;

(iv)          no perfection actions shall be required, nor shall the Collateral Agent be authorized to take any perfection or other actions, other than (A) with respect to any Guarantor organized in the United States, (1) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s), (2) filings in the United States Copyright Office or the United States Patent and Trademark Office with respect to intellectual property and (3) subject to the First Lien Intercreditor Agreement, delivery of all Collateral consisting of certificated Equity Interests and intercompany notes and other promissory notes described in clause (i) above and (B) the actions required by the applicable Security Documents to the extent consistent with the Guaranty and Security Principles;

(v)           (A) no actions in any jurisdiction other than an Applicable Security Jurisdiction, or required by the laws of any jurisdiction other than an Applicable Security Jurisdiction, shall be required to be taken, nor shall the Collateral Agent be authorized to take any such action, to create any security interests in assets located or titled outside of an Applicable Security Jurisdiction (including any Equity Interests of Subsidiaries organized under the laws of a jurisdiction other than an Applicable Security Jurisdiction) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than an Applicable Security Jurisdiction and all guarantee agreements shall be governed under the laws of the State of New York) and (B) the Security Documents shall be consistent with the Guaranty and Security Principles;

(vi)          neither the Issuer nor any Guarantor shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement; and

(vii)         in no event shall the Issuer or any Guarantor be required, or the Collateral Agent be authorized, to take any action with respect to the Collateral if such action has not been taken (or is not required to be taken) in respect of the Credit Agreement, so long as it is outstanding, or if such action is not consistent with the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement.

(d)                  Any periods of time for the taking of any action with respect to the granting of security interests with respect to the Securities shall be deemed extended to the extent the same period is extended in respect of the Credit Agreement or by a person that becomes Applicable Authorized Representative (as such term is defined in the First Lien Intercreditor Agreement).

SECTION 4.18.      No Impairment of the Security Interests.

Except as otherwise permitted under this Indenture, the First Lien Intercreditor Agreement and the Security Documents, none of the Issuer nor any of the Guarantors shall be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Shared Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Securities.

ARTICLE 5

SUCCESSOR COMPANY

SECTION 5.01.      Merger, Consolidation or Sale of All or Substantially All Assets.

(a)           UK Holdco shall not consolidate or merge with or into or wind up into (whether or not UK Holdco is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis), in one or more related transactions, to any Person unless:

(i)            UK Holdco is the surviving corporation or the Person(s) formed by or surviving any such consolidation or merger (if other than UK Holdco) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, any territory of the United States, Luxembourg, or the United Kingdom (UK Holdco or such Person(s), as the case may be, being herein called the “Successor Parent Guarantor”);

(ii)           the Successor Parent Guarantor (if other than UK Holdco) expressly assumes all the obligations of UK Holdco under this Indenture, the Securities and the applicable Security Documents, pursuant to supplemental indentures or other documents or instruments;

(iii)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Parent Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Parent Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iv)           immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(A)           the Successor Parent Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(B)           either (x) the Fixed Charge Coverage Ratio for the Successor Parent Guarantor and its Restricted Subsidiaries would not be less than such ratio for UK Holdco and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consolidated Total Debt Ratio for the Successor Parent Guarantor would be less than or equal to such ratio for UK Holdco immediately prior to such transaction;

(v)           UK Holdco shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions), each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with, and are permitted by, this Indenture and that this Indenture constitutes a valid and binding obligation of the Successor Parent Guarantor; and

(vi)           to the extent any assets of the Person which is merged or consolidated with or into UK Holdco are assets of the type which would constitute Collateral under the Security Documents, UK Holdco or the Successor Parent Guarantor, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

The Successor Parent Guarantor will succeed to, and be substituted for, UK Holdco under this Indenture and UK Holdco’s Guarantee, and UK Holdco will automatically be released and discharged from its obligations under this Indenture, the Security Documents and UK Holdco’s Guarantee.

Notwithstanding the foregoing Section 5.01(a)(iii) and (iv), (x) UK Holdco may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing UK Holdco in a state of the United States, the District of Columbia, any territory of the United States, Luxembourg or the United Kingdom, (y) UK Holdco may merge or consolidate with or transfer all or part of its properties or assets to another Guarantor or the Issuer and (z) UK Holdco may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of UK Holdco or any of the jurisdictions set forth in clause (x) of this sentence, provided that, in each case, as compared to immediately prior to such transaction, (i) the amount of Indebtedness of UK Holdco and its Restricted Subsidiaries is not increased thereby and (ii) any such transaction does not lessen or negatively alter the obligations (including, for the avoidance of doubt, with respect to the release of any Guarantees) of the Issuer, UK Holdco or any other Guarantor under this Indenture, the Securities, the Guarantees and the Security Documents, as the case may be (any transaction described in this sentence, a “Specified Parent Guarantor Merger/Transfer Transaction”).

(b)           Holdings shall not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis), in one or more related transactions, to any Person unless:

(i)            Holdings is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, any territory of the United States, Luxembourg or the United Kingdom (Holdings or such Person, as the case may be, being herein called the “Successor Holdings Guarantor”) and, if such entity is not a corporation, a co-obligor of the Securities is a corporation organized or existing under such laws;

(ii)           the Successor Holdings Guarantor (if other than Holdings) expressly assumes all the obligations of Holdings under this Indenture, the Securities and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments;

(iii)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Holdings Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Holdings Guarantor or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv)           immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(A)           the Successor Holdings Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(B)           either (x) the Fixed Charge Coverage Ratio for the Successor Holdings Guarantor and its Restricted Subsidiaries would not be less than such ratio for UK Holdco and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consolidated Total Debt Ratio for the Successor Holdings Guarantor would be less than or equal to such ratio for UK Holdco immediately prior to such transaction;

(v)           Holdings shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions), each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with, and are permitted by, this Indenture and that this Indenture constitutes a valid and binding obligation of the Successor Holdings Guarantor; and

(vi)          to the extent any assets of the Person which is merged or consolidated with or into Holdings are assets of the type which would constitute Collateral under the Security Documents, Holdings or the Successor Holdings Guarantor, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

Subject to certain limitations described in this Indenture, the Successor Holdings Guarantor will succeed to, and be substituted for, Holdings under this Indenture and the Guarantee by Holdings, and Holdings will automatically be released and discharged from its obligations under this Indenture, the Security Documents and the Guarantee.

(c)           The Issuer shall not, and UK Holdco shall not permit the Issuer to, consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis), in one or more related transactions, to any Person unless:

(i)            the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Issuer or such Person, as the case may be, being herein called the “Successor Company”) and, if such entity is not a corporation, a co-obligor of the Securities is a corporation organized or existing under such laws;

(ii)           the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture, the Securities and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments;

(iii)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv)           immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(A)           the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(B)           either (x) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would not be less than such ratio for UK Holdco and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consolidated Total Debt Ratio for the Successor Company would be less than or equal to such ratio for UK Holdco immediately prior to such transaction;

(v)           the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions), each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with, and are permitted by, this Indenture and that this Indenture constitutes a valid and binding obligation of the Successor Company; and

(vi)          to the extent any assets of the Person which is merged or consolidated with or into the Issuer are assets of the type which would constitute Collateral under the Security Documents, the Issuer or Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

The Successor Company (if other than the Issuer) shall succeed to, and be substituted for, the Issuer under this Indenture and the Securities, and in such event, the Issuer shall automatically be released and discharged from its obligations under this Indenture and the Securities. Notwithstanding the foregoing Sections 5.01(c)(iii) and (iv), (x) the Issuer may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings, UK Holdco or any Restricted Subsidiary and (y) the Issuer may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in a state of the United States, the District of Columbia, any territory of the United States, Luxembourg or the United Kingdom, so long as, in each case, the amount of Indebtedness of UK Holdco and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence, a “Specified Merger/Transfer Transaction”).

(d)           Subject to the provisions of Section 11.02(d), which govern the release of a Guarantee upon the sale or disposition of a Guarantor, each Subsidiary Guarantor shall not, and UK Holdco shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (herein called the “Successor Guarantor”) unless:

(i)            the surviving company (or company to which assets are transferred) in such liquidation, merger, sale, transfer or other disposition is the Issuer or a Guarantor; or

(ii)           (A)          such sale or disposition or consolidation or merger is not in violation of Section 4.06;

(B)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(C)           the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions), stating that such consolidation, merger or transfer and such supplemental indenture complies with this Indenture and that this Indenture constitutes a valid and binding obligation of the Successor Guarantor;

(D)           the Successor Guarantor expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the Securities and the applicable Security Documents, pursuant to a supplemental indenture; and

(E)           to the extent any assets of the Person which is merged or consolidated with or into the Subsidiary Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Subsidiary Guarantor or the Successor Guarantor, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(F)           The Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Guarantee.

(e)           Notwithstanding the requirements set forth in Section 5.01(d), (1) a Subsidiary Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in a state of the United States, the District of Columbia, any territory of the United States, Luxembourg or the United Kingdom, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby, (2) a Subsidiary Guarantor may merge or consolidate with or transfer all or part of its properties or assets to another Guarantor or the Issuer, and (3) a Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or any of the jurisdictions set forth in clause (1) of this sentence.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.      Events of Default. An “Event of Default” occurs if:

(a)           a default occurs in any payment of interest, if any, on any Security when the same becomes due and payable, and such default continues for a period of 30 days,

(b)           a default occurs in the payment of principal or premium, if any, of any Security when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(c)           Holdings, UK Holdco or any Restricted Subsidiary of UK Holdco fails to comply with any of its agreements contained in the Securities or this Indenture (other than those referred to in (a) or (b) above) or the Security Documents and such failure continues for 60 days after receipt of a related written Notice of Default as specified below,

(d)           Holdings, UK Holdco, the Issuer or any Significant Subsidiary of UK Holdco fails to pay any Indebtedness (other than Indebtedness owing to Holdings, UK Holdco or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $125.0 million or its foreign currency equivalent,

(e)           Holdings, UK Holdco, the Issuer or any Significant Subsidiary of UK Holdco pursuant to or within the meaning of any Bankruptcy Law:

(i)           commences a voluntary case;

(ii)          consents to the entry of an order for relief against it in an involuntary case;

(iii)         consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)         makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(f)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)           is for relief against Holdings, UK Holdco, the Issuer or any Significant Subsidiary of UK Holdco in an involuntary case;

(ii)          appoints a Custodian of Holdings, UK Holdco, the Issuer or any Significant Subsidiary of UK Holdco or for any substantial part of its property; or

(iii)          orders the winding up or liquidation of Holdings, UK Holdco, the Issuer or any Significant Subsidiary of UK Holdco;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 90 days,

(g)           Holdings, UK Holdco, the Issuer or any Significant Subsidiary of UK Holdco fails to pay final and non-appealable judgments aggregating in excess of $125.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed,

(h)           the Guarantee of Holdings, UK Holdco or a Significant Subsidiary of UK Holdco ceases to be in full force and effect in any material respect (except as contemplated by the terms thereof) or any such Guarantor denies or disaffirms its obligations under this Indenture, any Guarantee or any Security Document and such Default continues for 21 days after written notice of such Default shall have been given to the Trustee,

(i)            (x) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any portion of the Collateral with an aggregate Fair Market Value in excess of $100.0 million (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Collateral Agent, the Credit Agreement Collateral Agent or the representative for any other series of First Priority Lien Obligations to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (y) such Default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Securities,

(j)            Holdings, UK Holdco, the Issuer or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable, or

(k)           the Issuer fails to consummate the Special Mandatory Redemption to the extent required pursuant to Section 3.12(c).

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is affected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation (i) bankruptcy laws of Luxembourg, (ii) Title 11, United States Code (as amended from time to time), (iii) the Insolvency Act of 1986 of the United Kingdom (as amended from time to time), or (iv) any similar law for the relief of debtors in any other jurisdiction applicable to Holdings, UK Holdco, the Issuer or any Significant Subsidiary of UK Holdco. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator, administrative receiver, manager, or similar official under any Bankruptcy Law.

A Default under clauses (c), (d), (g) and (i) above shall not constitute an Event of Default until the Trustee notifies the Issuer in writing or the Holders of at least 30% of the aggregate principal amount of the outstanding Securities notify the Issuer and the Trustee in writing of the Default and the Issuer does not cure such Default within the time specified in clauses (c), (d), (g) and (i) above, as applicable, after receipt of such notice. provided that a notice of Default must specify the Default, demand that it be remediated and state that such notice is a “Notice of Default.” A notice of Default may not be given with respect to any action taken, and reported publicly or to Holders of the Securities, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee or the Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee or the Collateral Agent, as applicable, that such Holder is not (or, in the case such holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Securities are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Securities in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee or the Collateral Agent, as applicable.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Securities, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Securities held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Securities, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Securities held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee and the Collateral Agent, as applicable), with the effect that such Event of Default shall be deemed never to have occurred, any acceleration voided and the Trustee and the Collateral Agent, as applicable, shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee in connection with a Default under clauses (c), (d), (g), (i) or (k), during the pendency of an Event of Default under clauses (e) or (f) as a result of proceeding under Bankruptcy Law shall not require compliance with the two immediately preceding paragraphs.

For the avoidance of doubt, each of the Trustee and the Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Collateral Agent shall have any liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

Any time period in the Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

SECTION 6.02.      Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(e) or (f) with respect to the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% of the aggregate principal amount of outstanding Securities by written notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest, if any, on all the Securities to be due and payable. Upon such a declaration, such principal and interest, if any, shall be due and payable immediately. If an Event of Default specified in Section 6.01(e) or (f) with respect to the Issuer occurs, the principal of, premium, if any, and interest on all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Securities by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in Section 6.01(d), such Event of Default and all consequences thereof (including, without limitation, the declaration of acceleration of the Securities) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, default, notice or action (as the case may be) giving rise to such Event of Default or (z) the default or acceleration that is the basis for such Event of Default has been cured or waived, it being understood that in no event shall an acceleration of the principal amount of the Securities as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.03.      Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

SECTION 6.04.      Waiver of Past Defaults. Provided the Securities are not then due and payable by reason of a declaration of acceleration, the Holders of a majority in principal amount of the Securities by notice to the Trustee may waive an existing Default or Event of Default and its consequences except (a) a Default or Event of Default in the payment of the principal of or interest on a Security or (b) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture and the Security Documents, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05.      Control by Majority. The Holders of a majority in principal amount of the Securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee or the Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other Holder (it being understood that neither the Trustee nor the Collateral Agent has an affirmative duty to ascertain whether or not any action or forbearance is unduly prejudicial to such Holders) or that would involve Trustee or the Collateral Agent in personal liability; provided, however, that each of the Trustee and or the Collateral Agent may take any other action deemed proper by the Trustee or the Collateral Agent, as applicable, that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee or the Collateral Agent, as applicable, shall be entitled to indemnification and/or security (which may include pre-funding) satisfactory to each of them against all losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.06.      Limitation on Suits.

(a)           Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Securities unless:

(i)            the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(ii)           the Holders of at least 30% of the aggregate principal amount of the Securities then outstanding make a written request to the Trustee to pursue the remedy;

(iii)          such Holder or Holders offer, and if required, provide to the Trustee security and/or indemnity (which may include pre-funding) satisfactory to it against any loss, liability or expense;

(iv)          the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)           the Holders of a majority in principal amount of the outstanding Securities do not give the Trustee a direction inconsistent with the request during such 60-day period.

(b)           A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee has no affirmative duty to ascertain whether or not such actions are unduly prejudicial to such Holders).

SECTION 6.07.      Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Securities held by such Holder, on or after the respective due dates expressed or provided for in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

SECTION 6.08.      Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Securities for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Securities) and the amounts provided for in Section 7.06.

SECTION 6.09.      Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents and take such action as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee and Collateral Agent (including counsel, accountants, experts or such other professionals as the Trustee deems reasonably necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and Collateral Agent any amount due to them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their agents and counsel, and any other amounts due the Trustee and Collateral Agent under Section 7.06 and 10.08.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.      Priorities. Subject to the First Lien Intercreditor Agreement and the Notes Documents, if the Trustee collects any money or property pursuant to this Article 6 (including upon exercise of remedies with respect to the Collateral), it shall pay out the money or property in the following order:

FIRST: to the Trustee and to the Collateral Agent, in each case for amounts due to it under this Indenture and the Security Documents;

SECOND: to Holders for amounts due and unpaid on the Securities for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest, respectively; and

THIRD: to the Issuer or, to the extent the Trustee or the Collateral Agent collects any amount for any Guarantor, to such Guarantor.

The Trustee, upon prior written notice to the Issuer and the Guarantors, may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall send to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Securities then outstanding.

SECTION 6.12.      Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.13.      Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.14.      Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in Section 2.08 hereof, no right or remedy herein conferred upon or reserved to the Trustee, Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.15.      Delay or Omission Not Waiver. No delay or omission of the Trustee, Collateral Agent or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee, Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, Collateral Agent or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

SECTION 7.01.      Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing and a Trust Officer of the Trustee has actual knowledge of such Event of Default, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default actually known to a Trust Officer of the Trustee:

(i)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the form requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)          no provision of this Indenture shall require either the Trustee or Collateral Agent to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or the Security Documents or take any action at the request or direction of Holders if it has grounds for believing that repayment of such funds is not assured to it or it does not receive an agreement in writing from the Holders for indemnity and/or security and/or prefunding satisfactory to it in its discretion against any loss, liability or expense which might be incurred by it in compliance with such request or direction nor shall the Trustee or Collateral Agent be required to do anything which is illegal or contrary to applicable laws or this Indenture. Neither the Trustee nor the Collateral Agent will be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture or the Security Documents by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(d)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(e)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)            Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

(g)           The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Trust Officer assigned to this Indenture and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee in accordance with the terms of this Indenture and such notice clearly references the Securities, the Issuer or this Indenture.

(h)           The Trustee will (save as expressly otherwise provided herein) have absolute and uncontrolled discretion as to the exercise or non-exercise of its functions and will not be responsible for any loss, liability, cost, claim, action, demand, expense or inconvenience which may result from their exercise or non-exercise but, whenever the Trustee is under the provisions of this Indenture or the Securities bound to act at the request or direction of the Holders, the Trustee shall nevertheless not be so bound unless first indemnified and/or secured and/or prefunded to its satisfaction against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages, expenses and liabilities which it may incur by so doing.

SECTION 7.02.      Rights of Trustee.

(a)           The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York. Furthermore, the Trustee may also refrain from taking such action if such action would otherwise render it liable to any person in that jurisdiction, the State of New York or if, in its opinion based upon such legal advice, it would not have the power to take such action in that jurisdiction by virtue of any applicable law in that jurisdiction, in the State of New York or if it is determined by any court or other competent authority in that jurisdiction, in the State of New York that it does not have such power.

(b)           The Trustee may conclusively rely on and be protected in acting or refraining to act based on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(c)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(d)           The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(e)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct, as applicable, does not constitute willful misconduct or gross negligence.

(f)           The Trustee may consult with counsel of its own selection at the expense of the Issuer and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Securities shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(g)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any Officer’s Certificate, Opinion of Counsel, resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document, but the Trustee, in its discretion, may each make such further inquiry or investigation into such facts or matters as it may see fit.

(h)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee indemnity and/or security (which may include pre-funding) satisfactory to the Trustee against all losses, liabilities and expenses which might be Incurred by it in compliance with such request or direction.

(i)            In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the requisite majority in aggregate principal amount of the Securities then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, shall be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its opinion, resolved, and absent willful misconduct or negligence, the Trustee shall not be liable for acting in good faith on instructions believed by them to be genuine and from the proper party.

(j)           The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Securities, but may at its sole discretion, choose to do so.

(k)           The permissive rights of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(l)            Except with respect to Section 4.01 hereof, and provided it or an affiliate of it is acting as a Paying Agent, the Trustee shall have no duty to inquire as to the performance of UK Holdco or the Issuer with respect to the covenants contained in Article 4 hereof. The Trustee may assume without inquiry in the absence of written notice to the contrary that UK Holdco and the Issuer are duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Securities has occurred.

(m)          The Trustee may, in the execution and exercise of all or any of the trusts, powers, authorities and discretions vested in it by this Indenture, delegate to any person or persons all or any of the trusts, powers, authorities and discretions vested in it by this Indenture and any such delegation may be made upon such terms and conditions and subject to such regulations as the Trustee may think fit. The Trustee shall not be under any obligation to supervise the activities of such delegates and shall not be responsible for the misconduct or negligence of such delegates, or for any costs, expenses, losses or liabilities of, or caused by, such delegates, provided that such delegation of such delegates has been made with due care.

(n)           The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured (including by way of pre-funding) are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including as the Collateral Agent and to each agent, any custodian and any other Person employed to act hereunder. The Trustee shall not be liable for acting in good faith or instructions believed to be genuine and from the proper party.

(o)           In no event shall the Trustee, including as the Paying Agent, Registrar or Collateral Agent or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee, including as the Paying Agent, Registrar, Collateral Agent or in any other capacity hereunder has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(p)           The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(q)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.03.      Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights.

SECTION 7.04.      Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Guarantee, the First Lien Intercreditor Agreement, the Security Documents, the Escrow Agreement or the Securities, it shall not be accountable for the Issuer’s use of the proceeds from the Securities, it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture, the First Lien Intercreditor Agreement, the Security Documents, the Escrow Agreement or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication, and it shall not be responsible for and makes no representations as to the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein. The Trustee shall not be charged with knowledge of any Default or Event of Default or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 12.02 from the Issuer, any Guarantor or any Holder, and such notice references the Securities and this Indenture.

SECTION 7.05.      Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail by first-class mail to each Holder at the address set forth in the register, notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), interest on any Securities (including payments pursuant to the optional redemption or required repurchase provisions of such Securities), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.06.      Compensation and Indemnity. The Issuer, or, upon the failure of the Issuer to pay, each Guarantor (if any), jointly and severally (subject to the conditions set forth in Article 11), shall pay to the Trustee from time to time compensation for its services as agreed to in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor, jointly and severally shall indemnify the Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) Incurred by or in connection with the acceptance or administration of this Indenture and the other Notes Documents and the performance of its duties hereunder and thereunder, including the costs and expenses of enforcing this Indenture or Guarantee against the Issuer or a Guarantor (including this Section 7.06) and defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person). The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer and the Guarantors, as applicable, shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes the Trustee’s defense and, in the Trustee’s reasonable judgment, there is no conflict of interest between the Issuer or the Guarantors, as applicable, and the Trustee in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct, gross negligence or fraud as determined by a final order of a court of competent jurisdiction.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities.

The Issuer’s and the Guarantors’ payment obligations pursuant to this Section 7.06 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(e) or (f) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.06, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent and by each agent, custodian and other Person employed to act hereunder.

SECTION 7.07.      Replacement of Trustee.

(a)           The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer may remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.09;

(ii)           the Trustee is adjudged bankrupt or insolvent;

(iii)          a receiver or other public officer takes charge of the Trustee or its property; or

(iv)          the Trustee otherwise becomes incapable of acting.

(b)           If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Securities and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall appoint a successor Trustee within 30 days of receiving notice of the resignation or removal of the Trustee.

(c)            A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee (provided all sums owing to the Trustee hereunder are paid), subject to the Lien provided for in Section 7.06.

(d)           If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Securities may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee fails to comply with Section 7.09, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee. In no event shall the retiring Trustee be held responsible for the actions or inactions of the successor trustee.

SECTION 7.08.      Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.09.      Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.10.      Resignation of Agents.(a)      Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving notice to the Issuer and the Trustee (and in the case of resignation of the Paying Agent, the Paying Agent giving 30 days’ written notice) (waivable by the Issuer and the Trustee); provided that in the case of resignation of the Paying Agent no such resignation shall take effect until a new Paying Agent shall have been appointed by the Issuer to exercise the powers and undertake the duties hereby conferred and imposed upon the Paying Agent; provided, further, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.07. Following receipt of a notice of resignation from any Agent, the Issuer shall promptly give notice thereof to the Holders in accordance with Section 12.02.

(b)            If any Agent gives notice of its resignation in accordance with this Section 7.10 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution or may petition a court of competent jurisdiction, with reasonable costs and expenses by the Agent in relation to such petition to be paid by the Issuer. Immediately following such appointment, the Issuer shall give notice of such appointment to the Trustee, the remaining Agents and the Holders whereupon the Issuer, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

Upon its resignation becoming effective the Paying Agent shall forthwith transfer all moneys held by it hereunder, if any, to the successor Paying Agent or, if none, the Trustee or to the Trustee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuer of its remuneration for the services previously rendered hereunder and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.      Discharge of Liability on Securities; Defeasance. This Indenture shall be discharged and shall cease to be of further effect as to all outstanding Securities (except for certain rights of the Trustee and the Collateral Agent and the Issuer’s obligations with respect thereto), and the Guarantors and the Liens on the Collateral securing the Securities will be released without any further action by Holders, when:

(a)            either (i) all the Securities theretofore authenticated and delivered (other than Securities pursuant to Section 2.08 which have been replaced or paid and Securities for whose payment money has theretofore been deposited in trust) have been delivered to the Trustee for cancellation or (ii) all of the Securities (a) have become due and payable, (b) will become due and payable within one year or (c) have been or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or an entity designated or appointed (as agent) by it for this purpose) money or U.S. Government Obligations sufficient, in an opinion of an Independent Financial Advisor, which shall be delivered to the Trustee, to pay and discharge the entire Indebtedness on the Securities not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Securities to the date of maturity or redemption together with irrevocable instructions from the Issuer directing the Trustee to apply or cause to be applied such funds to the payment thereof at maturity or redemption, as the case may be;

(b)            the Issuer and/or the Guarantors have paid all other sums payable under this Indenture; and

(c)            the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions) each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with;

provided that any such counsel may rely on such Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a) and (b)).

Subject to Sections 8.01(c) and 8.02, the Issuer at any time may cure all then existing Events of Default and terminate (i) all of its obligations and all obligations of the Guarantors under the Securities, this Indenture and the applicable Security Documents (with respect to such Securities) (“legal defeasance option”) or (ii) its obligations under Article 4 (other than Sections 4.01 and 4.12) and the operation of Section 5.01 and Sections 6.01(c) (with respect to any Default under Article 4 (other than Sections 4.01 and 4.12)), 6.01(d), 6.01(e) (only with respect to Significant Subsidiaries of UK Holdco (other than the Issuer)), 6.01(f) (only with respect to Significant Subsidiaries of UK Holdco (other than the Issuer)), 6.01(g), 6.01(h), 6.01(i) or 6.01(j) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Securities and this Indenture (with respect to such Securities) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor under its Guarantee of such Securities shall be terminated simultaneously with the termination of such obligations, and the Liens, if any, on the Collateral of such Guarantor securing the Securities, will be terminated.

If the Issuer exercises its legal defeasance option, payment of the Securities so defeased may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Securities so defeased may not be accelerated because of an Event of Default specified in Section 6.01(c) (with respect to any Default by UK Holdco or any of its Restricted Subsidiaries with any of its obligations under Article 4 other than Sections 4.01 and 4.12), 6.01(d), 6.01(e) (only with respect to Significant Subsidiaries of UK Holdco (other than the Issuer)), 6.01(f) (only with respect to Significant Subsidiaries of UK Holdco (other than the Issuer)), 6.01(g), 6.01(h), 6.01(i) or 6.01(j).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer has terminated.

(d)            Notwithstanding clause (a) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.06, 7.07, 10.08(z) and in this Article 8 shall survive until the Securities have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.06, 8.05, 8.06 and 10.08(z) shall survive such satisfaction and discharge.

SECTION 8.02.      Conditions to Defeasance.

(a)            The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i)             the Issuer irrevocably deposits in trust with the Trustee (or an entity designated or appointed (as agent) by it for this purpose) cash in U.S. Dollars or U.S. Government Obligations or a combination thereof sufficient (in the opinion of an Independent Financial Advisor, which shall be delivered to the Trustee), for the payment of principal, premium (if any) and interest on the Securities to redemption or maturity, as the case may be;

(ii)           the Issuer delivers to the Trustee an Officer’s Certificate stating that the deposit was not made with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantors or others;

(iii)          the deposit does not constitute a default under any other material agreement or contract relating to Indebtedness binding on the Issuer (other than a default resulting from borrowing funds to be applied to make the deposit required to effect such legal defeasance or covenant defeasance and any similar and simultaneous deposit relating to such other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iv)           in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the effect that the beneficial owners of the Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, provided that such Opinion of Counsel must be based on a ruling received from, or published by, the Internal Revenue Service or a change in applicable U.S. federal income tax law since the date of this Indenture;

(v)            in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the effect that the beneficial owners of the Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(vi)           the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to the defeasance and discharge of the Securities to be so defeased and discharged as contemplated by this Article 8 have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.02(a)(iv) above need not be delivered if all Securities not theretofore delivered to the Trustee for cancellation (x) are due and payable within one year or (y) have been or will become due and payable within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

(b)            Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Securities at a future date in accordance with Article 3.

SECTION 8.03.      Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Securities so discharged or defeased.

SECTION 8.04.      Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article 8 which, in the written opinion of an Independent Financial Advisor delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article 8.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05.      Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06.      Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Securities so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of principal of or interest on, any such Securities because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.      Without Consent of the Holders. Notwithstanding Section 9.02 hereof, without notice to, or the consent of, any Holder, the Issuer, the Trustee and the Collateral Agent, as applicable, may amend this Indenture, the Securities, the Guarantees or the Security Documents to:

(a)            cure any ambiguity, omission, mistake, defect or inconsistency, as set forth in an Officer’s Certificate provided to the Trustee;

(b)            provide for the assumption by a Successor Company of the obligations of the Issuer under this Indenture, the Securities and the Security Documents;

(c)            provide for the assumption by a Successor Parent Guarantor or a Successor Guarantor of the obligations of UK Holdco or a Subsidiary Guarantor, as applicable, under this Indenture, the Securities, the Guarantees and the Security Documents;

(d)            add to the covenants of UK Holdco and its Restricted Subsidiaries for the benefit of the Holders or the Trustee or surrender any right or power conferred upon UK Holdco or any Restricted Subsidiary;

(e)            make any change that does not adversely affect the rights of any Holder in any material respect or that would provide any additional rights or benefits to the Holders;

(f)            provide for uncertificated Securities in addition to or in place of certificated Securities;

(g)           provide for the issuance of exchange notes or private exchange notes;

(h)           comply with Article 5 hereof;

(i)            (1) add or release a Guarantee with respect to the Securities in accordance with the terms of this Indenture and the Security Documents and in compliance with the provisions described under Article 11 or (2) add one or more co-issuers of the Securities to the extent it does not result in adverse Tax consequences to the Holders;

(j)            provide for the issuance of Additional Securities permitted to be Incurred under this Indenture;

(k)           conform the text of this Indenture, the Securities, the Guarantees, the Security Documents or the First Lien Intercreditor Agreement to any provision under the heading “Description of Notes” in the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Securities, the Guarantees, the Security Documents or the First Lien Intercreditor Agreement, as certified by the Issuer in an Officer’s Certificate provided to the Trustee stating that any text to be so conformed constitutes an unintended conflict with the corresponding provision in the “Description of Notes” in the Offering Memorandum;

(l)            evidence and provide for the acceptance of appointment by a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture, the Securities and the Guarantees, or a successor Collateral Agent under the Security Documents;

(m)           provide for the succession of any parties to this Indenture, the Securities, the Guarantees and the Security Documents (and other amendments that are administrative or ministerial in nature);

(n)            provide for a reduction in the minimum denominations of the Securities;

(o)            make any amendment to the provisions of this Indenture relating to the transfer and legending of the Securities as permitted hereunder, including, without limitation, to facilitate the issuance and administration of the Securities; provided that compliance with this Indenture as so amended may not result in the Securities being transferred in violation of the Securities Act or any applicable securities laws;

(p)            provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture, the Securities and the Guarantees;

(q)            comply with the rules of any applicable securities depositary;

(r)            secure the Securities or the Guarantees or to add additional assets as Collateral;

(s)            release Collateral from any Lien pursuant to this Indenture, the Security Documents, the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement to the extent permitted or required by this Indenture, the Security Documents, the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement;

(t)            mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Securities, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(u)            enter into any Acceptable Intercreditor Agreement (including the First Lien Intercreditor Agreement) or any joinder thereto (including to add additional secured parties);

(v)            in the case of any Security Document, include therein any legend required to be set forth therein pursuant to the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement or to modify any such legend as required by the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement, or to make any changes that conform such Security Document to the security documents in respect of the Credit Agreement; or

(w)           provide for the succession of any parties to the Security Documents or any applicable Acceptable Intercreditor Agreement (including the First Lien Intercreditor Agreement) (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Indenture.

In addition, without notice to, or the consent of, any Holder, the Issuer, Holdings, UK Holdco, the Trustee and the Collateral Agent may amend the First Lien Intercreditor Agreement and the Security Documents to provide for the addition of any creditors to such agreements to the extent a pari passu lien for the benefit of such creditor is permitted by the terms of this Indenture and may enter into an Acceptable Intercreditor Agreement with creditors for whom a junior lien on the Collateral is to be granted, provided the Issuer delivers an Officer’s Certificate to the Trustee and Collateral Agent certifying that the terms thereof are customary and that the Trustee and Collateral Agent are authorized to enter into such Acceptable Intercreditor Agreement. Upon delivery of the aforementioned Officer’s Certificate, the Trustee and Collateral Agent may request an Opinion of Counsel stating that they are authorized to enter into such Acceptable Intercreditor Agreement.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any supplemental indenture entered into to effect any such amendment, supplement or waiver, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Issuer in the execution of such supplemental indenture.

SECTION 9.02.      With Consent of the Holders. Except as otherwise provided in Section 9.01 or this Section 9.02, the Issuer, the Trustee, and the Collateral Agent may amend this Indenture, the Securities, the Guarantees or the Security Documents, with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Securities) and any existing or past default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Securities then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Securities). However, without the consent of each Holder of an outstanding Security affected, no amendment may (with respect to any Securities held by a non-consenting Holder):

(a)          reduce the percentage of the aggregate principal amount of Securities whose Holders must consent to an amendment, supplement or waiver;

(b)          reduce the rate of or extend the time for payment of interest, if any, on any Security;

(c)          reduce the principal of or change the Stated Maturity of any Security;

(d)          reduce the premium payable upon the redemption of any Security or change the time at which any Security may be redeemed in accordance with Article 3;

(e)           make any Security payable in money other than that stated in such Security;

(f)           impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities;

(g)          make any change in Section 6.04 or 6.07 or the second sentence of this Section 9.02;

(h)          expressly subordinate the Securities or any Guarantee related thereto or otherwise modify the ranking thereof to any other Indebtedness of the Issuer or any Guarantor; or

(i)            modify the Guarantees in any manner adverse to the Holders other than as contemplated in Sections 11.02(b) and (c) hereof.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, waiver or consent, but it shall be sufficient if such consent approves the substance thereof. For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under Article 4 or Section 5.01, shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or premium, if any, or interest on, the Securities.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any supplemental indenture entered into to effect any such amendment, supplement or waiver, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee, subject to its rights in Section 9.06, shall join with the Issuer in the execution of such supplemental indenture.

In addition, without the consent of the Holders of at least 66⅔% in principal amount of the Securities then outstanding, no amendment, supplement or waiver may modify any Security Document or the provisions in this Indenture dealing with the Collateral or the Security Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture and the Security Documents) or change or alter the priority of the security interests in the Collateral.

SECTION 9.03.      [Reserved].

SECTION 9.04.      Revocation and Effect of Consents and Waivers.

(a)            A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date on which the consent or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the Holders of the requisite principal amount of Securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any supplemental indenture hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

(b)            The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.04(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05.      Notation on or Exchange of Securities. If an amendment, supplement or waiver changes the terms of a Security, the Issuer may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Security shall issue and upon receipt of an Authentication Order the Trustee (or its Authenticating Agent) shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.06.      Trustee and Collateral Agent to Sign Amendments. The Trustee and Collateral Agent shall sign any amendment, supplement or waiver (including any amended or supplemental indenture, security documents or intercreditor agreements) authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. If it does, the Trustee and the Collateral Agent, as applicable, may but need not sign it. In signing such amendment, the Trustee and the Collateral Agent shall be entitled to receive indemnity satisfactory to each of them and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture.

SECTION 9.07.      Additional Voting Terms. All Securities issued under this Indenture shall vote and consent together on all matters (as to which any of such Securities may vote) as one class and no series of Securities will have the right to vote or consent as a separate class on any matter.

ARTICLE 10

COLLATERAL

SECTION 10.01.    Security Documents.

(a)            Prior to the Escrow Release Date, the Notes Obligations shall be secured solely to the extent provided for in the Escrow Agreement. The following provisions of this Section 10.01 shall apply on and from the Escrow Release Date to the grant of security interests in other collateral.

(b)            Subject to the Guaranty and Security Principles, the due and punctual payment of the principal of, premium and interest on the Securities when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Securities and performance of all other Obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Securities, the Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject, following the Release and the grant of security interest as described below, to the terms of the First Lien Intercreditor Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Collateral Agent holds the security interest in the Collateral for the benefit of itself, the Holders and the Trustee and pursuant to the terms of this Indenture, the Security Documents and, following the Release and the grant of security interests as described below, the First Lien Intercreditor Agreement. Each Holder, by accepting a Security, and each beneficial owner of an interest in a Security, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the First Lien Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Security Documents and the First Lien Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. Subject to the Guaranty and Security Principles, following the Release and the grant of security interests as described below, the Issuer shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents to which the Collateral Agent is a party, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.01, to provide to the Collateral Agent the security interest in the Collateral contemplated hereby and/or by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Securities secured hereby, according to the intent and purposes herein expressed. Subject to the Guaranty and Security Principles, following the Release and the grant of security interests as described below, the Issuer shall, and shall cause the Subsidiaries of the Issuer to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto (or analogous procedures under the applicable laws in the relevant Security Jurisdiction)) required to cause the Security Documents to create and maintain, as security for the Notes Obligations of the Issuer and the Guarantors to the Notes Secured Parties, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Security Documents), in favor of the Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

(c)            The security interests in the Collateral securing the Obligations under the Securities and the Guarantees (other than as set forth in the Escrow Agreement) will not be required to be in place on the Completion Date or perfected on such date, but the Issuer will be required to use commercially reasonable efforts to cause such security interests to be put in place no later than (x) 30 days after the Completion Date with respect to assets located in the United States owned by the Issuer and Guarantors organized in the United States and (y) 120 days after the Completion Date with respect to other assets.

(d)            To the extent any Capital Stock of any Subsidiary of Holdings would constitute Rule 3-16 Capital Stock, such Capital Stock shall automatically be deemed not to be part of the Collateral securing the Securities and the Guarantees (but only to the extent necessary for such Subsidiary to not be subject to the requirement to file separate financial statements of such Subsidiary with the SEC (or any other governmental authority) pursuant to Rule 3-10 or 3-16 of Regulation S-X under the Securities Act (or any successor regulation) or any other requirement of law in effect from time to time). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the security interests on the Rule 3-16 Capital Stock that are so deemed to no longer constitute part of the Collateral securing the Securities and the Guarantees.

(e)            Notwithstanding any provision hereof to the contrary, the provisions of this Article 10 are qualified in their entirety by the Guaranty and Security Principles and neither the Issuer nor any Guarantor shall be required pursuant to this Indenture or any Security Document to take any action that would be inconsistent with the Guaranty and Security Principles.

SECTION 10.02.      Release of Collateral.

(a)            The Liens securing the Securities will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time under one or more of the following circumstances:

(i)            in whole upon:

(A)            payment in full of the principal of, together with accrued and unpaid interest on, the Securities and all other Obligations under this Indenture, the Guarantees and the Security Documents (for the avoidance of doubt, other than contingent Obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B)            satisfaction and discharge of this Indenture with respect to the Securities as set forth under Section 8.01; or

(C)            the Issuer’s exercise of its legal defeasance option or covenant defeasance option in respect of this Indenture with respect to the Securities in accordance with Sections 8.01 and 8.02 hereof, as applicable;

(ii)            in whole or in part, with the consent of Holders of the requisite percentage of Securities in accordance with Article 9 of this Indenture;

(iii)           in part, as to any asset:

(A)            (I)  constituting Collateral that is sold, transferred or otherwise disposed of by the Issuer or any of the Guarantors to any Person that is not the Issuer or a Guarantor in a transaction not prohibited by this Indenture (to the extent of the interest sold or disposed of) (but excluding any transaction subject to Section 5.01 hereof where the recipient is required to become the obligor on the Securities or a Guarantor hereunder),

(B)            that is held by a Guarantor upon release of a Guarantee (with respect to Liens securing such Guarantee granted by such Guarantor) (including, so long as any Obligations remain outstanding under the Credit Agreement (or any refinancing thereof with other First Priority Lien Obligations) upon release of such Guarantor as a guarantor or borrower under the Credit Agreement for any reason),

(C)            that becomes an Excluded Asset, including so long as the Credit Agreement is outstanding, any asset that is not pledged to secure obligations arising in respect of the Credit Agreement (whether pursuant to the terms of the Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment, waiver or otherwise) and thereby becomes an Excluded Asset, but in each case excluding the Escrow Account to the extent set forth in the Escrow Agreement,

(D)            in the case of any Collateral subject to the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, in accordance with the terms thereof (including upon the taking of enforcement action by any representative that is “controlling” thereunder), or

(E)            that is otherwise released in accordance with, and as expressly provided for, by the terms of any Security Document,

(b)           With respect to any release of Collateral or release of the Liens securing the Securities, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Security Documents (and the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, as applicable), to such release have been met and that it is permitted for the Trustee and/or the Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as reasonably practicable, the release and discharge of any Collateral or any Liens securing the Securities permitted to be released pursuant to this Indenture, the Security Documents, and, if applicable, the First Lien Intercreditor Agreement or such other Acceptable Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the First Lien Intercreditor Agreement or in any other Acceptable Intercreditor Agreement to the contrary, but without limiting any automatic release provided hereunder or under any Security Document, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

SECTION 10.03.      Suits to Protect the Collateral. Subject to the provisions of Article 7 hereof and the Security Documents and the First Lien Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, following the occurrence of an Event of Default that is continuing, may or may instruct the Collateral Agent in writing to take all actions it reasonably determines are necessary in order to:

a)            enforce any of the terms of the Security Documents; and

b)            collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the First Lien Intercreditor Agreement, if applicable, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 10.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 10.04.      Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, if applicable, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 10.05.      Purchaser Protected. In no event shall any purchaser or other transferee in good faith of any property or asset purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property, asset or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 10.06.      Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property or asset may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 10; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 10.07.      Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Securities and all other Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its legal defeasance option or its covenant defeasance option, in each case in accordance with Section 8.01 and 8.02 hereof, as applicable, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuer and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral solely on behalf of the Holders of the Securities without representation, warranty or recourse (other than with respect to funds held by the Trustee pursuant to Section 8.03 hereof, as applicable), and any rights it has under the Security Documents solely on behalf of the Holders of the Securities and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall execute and deliver all documents and do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable.

SECTION 10.08.      Collateral Agent.

(a)            The Issuer and each of the Holders by acceptance of the Securities, and each beneficial owner of an interest in a Security, hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement and the Issuer directs and authorizes and each of the Holders by acceptance of the Securities hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the First Lien Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents, the First Lien Intercreditor Agreement any other Acceptable Intercreditor Agreement, and consents and agrees to the terms of the First Lien Intercreditor Agreement, each Security Document and any other Acceptable Intercreditor Agreement, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. The Collateral Agent agrees to act as such on the express conditions contained in this Section 10.08. The provisions of this Section 10.08 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the First Lien Intercreditor Agreement any other Acceptable Intercreditor Agreement and/or the applicable Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the First Lien Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)            Neither the Collateral Agent nor any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents or the First Lien Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement to perform its obligations hereunder or thereunder. No Collateral Agent nor any of their respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)            The Collateral Agent shall be entitled (in the absence of bad faith) to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and/or other experts and advisors selected by the Collateral Agent. No Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Unless otherwise expressly required hereunder or pursuant to any Security Document, the Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the First Lien Intercreditor Agreement unless it shall first receive such written advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Securities as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected from claims by any Holders in acting, or in refraining from acting, under this Indenture, the Security Documents or the First Lien Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)            No Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Securities (subject to this Section 10.08).

(f)            The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 10.08 (and Section 7.06) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g)            The Issuer and each of the Holders by its acceptance of the Securities, and each beneficial owner of an interest in a Security, hereby authorizes the Trustee and the Collateral Agent, respectively, to appoint co-collateral agents, sub-agents and other additional Collateral Agents (and, in each case, appointment of such person shall be reflected in documentation, which the Trustee and the Collateral Agent are hereby authorized to enter into) as the Collateral Agent deems necessary or appropriate. Except as otherwise explicitly provided herein or in the Security Documents or the First Lien Intercreditor Agreement, no Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of their respective officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)            The Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into a supplement or joinder to the First Lien Intercreditor Agreement, (iii) enter into any Acceptable Intercreditor Agreement, (iv) make the representations of the Holders set forth in the Security Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, (v) bind the Holders on the terms as set forth in the Security Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement and (vi) perform and observe its obligations under the Security Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

(i)            If applicable, the Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions; provided that, to the extent the Trustee is the secured party in respect of any security interests granted in connection with the Escrow Agreement, it shall act in accordance with the terms thereof and be subject to the terms of this Section 10.08 and the other applicable provisions of this Indenture in the same manner as the Collateral Agent.

(j)            The Collateral Agent shall not have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the First Lien Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Securities or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, no Collateral Agent shall have any other duty or liability whatsoever to the Trustee or any Holder or any other Collateral Agent as to any of the foregoing.

(k)            If the Issuer or any Guarantor incurs any obligations in respect of First Priority Lien Obligations that is permitted by the terms of this Indenture at any time when neither the First Lien Intercreditor Agreement nor any other intercreditor agreement in respect of the First Priority Lien Obligations is in effect or at any time when Indebtedness constituting First Priority Lien Obligations entitled to the benefit of such First Lien Intercreditor Agreement or other intercreditor agreement is concurrently retired, or incurs any other obligations permitted hereunder and required to be subject to an intercreditor agreement, subject to the second paragraph of Section 9.01 hereof, the Collateral Agent and the Trustee (as applicable) are hereby authorized and directed to enter into such intercreditor agreement provided that such intercreditor agreement is an Acceptable Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(l)            If the Issuer or any Guarantor incurs any obligations in respect of Indebtedness on which a junior lien on the Collateral is to be granted that is permitted by the terms of this Indenture, subject to the second paragraph of Section 9.01 hereof, the Collateral Agent and the Trustee (as applicable) are hereby authorized and directed to enter into such intercreditor agreement provided that such intercreditor agreement is an Acceptable Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)            No provision of this Indenture, the First Lien Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) unless it shall have first received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the First Lien Intercreditor Agreement or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that it may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this Section 10.08(m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n)            The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent (a) shall be held uninvested without liability for interest, unless otherwise agreed in writing, (b) shall be held in a non-interest bearing trust account and (c) shall not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o)            Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)            The Collateral Agent assumes no responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement or the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the First Lien Intercreditor Agreement any other Acceptable Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document. The Collateral Agent shall not have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement, the Credit Agreement or any Security Document, or the satisfaction of any conditions precedent contained in this Indenture, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document unless expressly set forth hereunder or thereunder. Without limiting its obligations as expressly set forth herein, the Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(q)            The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement, any Security Document or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. However, if the Collateral Agent is required to acquire title to an asset pursuant to this Indenture which in the Collateral Agent’s reasonable discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent to incur liability under CERCLA or any equivalent federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent hereunder or arrange for the transfer of the title or control of the asset to a court-appointed receiver.

(r)            Upon the receipt by the Collateral Agent of an Officer’s Certificate and an Opinion of Counsel, the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date that is permitted to be entered into pursuant to this Indenture or the Security Documents. Such Officer’s Certificate and an Opinion of Counsel shall (i) state that it is being delivered to the Collateral Agent pursuant to this Section 10.08(r), and (ii) instruct the Collateral Agent to execute and enter into such Security Document and such Officer’s Certificate shall state that such Security Document is permitted to be entered into pursuant to this Indenture. Any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent (if any) to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Securities, hereby authorize and direct the Collateral Agent to execute such Security Documents.

(s)            Subject to the provisions of the applicable Security Documents and the First Lien Intercreditor Agreement, each Holder, by acceptance of the Securities, agrees that the Collateral Agent shall execute and deliver the First Lien Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall not be required to exercise discretion under this Indenture, the First Lien Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any Security Document.

(t)            After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the First Lien Intercreditor Agreement.

(u)            The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the First Lien Intercreditor Agreement and to the extent not prohibited under the First Lien Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(v)            Subject to the terms of the Security Documents, in each case that the Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Security Documents, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)            Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in the relevant Security Jurisdiction), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)            Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer, the Guarantors or the Trustee, it may require an Officer’s Certificate and an Opinion of Counsel. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)            Notwithstanding anything to the contrary contained herein, the Collateral Agent shall only act pursuant to the instructions of the Holders and/or the Trustee with respect to the Security Documents and the Collateral.

(z)            The Issuer shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.06 hereof. Accordingly, the reference to the “Trustee” in Section 7.06 hereof shall be deemed to include the reference to the Collateral Agent. The obligations of the Issuer and Guarantors to compensate, reimburse and indemnify the Collateral Agent shall survive the discharge of this Indenture, termination of the Security Documents and the resignation or removal of the Collateral Agent.

SECTION 10.09.      Parallel Debt. This Section 10.09 is included in this Indenture solely for the purpose of ensuring the validity and effect of certain security rights governed by the laws of certain jurisdictions outside of the United States and the United Kingdom, granted pursuant to the applicable Security Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to the Notes Secured Parties by the other provisions hereof and of any of the other Notes Documents. In the case of any Guarantor that is located in a jurisdiction where Parallel Debt provisions are customary or required (a “Parallel Debt Jurisdiction”), the Issuer, the Guarantors, the Trustee and the Collateral Agent are hereby authorized to provide for Parallel Debt, in customary form (as determined by the Issuer in its sole discretion) in a supplemental indenture with respect to such Guarantor’s Guarantee. The Trustee and the Issuer, without the consent of any Holder, may also incorporate into this Indenture additional Parallel Debt provisions after the Issue Date as necessary to address any assets or property located in any Parallel Debt Jurisdiction.

ARTICLE 11

GUARANTEES

SECTION 11.01.      Guarantees.

(a)            Prior to the Escrow Release Date, the Securities will not be guaranteed.

(b)            On the Completion Date, and subject to the Guaranty and Security Principles, Holdings, UK Holdco and each of UK Holdco’s Restricted Subsidiaries, in each case, that is an obligor under the Credit Agreement immediately prior to such date, will jointly and severally, irrevocably and unconditionally, guarantee on a senior (and, upon the grant of security interests on or after the Completion Date, secured) basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under this Indenture and the Securities, whether for payment of principal of, premium, if any, or interest on the Securities, fees, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(c)            Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder, the Trustee or Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Securities, the Security Documents or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Securities or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities, the Security Documents or any other agreement; (iv) the release of any security, if any, held by any Holder, the Trustee or Collateral Agent for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder, Trustee or Collateral Agent to exercise any right or remedy against any Other Guarantor (as defined below) of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 11.02(d).

(d)            Except as otherwise provided herein, each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(e)            Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Collateral Agent to any security held for payment of the Guaranteed Obligations.

(f)            Except as expressly set forth in Sections 8.01 and 11.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder, the Trustee or Collateral Agent to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g)            Except as set forth in Sections 8.01 and 11.02, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Except as set forth in Sections 8.01 and 11.02, each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Collateral Agent upon the bankruptcy or reorganization of the Issuer or otherwise.

(h)            In furtherance of the foregoing and not in limitation of any other right which any Holder, the Trustee or Collateral Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the Holders and the Trustee in respect of the Guaranteed Obligations.

(i)            Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 11.01.

(j)            Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any Holder, the Trustee or Collateral Agent in enforcing any rights under this Section 11.01.

(k)            Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

(l)            Any Guarantee given by any direct or indirect parent of Holdings may be released and discharged from all obligations under this Article 11 at any time upon written notice to the Trustee from such direct or indirect parent of UK Holdco.

SECTION 11.02.      Limitation on Guarantor Liability.

(a)            Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering this Indenture or the Guarantee, as each relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b)            In furtherance of the foregoing and to the extent applicable, a Guarantor’s liability in respect of its Guarantee shall be limited to the extent set forth below:

(i)            Limitations in Luxembourg.

(1)            Notwithstanding anything to the contrary contained in this Indenture or the Securities, the aggregate obligations of any Guarantor whose registered office/place of central administration is in Luxembourg (a “Luxembourg Guarantor”) in respect of the Issuer or any Restricted Subsidiary which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited at any time to an aggregate amount not exceeding 90% of the greater of:

(A)            an amount equal to the sum of the Luxembourg Guarantor’s net assets (Capitaux Propres, as referred to in annex I to the grand-ducal regulation dated December 18, 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended) (the “Regulation”) and its subordinated debt (dettes subordonnées), as reflected in the financial information of the Luxembourg Guarantor as at the date of this Indenture or (as applicable) as at the date of its accession as a Guarantor, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (gérants) or directors (administrateurs), as applicable; and

(B)            an amount equal to the sum of the Luxembourg Guarantor’s net assets (Capitaux Propres), as referred to in the Regulation and its subordinated debt (dettes subordonnées), as reflected in the financial information of the Luxembourg Guarantor as at the date the Guarantee is called, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (gérants).

(2)            The limitation set forth at paragraph (1) above shall not apply to any amounts received under the Securities and made available, in any form whatsoever, to such Luxembourg Guarantor or any of its direct or indirect subsidiaries.

(3)            Any Guarantee by any Luxembourg Guarantor under this Section 11.02 will not extend to include any obligations or liabilities if such inclusion would constitute a breach of the financial assistance prohibitions contained at Article 430-19 (where applicable) of the Luxembourg act on commercial companies of 10 August 1915, as amended.

(ii)            Limitations in Japan. Notwithstanding anything to the contrary contained in this Indenture, any Guarantee by any Guarantor which is incorporated under the laws of Japan shall not be effective to the extent that it would result in violating Article 135 and 155 through 165 or any other provisions of the Companies Act of Japan (Law No. 86 of 2005), as amended.

(iii)            Limitations in the United Kingdom. Notwithstanding anything to the contrary contained in this Indenture or the Securities, this Guarantee does not apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the United Kingdom Companies Act 2006, as amended.

(iv)            Limitations Applicable to Certain Other Guarantors. Each Guarantor that as of the date of this Indenture or thereafter is incorporated, organized or formed, as the case may be, under the laws of any jurisdiction other than those jurisdictions set forth in clauses (i) through (iii) above (an “Other Guarantor”), and by its acceptance hereof, each Holder and the Trustee, hereby confirm that it is the intention of all such parties that the Guarantee of an Other Guarantor does not constitute a fraudulent transfer or conveyance for purposes of, or otherwise violate, applicable law. To effectuate the foregoing intention, each Holder and each Other Guarantor hereby irrevocably agrees that the obligations of an Other Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Other Guarantor result in the obligations of such Other Guarantor not constituting such a fraudulent transfer or conveyance or otherwise violating applicable law and be subject to such other limitations under applicable law as are described in the supplemental indenture.

(c)            Notwithstanding anything in this Section 11.02 to the contrary, if following the date of this Indenture:

(i)            there shall be any change in the laws of any of the jurisdictions set forth in clauses (i) through (iv) of Section 11.02(b);

(ii)            there shall be any change in the laws under which any Other Guarantor is incorporated, organized or formed, as the case may be; or

(iii)            any Person shall be required to execute a Guarantee pursuant to Section 4.10 or Section 11.01 otherwise hereunder and such Person is incorporated, organized or formed, as the case may be, under the laws of any jurisdiction other than those in which entities are contemplated to become Guarantors as of the date hereof, including those jurisdictions addressed in clauses (i) and (ii) of Section 11.02 and other than any jurisdiction in which a then existing Other Guarantor is incorporated, organized or formed, as the case may be, and the Issuer shall reasonably determine that the provisions of Section 11.02(b)(iii) hereof with respect to any Other Guarantor shall not adequately address the limitations on such Guarantee imposed by applicable law of the jurisdiction of incorporation, organization or formation, as the case may be, of such Person;

(iv)            then upon the delivery of an Officer’s Certificate, the Issuer shall be entitled to amend such clause or add such additional provisions to such clause, as the case may be, to the extent necessary so that the Guarantee of a Guarantor does not violate applicable law.

(d)            A Guarantee as to any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be deemed to be unconditionally released and discharged from all obligations under this Article 11 upon the earliest to occur of:

(i)            except in the case of Holdings or UK Holdco, the sale, disposition or other transfer (including through merger, dissolution or consolidation) of the Capital Stock of such Guarantor to a Person other than Holdings, UK Holdco or a Restricted Subsidiary if after such sale, disposition or other transfer, such Guarantor is no longer a Restricted Subsidiary, or the sale, disposition or other transfer of all or substantially all the assets of such Guarantor, in each case, if such sale, disposition or other transfer is made in compliance with this Indenture,

(ii)            the Issuer designating such Guarantor as, or such Guarantor becoming (in each case other than Holdings or UK Holdco), (i) an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.04 and the definition of “Unrestricted Subsidiary” or (ii) an Excluded Subsidiary in accordance with the definition of “Excluded Subsidiary” (unless such subsidiary continues to provide a guarantee under the Credit Agreement),

(iii)            in the case of any Restricted Subsidiary that is required to guarantee the Securities pursuant to Section 4.10, the release or discharge of the obligation by such Restricted Subsidiary of Indebtedness of UK Holdco or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Securities, except if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other obligation and a Default or Event of Default would occur thereby,

(iv)            the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Section 8.01 or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture,

(v)            the merger or consolidation of such Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Guarantor following the transfer of all or substantially all of its assets to the Issuer or another Guarantor,

(vi)            in accordance with Article 9 or with the provisions of the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement, or

(vii)            except in the case of Holdings or UK Holdco, upon the release or discharge of all other Guarantees by such Guarantor of Indebtedness of the Issuer or any other Guarantor, other than in the case of repayment in full of such Indebtedness.

SECTION 11.03.      No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

SECTION 11.04.      Modification. No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 11.05.      Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary and other Person which is required or elects to become a Guarantor pursuant to Section 4.10 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit C hereto pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such supplemental indenture is authorized or permitted by this Indenture.

SECTION 11.06.      Non-Impairment. The failure to endorse a Guarantee on any Security shall not affect or impair the validity thereof.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01.      [Reserved].

SECTION 12.02.      Notices.

(a)            Any notice or communication required or permitted hereunder shall be in writing in English and delivered in person, via facsimile or mailed by first-class mail or electronic mail addressed as follows:

If to the Issuer or a Guarantor:

Clarivate Science Holdings Corporation

c/o Clarivate Plc

Friar’s House

160 Blackfriars Road

London SEI 8EZ, UK

Attention: Chief Financial Officer

Email: Richard.hanks@clarivate.com

If to the Trustee, the Collateral Agent, the Paying Agent or the Registrar:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

United States

Attention:      Clarivate Science Notes Administrator

The Issuer, the Trustee, the Collateral Agent, the Paying Agent, the Registrar and Transfer Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)            Any notice or communication mailed to a Holder shall be mailed, first-class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c)            Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent are effective only if received.

For Securities which are represented by global securities held on behalf of the Depository, Euroclear or Clearstream, any obligation the Issuer (or Agent on its behalf) may have to publish a notice shall have been met upon delivery of the relevant notices to the Depository, Euroclear or Clearstream, for communication to entitled account holders in substitution for the aforesaid mailing.

Notwithstanding any other provision of this Indenture or any Security, where this Indenture or any Security provides for notice of any event (including any notice of redemption) to a Holder of a Global Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository for such Security (or its designee), pursuant to the customary procedures of such Depository.

In addition to the foregoing, the Trustee and the Collateral Agent each agree to accept and act upon notice, instructions or directions pursuant to this Indenture or the Security Documents sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee or the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Agent, as applicable, in its discretion elects to act upon such instructions, the Trustee’s or the Collateral Agent’s reasonable understanding of such instructions shall be deemed controlling. Subject to Section 7.02, the Trustee or the Collateral Agent, as applicable, shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risk arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Collateral Agent, as applicable, including without limitation the risk of the Trustee or the Collateral Agent, as applicable, acting on unauthorized instructions, and the risk or interception and misuse by third parties. Notwithstanding anything herein to the contrary, the Trustee and the Collateral Agent are not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Trustee or the Collateral Agent, as the case may be.

SECTION 12.03.      Communication by the Holders with Other Holders. The Holders may communicate with other Holders with respect to their rights under this Indenture or the Securities.

SECTION 12.04.      Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take any action under this Indenture, the Issuer shall furnish to the Trustee or the Collateral Agent, as applicable, at the request of the Trustee or the Collateral Agent, as applicable:

(a)            an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            an Opinion of Counsel (which may be subject to customary assumptions and exclusions) in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, stating that, in the opinion of such counsel, all such conditions precedent have been complied with; provided, however, that no such Opinion of Counsel shall be delivered with respect to (i) the authentication and delivery of the Original Securities on the Issue Date or (ii) the addition of a Guarantor under this Indenture on the Completion Date upon execution and delivery by such Guarantor, the Issuer, the Trustee and the Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C hereto.

SECTION 12.05.      Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)            a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such Person, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with;

provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.06.      When Securities Disregarded. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which a Trust Officer or the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 12.07.      Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

SECTION 12.08.      Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 12.09.      Governing Law. THIS INDENTURE, THE SECURITIES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

(a)            Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Indenture, the Securities, the Guarantees or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and, subject to the final sentence of this Section 12.09(a), each party irrevocably submits to the non-exclusive jurisdiction of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. The Trustee and Collateral Agent reserve the right to bring an action in any court that has jurisdiction over the trust estate, which may be a court other than the Specified Courts, when seeking a direction from a court in the administration of the trust estate. On the Completion Date, each Guarantor that becomes party to this Indenture via a supplemental indenture in the form of Exhibit C hereto that is organized outside the United States will appoint (i) the Issuer or a Guarantor organized in the United States, any state thereof or the District of Columbia, which initially shall be the Issuer, or (ii) to the extent no Issuer or Guarantor is organized in the United States, any state thereof or the District of Columbia, Corporation Trust Company (or another company providing a similar service), in each case as its agent for service of process or other legal summons for purposes of any Related Proceedings that may be instituted in any Specified Courts.

(b)            Waiver of Immunity. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

SECTION 12.10.      No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or holder of any equity interests in the Issuer or any other direct or indirect parent or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Securities, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting such Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

SECTION 12.11.      No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.12.      Successors. All agreements of the Issuer and each Guarantor in this Indenture, the Securities and the Guarantees shall bind each of its successors. All agreements of the Trustee and the Collateral in this Indenture shall bind each of their respective successors.

SECTION 12.13.      Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 12.14.      Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.15.      Indenture Controls. If and to the extent that any provision of the Securities limit, qualify or conflict with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 12.16.      Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 12.17.      Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT, THE PAYING AGENT, THE REGISTRAR AND THE OTHER AGENTS HEREUNDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.18.      U.S.A. Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee and the Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Collateral Agent. Accordingly, each of the parties agree to provide to the Trustee, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Collateral Agent to comply with Applicable Law.

SECTION 12.19.      Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, pandemics, epidemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee, the Collateral Agent and their respective agents shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

CLARIVATE SCIENCE HOLDINGS CORPORATION, as Issuer

By:	/s/ Richard Hanks
Name: Richard Hanks
Title: Chief Financial Officer

Signature Page to Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:	/s/ Barry D. Somrock
Name: Barry D. Somrock
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION as Collateral Agent

By:	/s/ Barry D. Somrock
Name: Barry D. Somrock
Title: Vice President

Signature Page to Indenture

APPENDIX A

PROVISIONS RELATING TO THE SECURITIES

1.            Definitions.

1.1            Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Definitive Security” means a certificated Security (bearing the Restricted Securities Legend if the transfer of such Security is restricted by applicable law) that does not include the Global Securities Legend.

“Depository” means, with respect to the Securities, The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Global Securities Legend” means the legend set forth in Exhibit A of this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Purchase Agreement” means (a) the Purchase Agreement dated June 10, 2021, among the Issuer and the representatives of the several initial purchasers listed on Schedule I thereto and (b) any other similar Purchase Agreement relating to Additional Securities.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Securities” means all Securities offered and sold outside the United States in reliance on Regulation S.

“Restricted Period,” with respect to any Securities, means the 40 day distribution compliance period as defined in Regulation S.

“Restricted Securities Legend” means the legend set forth in Section 2.2(f)(i) of this Appendix A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

App. A-1

“Rule 144A Securities” means all Securities offered and sold to QIBs in reliance on Rule 144A.

“Securities Custodian” means the custodian with respect to a Global Security (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“Transfer Restricted Definitive Securities” means Definitive Securities and any other Securities that bear or are required to bear or are subject to the Restricted Securities Legend.

“Transfer Restricted Global Securities” means Global Securities bearing the Restricted Securities Legend.

“Unrestricted Definitive Security” means Definitive Securities and any other Securities that are not required to bear, or are not subject to, the Restricted Securities Legend.

“Unrestricted Global Security” means a Global Security that does not bear the Restricted Securities Legend.

1.2            Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(b)
“Global Securities”	2.1(b)
“Regulation S Global Securities”	2.1(b)
“Rule 144A Global Securities”	2.1(b)

2.            The Securities.

2.1            Form and Dating; Global Securities.

(a)            The Securities issued on the date hereof will be (i) offered and sold by the Issuer pursuant to the Purchase Agreement and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Securities may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Securities offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more Purchase Agreements in accordance with applicable law.

(b)            Global Securities. (i)  Rule 144A Securities initially shall be represented by one or more Securities in fully registered, global form without interest coupons (collectively, the “Rule 144A Global Securities”). Regulation S Securities initially shall be represented by one or more Securities in fully registered, global form without interest coupons (collectively, the “Regulation S Global Securities”). The term “Global Securities” means, collectively, the Rule 144A Global Securities and the Regulation S Global Securities. The Global Securities shall bear the Global Securities Legend. The Global Securities initially shall (1) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (2) be delivered to the Trustee as custodian for such Depository and (3) bear the Restricted Securities Legend.

App. A-2

Members of, or direct or indirect participants in, the Depository, Euroclear or Clearstream (each, “Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository or under the Global Securities. The Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Securities for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository, Euroclear or Clearstream, as the case may be, and their respective Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Security.

(ii)            Transfers of Global Securities shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Securities may be transferred or exchanged for Definitive Securities only in accordance with the applicable rules and procedures of the Depository, Euroclear or Clearstream, as the case may be, and the provisions of Section 2.2. In addition, a Global Security shall be exchangeable for Definitive Securities if (i) the Depository (x) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Security and the Issuer thereupon fails to appoint a successor depository within 120 days or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Security and the Depository requests the issuance of Definitive Securities or a beneficial owner of interests in Global Securities requests Definitive Securities in writing through the Depository. In all cases, Definitive Securities delivered in exchange for any Global Security or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested in writing by or on behalf of the Depository, in accordance with its customary procedures.

(iii)            In connection with the transfer of a Global Security as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and upon receipt of an Authentication Order the Trustee or the Authenticating Agent shall authenticate and make available for delivery to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations.

(iv)            Any Transfer Restricted Definitive Security delivered in exchange for an interest in a Global Security pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Securities Legend.

(v)            Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in such Regulation S Global Security may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi)            The Holder of any Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

2.2            Transfer and Exchange.

(a)            Transfer and Exchange of Global Securities. A Global Security may not be transferred as a whole except as set forth in Section 2.1(b). Global Securities will not be exchanged by the Issuer for Definitive Securities except under the circumstances described in Section 2.1(b)(ii). Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.10 of the Indenture. Beneficial interests in a Global Security may be transferred and exchanged as provided in Section 2.2(b) or 2.2(g) of this Appendix A.

App. A-3

(b)            Transfer and Exchange of Beneficial Interests in Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Securities shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of beneficial interests in the Global Securities also shall require compliance with either Section 2.2(b)(i) or (ii) below, as applicable, as well as one or more of Section 2.2(b)(iii), (iv) or (v), as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Security. Beneficial interests in any Transfer Restricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Security in accordance with the transfer restrictions set forth in the Restricted Securities Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Security may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). A beneficial interest in an Unrestricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Securities. In connection with all transfers and exchanges of beneficial interests in any Global Security that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository, in accordance with the applicable rules and procedures of the Depository, directing the Depository to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in this Indenture and the Securities or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Security pursuant to Section 2.2(g).

(iii)            Transfer of Beneficial Interests to Another Transfer Restricted Global Security. A beneficial interest in a Transfer Restricted Global Security may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Security if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Security, then the transferor must deliver a certificate in the form attached to the applicable Security; and

(B)            if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Security, then the transferor must deliver a certificate in the form attached to the applicable Security.

App. A-4

(iv)            Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Security for Beneficial Interests in an Unrestricted Global Security. A beneficial interest in a Transfer Restricted Global Security may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Security or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)            if the Holder of such beneficial interest in a Transfer Restricted Global Security proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Security, a certificate from such Holder in the form attached to the applicable Security; or

(B)            if the Holder of such beneficial interest in a Transfer Restricted Global Security proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security, a certificate from such Holder in the form attached to the applicable Security, and, in each such case, if the Issuer so requests or if the applicable rules and procedures of the Depository, Euroclear or Clearstream, as applicable, so require, an Opinion of Counsel to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Securities Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this Section 2.2(b)(iv) at a time when an Unrestricted Global Security has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent) shall authenticate one or more Unrestricted Global Securities in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this Section 2.2(b)(iv).

(v)            Transfer and Exchange of Beneficial Interests in an Unrestricted Global Security for Beneficial Interests in a Transfer Restricted Global Security. Beneficial interests in an Unrestricted Global Security cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Security.

(c)            Transfer and Exchange of Beneficial Interests in Global Securities for Definitive Securities. A beneficial interest in a Global Security may not be exchanged for a Definitive Security except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Security may not be transferred to a Person who takes delivery thereof in the form of a Definitive Security except under the circumstances described in Section 2.1(b)(ii).

App. A-5

(d)            Transfer and Exchange of Definitive Securities for Beneficial Interests in Global Securities. Transfers and exchanges of beneficial interests in the Global Securities shall require compliance with either Section 2.2(d)(i), (ii) or (iii) below, as applicable:

(i)            Transfer Restricted Definitive Securities to Beneficial Interests in Transfer Restricted Global Securities. If any Holder of a Transfer Restricted Definitive Security proposes to exchange such Transfer Restricted Definitive Security for a beneficial interest in a Transfer Restricted Global Security or to transfer such Transfer Restricted Definitive Security to a Person who takes delivery thereof in the form of a beneficial interest in a Transfer Restricted Global Security, then, upon receipt by the Registrar of the following documentation:

(A)            if the Holder of such Transfer Restricted Definitive Security proposes to exchange such Transfer Restricted Definitive Security for a beneficial interest in a Transfer Restricted Global Security, a certificate from such Holder in the form attached to the applicable Security;

(B)            if such Transfer Restricted Definitive Security is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such Holder in the form attached to the applicable Security;

(C)            if such Transfer Restricted Definitive Security is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such Holder in the form attached to the applicable Security;

(D)            if such Transfer Restricted Definitive Security is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such Holder in the form attached to the applicable Security;

(E)            if such Transfer Restricted Definitive Security is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such Holder in the form attached to the applicable Security, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F)            if such Transfer Restricted Definitive Security is being transferred to the Issuer or a Subsidiary thereof, a certificate from such Holder in the form attached to the applicable Security;

the Trustee shall cancel the Transfer Restricted Definitive Security, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Security.

(ii)            Transfer Restricted Definitive Securities to Beneficial Interests in Unrestricted Global Securities. A Holder of a Transfer Restricted Definitive Security may exchange such Transfer Restricted Definitive Security for a beneficial interest in an Unrestricted Global Security or transfer such Transfer Restricted Definitive Security to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security only if the Registrar receives the following:

(A)            if the Holder of such Transfer Restricted Definitive Security proposes to exchange such Transfer Restricted Definitive Security for a beneficial interest in an Unrestricted Global Security, a certificate from such Holder in the form attached to the applicable Security; or

(B)            if the Holder of such Transfer Restricted Definitive Securities proposes to transfer such Transfer Restricted Definitive Security to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security, a certificate from such Holder in the form attached to the applicable Security,

App. A-6

and, in each such case, if the Issuer so requests or if the applicable rules and procedures of the Depository, Euroclear or Clearstream, as applicable, so require, an Opinion of Counsel to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Securities Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Securities and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Security. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Security has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent) shall authenticate one or more Unrestricted Global Securities in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Definitive Securities transferred or exchanged pursuant to this subparagraph (ii).

(iii)            Unrestricted Definitive Securities to Beneficial Interests in Unrestricted Global Securities. A Holder of an Unrestricted Definitive Security may exchange such Unrestricted Definitive Security for a beneficial interest in an Unrestricted Global Security or transfer such Unrestricted Definitive Security to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Security and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Securities. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Security has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent) shall authenticate one or more Unrestricted Global Securities in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Securities transferred or exchanged pursuant to this subparagraph (iii).

(iv)            Unrestricted Definitive Securities to Beneficial Interests in Transfer Restricted Global Securities. An Unrestricted Definitive Security cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Security.

(e)             Transfer and Exchange of Definitive Securities for Definitive Securities. Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i)              Transfer Restricted Definitive Securities to Transfer Restricted Definitive Securities. A Transfer Restricted Definitive Security may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Security if the Registrar receives the following:

(A)            if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Security;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Security;

App. A-7

(C)            if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Security;

(D)            if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (C) above, a certificate in the form attached to the applicable Security; and

(E)             if such transfer will be made to the Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Security.

(ii)             Transfer Restricted Definitive Securities to Unrestricted Definitive Securities. Any Transfer Restricted Definitive Security may be exchanged by the Holder thereof for an Unrestricted Definitive Security or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Security if the Registrar receives the following:

(1)             if the Holder of such Transfer Restricted Definitive Security proposes to exchange such Transfer Restricted Definitive Security for an Unrestricted Definitive Security, a certificate from such Holder in the form attached to the applicable Security; or

(2)             if the Holder of such Transfer Restricted Definitive Security proposes to transfer such Securities to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Security, a certificate from such Holder in the form attached to the applicable Security, and, in each such case, if the Issuer so requests, an Opinion of Counsel to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Securities Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)            Unrestricted Definitive Securities to Unrestricted Definitive Securities. A Holder of an Unrestricted Definitive Security may transfer such Unrestricted Definitive Securities to a Person who takes delivery thereof in the form of an Unrestricted Definitive Security at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Securities pursuant to the instructions from the Holder thereof.

(iv)            Unrestricted Definitive Securities to Transfer Restricted Definitive Securities. An Unrestricted Definitive Security cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Security.

App. A-8

(f)              Legend.

(i)              Except as permitted by the following paragraphs (ii), (iii) or (iv), each Rule 144A Security certificate and each Regulation S Security certificate evidencing the Global Securities and the Definitive Securities (and all Securities issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A)(1) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (2) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (3) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (4) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (5) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY (A) EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (A) OR (B) ABOVE, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

App. A-9

Each Regulation S Security that is a temporary Security issued pursuant to Section 2.10 shall bear a legend substantially in the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL SECURITY THAT IS A TEMPORARY SECURITY, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE SECURITY, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

Each Definitive Security shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Each Global Security shall bear the following additional legends:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

(ii)             Upon any sale or transfer of a Transfer Restricted Definitive Security, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Definitive Security for a Definitive Security that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Security if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Security).

App. A-10

(iii)            Upon a sale or transfer after the expiration of the Restricted Period of any Security acquired pursuant to Regulation S, all requirements that such Security bear the Restricted Securities Legend shall cease to apply and the requirements requiring any such Initial Security be issued in global form shall continue to apply.

(iv)            Any Additional Securities sold in a registered offering shall not be required to bear the Restricted Securities Legend.

(g)             Cancellation or Adjustment of Global Security. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depository, at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h)             Obligations with Respect to Transfers and Exchanges of Securities.

(i)              To permit registrations of transfers and exchanges, the Issuer shall execute and upon receipt of an Authentication Order the Trustee (or the Authenticating Agent) shall authenticate, Definitive Securities and Global Securities at the Registrar’s request.

(ii)             No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii)            Prior to the due presentation for registration of transfer of any Security, the Issuer, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Issuer, the Trustee, a Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)            All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

(i)              No Obligation of the Trustee.

(i)              The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depository, or any other Person with respect to the accuracy of the records of the Depository, or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Securities shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository, with respect to its members, participants and any beneficial owners.

App. A-11

(ii)             The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among the Depository, participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(j)              [Reserved].

(k)             Transfers of Securities Held by Affiliates. Notwithstanding anything to the contrary in this Section 2.2, any certificate (i) evidencing a Security that has been transferred to an affiliate (as defined in Rule 405 of the Securities Act) of the Issuer, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, or (ii) evidencing a Security that has been acquired from an affiliate (other than by an affiliate) in a transaction or a chain of transactions not involving any public offering, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, shall, until one year after the last date on which either the Issuer or any affiliate of the Issuer was an owner of such Security, in each case, be in the form of a permanent Definitive Security and bear the Restricted Securities Legend subject to the restrictions in this Section 2.2. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.2(k). The Issuer, in its sole cost and expense, shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable advance written notice to the Trustee.

App. A-12

EXHIBIT A

[FORM OF FACE OF SECURITY]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Securities Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A)(1) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (2) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (3) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (4) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (5) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY (A) EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (A) OR (B) ABOVE, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[Temporary Restricted Securities Legend – Regulation S]

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL SECURITY THAT IS A TEMPORARY SECURITY, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE SECURITY, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

[Definitive Securities Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF SECURITY]

No. __________	[REGULATION S/RULE 144A] CUSIP: [•][1] ISIN: [•][2]

3.875% Senior Secured Notes due 2028

$_________

CLARIVATE SCIENCE HOLDINGS CORPORATION, a Delaware corporation (the “Issuer”), promises to pay to [      ], or registered assigns, the principal sum of [      ] U.S. Dollars [or such greater or lesser amount as is indicated on the Schedule of Increases or Decreases in Global Security attached hereto]* on June 30, 2028.

Interest Payment Dates: June 30 and December 30.

Record Dates: June 15 and December 15.

Additional provisions of this Security are set forth on the other side of this Security.

1 144A CUSIP: 18064P AA7

Regulation S CUSIP: U1800Q AA7

2 144A ISIN: US18064PAA75

Regulation S ISIN: USU1800QAA77

*If the Security is to be issued in global form, add the Global Securities Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL SECURITIES—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY.”

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

CLARIVATE SCIENCE HOLDINGS CORPORATION.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the

Securities referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]

3.875% Senior Secured Notes due 2028

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            Interest

CLARIVATE SCIENCE HOLDINGS CORPORATION, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Issuer shall pay interest semiannually on June 30 and December 30 of each year, commencing December 30, 2021.1 Interest on the Securities shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from June 24, 2021 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.            Method of Payment

The Issuer shall pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders at the close of business on the June 15 or December 15 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date (whether or not a Business Day). The Holders must surrender Securities to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in U.S. Dollars. Payments in respect of the Securities represented by a Global Security (including principal (upon presentation thereof to the Paying Agent), premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor depository. The Issuer will make all payments in respect of a certificated Security (including principal, premium, if any, and interest), at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.            Paying Agent and Registrar

Initially, Wilmington Trust, National Association will act as the Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any domestically incorporated Wholly Owned Subsidiary of UK Holdco may act as Paying Agent or Registrar.

1 With respect to Securities issued on the Issue Date.

4.            Indenture

The Issuer issued the Securities under an Indenture dated as of June 24, 2021 (the “Indenture”), among the Issuer, the Guarantors from time to time party thereto, the Trustee and Collateral Agent. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and the Holders are referred to the Indenture for a statement of such terms and provisions. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Prior to the Escrow Release Date, the Securities will be senior secured obligations of the Issuer, secured by a first-priority security interest in the Escrow Account, as further described in paragraph 21 hereof. Following the Completion Date, the Securities will be senior (and, following the grant of security interests, secured) obligations of the Issuer. [This Security is one of the Original Securities referred to in the Indenture.] [This Security is an Additional Security referred to in the Indenture.]

Prior to the Escrow Release Date, the Securities will not be guaranteed. To guarantee the due and punctual payment of the principal, premium, if any, and interest, on the Securities and all other amounts payable by the Issuer under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, on the Completion Date, the Guarantors will, jointly and severally, irrevocably and unconditionally guarantee the Guaranteed Obligations on a senior (and, upon the grant of security interests on or after the Completion Date, secured) basis pursuant to the terms of the Indenture by executing a supplemental indenture in the form of Exhibit C to the Indenture, and to the extent required by the Indenture.

5.            Optional Redemption

Except as set forth in the following two paragraphs, the Securities shall not be redeemable at the option of the Issuer prior to June 30, 2024. Thereafter, the Securities shall be redeemable at the option of the Issuer, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address or provided otherwise in accordance with the procedures of DTC, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 30 of the years set forth below:

Period	Redemption Price
2024	101.938%
2025	100.969%
2026 and thereafter	100.000%

In addition, at any time prior to June 30, 2024, the Issuer may redeem the Securities at its option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address or provided otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Securities redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time prior to June 30, 2024, the Issuer may redeem in the aggregate up to 40% of the aggregate principal amount of the Securities issued (calculated after giving effect to any issuance of any Additional Securities) with funds in an aggregate amount not exceeding the net cash proceeds of one or more Equity Offerings by UK Holdco or any direct or indirect parent of UK Holdco, in each case, to the extent the net cash proceeds thereof are contributed to the common or preferred equity capital (other than Disqualified Stock) of the Issuer or UK Holdco or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer or UK Holdco from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 103.875% plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Securities issued on the Issue Date remain outstanding after each such redemption, unless all such Securities are redeemed substantially concurrently; and provided, further, that such redemption shall occur within 120 days after the date on which any such Equity Offering is consummated upon not less than 10 nor more than 60 days’ notice provided to each Holder being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

In connection with any tender offer for the Securities, including a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Securities validly tender and do not withdraw such Securities in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer as described in the Indenture, purchases all of the Securities validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to such tender offer described in the Indenture), to redeem all Securities that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each other Holder in such tender offer plus, to the extent not included in such tender offer payment, accrued and unpaid interest, if any, to, but excluding, the redemption date.

In connection with any redemption of Securities (including with funds in an aggregate amount not exceeding the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

6.            Mandatory Redemption; Special Mandatory Redemption

Except in the case of a Special Mandatory Redemption (as further described in Section 3.12(c) of the Indenture), the Issuer shall not be required to redeem or make any sinking fund payment with respect to the Securities. In the event that (i) the Escrow Release Date does not take place on or prior to November 8, 2021, (ii) the Issuer shall have notified the Escrow Agent in writing that in its reasonable judgment, the ProQuest Acquisition will not be consummated on or prior to such date or (iii) the ProQuest Agreement has been terminated, then the Issuer will redeem the Securities on the terms set forth in Section 3.12(c) of the Indenture.

7.            Notice of Redemption

Other than in the case of a Special Mandatory Redemption, which shall be subject to the terms of Section 3.12(c) of the Indenture, notice of redemption will be sent electronically or mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his, her or its registered address or provided otherwise in accordance with the procedures of the Depository. Securities in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 to the extent practicable. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such redemption date, interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

8.            Repurchase of Securities at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of such Holder’s Securities at a purchase price in cash equal to the Change of Control Payment, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuer may be required to use Excess Proceeds or Collateral Excess Proceeds to offer to purchase Securities upon the occurrence of certain Asset Sales.

9.            Denominations; Transfer; Exchange

The Securities are in registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder shall register the transfer of or exchange of Securities in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or to transfer or exchange any Securities for a period of 15 days prior to the sending of a notice of redemption or transfer or exchange any Securities to be redeemed or tendered and not withdrawn in connection with a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer.

10.            Persons Deemed Owners

The registered Holder of this Security shall be treated as the owner of it for all purposes.

11.            Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, the Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

12.            Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Securities, the Indenture and the applicable Security Documents if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, and interest on the Securities to redemption, or maturity, as the case may be.

13.            Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, including the circumstances set forth in Section 9.02 of the Indenture, (i) the Indenture, the Securities, the Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Securities) and (ii) any existing or past default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Securities then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Securities). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend the Indenture, the Securities, the Guarantees or the Security Documents in the circumstances set forth in Section 9.01 of the Indenture.

In addition, without the consent of the Holders of at least 66⅔% in principal amount of the Securities then outstanding, no amendment, supplement or waiver may modify any Security Document or the provisions in this Indenture dealing with the Collateral of the Security Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture and the Security Documents) or change or alter the priority of the security interests in the Collateral.

14.            Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% of the aggregate principal amount of outstanding Securities by written notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest, on all the Securities to be due and payable. Upon such a declaration, such principal and interest, will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Securities by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security (which may include pre-funding) satisfactory to it against all losses, liabilities and expenses which might be Incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Securities unless (i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing, (ii) the Holders of at least 30% of the aggregate principal amount of the Securities then outstanding make a written request to the Trustee to pursue the remedy, (iii) such Holder or Holders offer to the Trustee security or indemnity (which may include pre-funding) satisfactory to it against any loss, liability or expense, (iv) the Trustee does not comply with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of outstanding Securities do not give the Trustee a direction inconsistent with the request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the Securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or, subject to Section 7.01 of the Indenture, that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any action or forbearance is unduly prejudicial to such Holders) or that would involve the Trustee in personal liability, provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification and/or security (which may include pre-funding) satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

15.            Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

16.            No Recourse Against Others

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or of any Guarantor or any other direct or indirect parent, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Securities, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

17.            Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

18.            Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.            Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

20 .            CUSIP Numbers and ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Securities and has directed the Trustee to use CUSIP numbers and ISINs. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21 .            Security

Prior to the Escrow Release Date, the Securities will be secured by a security interest in the Escrow Account and all amounts on deposit therein on the terms and subject to the conditions set forth in the Indenture and the Escrow Agreement. On and after the Completion Date, and upon the grant of security interests to secure the Securities, the Securities will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the First Lien Intercreditor Agreement and the Security Documents. The Collateral Agent will hold the security interest in the Collateral for the benefit of the Holders of the Securities, in each case pursuant to the Security Documents, and, if applicable, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement. Each Holder, by accepting this Security, consents and agrees to the terms of the Escrow Agreement and, as and when entered into, the Security Documents (including the provisions providing for the foreclosure and release of Collateral), the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and the Collateral Agent to enter into the Escrow Agreement, Security Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, and to perform their obligations and exercise their rights thereunder in accordance therewith.

The Issuer will furnish to any Holder of Securities upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                           agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

Signature Guarantee:

Date:
	Signature must be guaranteed by a	Signature of Signature Guarantee
participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER RESTRICTED SECURITIES

This certificate relates to $_________ principal amount of Securities held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned:

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Security held by the Depository a Security or Securities in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Security (or the portion thereof indicated above); and

check the following, if applicable:

☐	is an affiliate of the Issuer as contemplated in Section 2.2(k) of Appendix A to the Indenture; or

☐	is exchanging this Security in connection with an expected transfer to an affiliate of the Issuer as contemplated in Section 2.2(k) of Appendix A to the Indenture.

☐	has requested the Trustee by written order to exchange or register the transfer of a Security or Securities; and

check the following, if applicable:

☐	is an affiliate of the Issuer as contemplated in Section 2.2(k) of Appendix A to the Indenture; or

☐	the transferee is an affiliate of the Issuer as contemplated in Section 2.2(k) of Appendix A to the Indenture.

In connection with any transfer of any of the Securities evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act, the undersigned confirms that such Securities are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Security shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Signature Guarantee:

Date:
	Signature must be guaranteed by a	Signature of Signature Guarantee
participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is set forth on the face hereof. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Issuer pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sales ☐                    Change of Control ☐

If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 and any integral multiples of $1,000 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

EXHIBIT B

Form of
Transferee Letter of Representation

Clarivate Science Holdings Corporation.
c/o Clarivate Plc

Friar’s House

160 Blackfriars Road

London SEI 8EZ, UK

Attention: Chief Financial Officer

Wilmington Trust, National Association,
as Trustee and Registrar

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

United States

Attention: Clarivate Science Notes Administrator

Facsimile: 612-217-5651

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[       ] principal amount of the 3.875% Senior Secured Notes due 2028 (the “Securities”) of CLARIVATE SCIENCE HOLDINGS CORPORATION (the “Issuer”).

Upon transfer, the Securities would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.            We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Securities, and we are acquiring the Securities not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we invest in or purchase securities similar to the Securities in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

B-1

2.            We understand that the Securities have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Securities to offer, sell or otherwise transfer such Securities prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Securities (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Securities of $250,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Securities is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Securities pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

Dated:	TRANSFEREE:

by

B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

[                  ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [            ], among [GUARANTOR] (the “New Guarantor”), a subsidiary of Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales (“UK Holdco”), Clarivate Science Holdings Corporation, a Delaware corporation (the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

W I T N E S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of June 24, 2021, providing for the issuance of the Issuer’s 3.875% Senior Secured Notes due 2028 initially in the aggregate principal amount of $1,000,000,000 (the “Securities”);

WHEREAS Section 4.10 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Securities pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Collateral Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture without consent of the Holders;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.            Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Securities on the terms and subject to the conditions and limitations set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4.            Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 12.02 of the Indenture.

5.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

(a)            Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon the Indenture, this Supplemental Indenture, the Securities, the Guarantees or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and, subject to the final sentence of this Section 5(a), each party irrevocably submits to the non-exclusive jurisdiction of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. The Trustee and Collateral Agent reserve the right to bring an action in any court that has jurisdiction over the trust estate, which may be a court other than the Specified Courts, when seeking a direction from a court in the administration of the trust estate. On the Completion Date, each New Guarantor not located in the United States will appoint the Issuer as its agent for service of process or other legal summons for purposes of any Related Proceedings that may be instituted in any Specified Courts. The address for Clarivate Science Holdings Corporation, the initial agent for service of process, is Clarivate Science Holdings Corporation, c/o Clarivate Plc, Friar’s House, 160 Blackfriars Road, London SEI 8EZ, UK, Attention: General Counsel.

(b)            Waiver of Immunity. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

6.            Trustee and Collateral Agent Make No Representation. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.

7.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic methods shall be deemed to be their original signatures for all purposes.

8.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

CLARIVATE SCIENCE HOLDINGS CORPORATION

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

C-4